EXHIBIT10.1

SHARE PURCHASE AGREEMENT

by and among

REKOR SYSTEMS, INC.

WAYCARE TECHNOLOGIES LTD.

ALL OF THE SHAREHOLDERS OF WAYCARE TECHNOLOGIES LTD.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC, as Seller Representative

dated as of August 6, 2021

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TABLE OF CONTENTS (CONT’D)

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TABLE OF CONTENTS (CONT’D)

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EXHIBITS AND ANNEXES

Exhibit A	–	List of Sellers
Exhibit B	–	Form of Warrant Termination Agreement
Exhibit C	–	Example Net Working Capital Calculation
Exhibit D	–	Form of Payment Agent Agreement
Exhibit E	–	Form of Lock-Up Agreement
Exhibit F	–	Form of Declaration of Non-Israeli Tax Residency Status
Exhibit G	–	Form of Escrow Agreement

Annex I	–	Proceeds Allocation Schedule

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of August 6, 2021 (the “Effective Date”), is entered into by and among REKOR SYSTEMS, INC., a Delaware corporation (“Buyer”); WAYCARE TECHNOLOGIES LTD., a company organized under the laws of the State of Israel (the “Company”); the individuals and entities listed on Exhibit A (collectively, “Sellers” and each individually, a “Seller”); and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of Sellers (the “Seller Representative”). Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in Article X.

RECITALS

WHEREAS, Sellers own all of the issued and outstanding Company Ordinary Shares and Company Preferred Shares (collectively, the “Company Shares”);

WHEREAS, subject to the terms and conditions set forth herein, at the Closing, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the Company Shares, in consideration for payment of the Purchase Price;

WHEREAS, pursuant to Section 11.3 of the Amended and Restated Articles of Association of the Company, each Company Preferred Share will be deemed to have been converted into Company Ordinary Shares as of immediately prior to the Closing; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and each of the Key Employees have entered into an Employment Agreement, each dated as of the Effective Date (collectively, the “Key Employee Agreements”), which will become operative as of the Closing.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
Purchase of Company Shares; Closing

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, and in consideration of the payments set forth herein, Sellers shall sell, assign, transfer and convey to Buyer, free and clear of all Liens, and Buyer shall purchase and acquire from Sellers, all of the Company Shares and, in exchange, Buyer shall pay the Purchase Price (in accordance with, and as adjusted pursuant to, Section 1.4).

1.2 The Closing. Unless this Agreement is earlier terminated pursuant to Article VII, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents (collectively, the “Transaction”) will take place at 10:00 a.m. New York time on the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Laws) of all conditions to the obligations of the parties hereto to consummate the Transaction (the “Closing”) (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or such other date, place or time as Buyer and the Company may agree. The date of the closing is referred to as the “Closing Date.” The Closing shall take place remotely by conference call and electronic exchange (i.e., email/PDF) of Closing deliverables.

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1.3 Deliveries at the Closing.

(a) Deliveries by Sellers and the Company. Upon the terms and subject to the conditions contained herein, at the Closing, Sellers and the Company shall deliver to Buyer the following:

(i) Governing Documents. Governing Documents, minute books, corporate seals, and the share register of the Company and its Subsidiaries;

(ii) Share Transfer Deeds. Deeds of transfer of the Company Shares, duly executed by each Seller with respect to its Company Shares, accompanied by a share certificate evidencing such Company Shares delivered to the Company for cancellation (or, if such certificate was never issued or has been lost or defaced, an affidavit certifying such fact, in form reasonably satisfactory to Buyer);

(iii) Certificates. Certificates representing all of the Company Shares, duly endorsed by the Company;

(iv) Warrant Termination Agreements. Warrant Termination Agreements duly executed by each of the Warrantholders;

(v) Resignations. To the extent requested by Buyer, resignations (effective as of the Closing Date) of all of those directors of the Company and its Subsidiaries specified by Buyer in their capacity as such (in each case, in a form reasonably satisfactory to Buyer, stating the Closing of the Transaction and ensuing change of control of the Company as the reason therefor);

(vi) Good Standing Certificates. Good standing certificates with respect to the Company and each of its Subsidiaries, from the jurisdiction of its incorporation (if obtainable from such jurisdiction) and each jurisdiction where it is qualified to conduct business, in each case, dated within ten (10) days prior to the Closing Date;

(vii) UCC-3’s; Payoff Letters. Duly executed payoff letters and UCC-3 termination statements and other terminations, pay-offs and/or releases (in each case, in a form reasonably satisfactory to Buyer) evidencing the complete satisfaction in full of all outstanding Indebtedness of the Company and its Subsidiaries;

(viii) Termination of Affiliate Transactions. Evidence of the termination of all Affiliate Transactions with no Liability to the Company or its Subsidiaries (in each case, in a form reasonably satisfactory to Buyer);

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(ix) Tax Withholding Forms. A properly completed and duly executed IRS Form W-9 or W-8 of each Seller;

(x) CEO’s Certificate. A certificate duly executed by the chief executive officer of the Company (“CEO”) certifying that attached thereto are true, complete and correct copies of the certificate of incorporation and articles of association of the Company, and unanimous written resolutions of the Company’s board of directors and unanimous written resolutions of the shareholders (including class meetings) authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents and the Transaction, which resolutions have not been modified, rescinded or revoked;

(xi) Closing Certificate. The certificate contemplated by Section 6.2(d);

(xii) Share Register. A copy of the Company’s share register, showing Buyer as the sole owner of all issued and outstanding Company Shares, duly executed by the CEO;

(xiii) Payment Agent Agreement. The Payment Agent Agreement duly executed by the Seller Representative and the Payment Agent;

(xiv) Escrow Agreement. The Escrow Agreement duly executed by the Seller Representative and the Escrow Agent; and

(xv) Other Documents. Such other documents, certificates or instruments as Buyer may reasonably request in order to effect the Transaction or to vest in Buyer good and valid title to the Company Shares.

(b) Deliveries by Buyer. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall deliver to the Company the following:

(i) Estimated Closing Purchase Price. Payment of the Estimated Closing Purchase Price and the other amounts specified in Section 1.4(c) in accordance with the provisions of Section 1.4(c);

(ii) Closing Certificate. The certificate contemplated by Section 6.3(c) herein;

(iii) Payment Agent Agreement. The Payment Agent Agreement duly executed by Buyer;

(iv) Escrow Agreement. The Escrow Agreement duly executed by Buyer; and

(v) IIA Undertaking. An Undertaking by Foreign Investor, for adherence with the Israeli Law for the Encouragement of Industrial Research and Development – 1984, as published by the IIA as of the Closing Date, duly executed by the Buyer.

(c) Other Deliveries. The other documents and agreements required to be delivered pursuant to Article VI shall be delivered at or prior to the Closing.

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1.4 Purchase Price.

(a) Purchase Price. The purchase price (the “Purchase Price”) to be paid by Buyer for all of the Company Shares and for the cancellation of all Company Options and Warrants shall be the Estimated Closing Purchase Price, subject to adjustment after the Closing pursuant to Section 1.4(h).

(b) Payment. The Estimated Closing Purchase Price payable to each Seller shall be paid as follows: (i) with respect to External Sellers, (A) seventy-five percent (75%) in cash and (B) twenty-five percent (25%) in the form of duly authorized and validly issued shares of Buyer Common Stock calculated on the basis of the Average Trading Price; and (ii) with respect to Internal Sellers, (A) twenty-five percent (25%) in cash and (B) seventy-five percent (75%) in the form of duly authorized and validly issued shares of Buyer Common Stock calculated on the basis of the Average Trading Price.

(c) Calculation. For purposes of calculating the amount of the Estimated Closing Purchase Price due to each Seller in respect of such Seller’s Company Shares pursuant to this Section 1.4, (i) all of the Company Shares held by each Seller shall be aggregated, (ii) the amount of cash consideration due in respect of the Company Shares held by such Seller shall be rounded to the nearest cent, and (iii) the total number of shares of Buyer Common Stock to be issued to a Seller in exchange for all Company Shares held by such Seller shall be rounded down to the nearest whole number. No fraction of a share of Buyer Common Stock will be issued by virtue of the Transaction. Any Seller who would otherwise be entitled to receive a fraction of a share of Buyer Common Stock shall receive an amount of cash equal to the product obtained by multiplying (A) such fraction by (B) the Average Trading Price, rounded to the nearest whole cent.

(d) Preliminary Closing Statement. At least four (4) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer an unaudited balance sheet of the Company prepared in good faith by the Company on an estimated basis as of the Adjustment Time, without giving effect to the Closing or the Transaction (the “Estimated Closing Balance Sheet”). Together with the Estimated Closing Balance Sheet (and based thereon to the extent applicable), the Company shall deliver to Buyer a statement (the “Preliminary Closing Statement”), signed and attested to by the chief financial officer of the Company, certifying the Company’s good faith calculation and estimate or computation (including all calculations in reasonable detail) of:

(i) the amount of Closing Cash and Cash Equivalents (the “Estimated Cash and Cash Equivalents”);

(ii) the Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”);

(iii) the amount of Unpaid Seller Expenses (the “Estimated Unpaid Seller Expenses”), together with a final invoice or pay-off letter from each applicable third party payee to whom Unpaid Seller Expenses will be owing as of the Closing;

(iv) the aggregate amount of Closing Indebtedness (the “Estimated Closing Indebtedness”), together with a spreadsheet showing the amount of such Closing Indebtedness owing to each creditor thereof;

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(v) the aggregate amount of Unpaid Taxes (the “Estimated Unpaid Taxes”);

(vi) the aggregate amount of all Closing Payroll Taxes, together with a spreadsheet showing the amount thereof to be paid to the applicable Tax Authorities with respect to each Optionholder, including information about which payments to Optionholders are subject to withholding and payroll Taxes; and

(vii) using the amounts referred to in clauses (i) through (vi), the Estimated Closing Purchase Price and the Per Share Closing Purchase Price.

The Estimated Closing Balance Sheet and the Preliminary Closing Statement, and each element of the Preliminary Closing Statement, shall be prepared in accordance with the Accounting Principles and shall be accompanied by reasonable supporting detail. Buyer shall be entitled to comment on and request reasonable changes to the Estimated Closing Balance Sheet or Preliminary Closing Statement, and the Company shall provide Buyer and its representatives access to information that Buyer reasonably requests relating to the Estimated Closing Balance Sheet, Preliminary Closing Statement or the preparation thereof. The Company shall consider in good faith any changes Buyer proposes to the Preliminary Closing Statement and shall revise such statement if, based on their good faith assessment, such changes are warranted. Buyer may accept the Preliminary Closing Statement without waiving its rights to challenge such position pursuant to Section 1.4(i).

(e) Proceeds Allocation Schedule.

(i) Sellers and the Company hereby acknowledge and agree that the Purchase Price, the Total Optionholder Closing Amount, the Total Warrantholder Closing Amount, the IIA Holdback Amount, the WSP Holdback Amount and the Seller Representative Amount will be allocated among the Equityholders in accordance with the schedule attached hereto as Annex I (the “Proceeds Allocation Schedule”).

(ii) The Proceeds Allocation Schedule sets forth, as of the Closing Date (A) the mailing addresses, telephone numbers and email addresses for each Seller, Optionholder, Warrantholder and for the Seller Representative, (B) the bank account and wire transfer instructions for the Company, each Seller, Warrantholder and for the Seller Representative Fund, (C) the Equity Percentage of each Seller, Optionholder and Warrantholder, (D) the number of Company Shares owned by each Seller, (E) each outstanding Company Option, including the Optionholder thereof, the number of Company Ordinary Shares or Company Preferred Shares exercisable thereunder, the exercise price thereof, the grant date of each Company Option held by such Optionholder, whether each Company Option held by such Optionholder is an incentive stock option or a non-qualified stock option, with respect to any Company Option held by an Israeli employee, officer, director or consultant of the Company, whether such Company Option was granted under Section 102 or Section 3(i) of the Israeli Tax Ordinance and whether an election was made to treat such Company Option under the capital gain route or ordinary income route; (F) each outstanding Warrant, including the Warrantholder thereof, the number of Company Ordinary Shares or Company Preferred Shares exercisable thereunder and the exercise price thereof, (G) the Company’s calculations of the amounts payable to each Seller, Optionholder and Warrantholder at the Closing under this Agreement, taking into account the Per Share Closing Purchase Price, (H) the amount deemed contributed by each Seller, Optionholder and Warrantholder to the Seller Representative Amount, (I) the amount deemed contributed by each Seller, Optionholder and Warrantholder to the IIA Holdback Amount, (J) the amount deemed contributed by each Seller, Optionholder and Warrantholder to the WSP Holdback Amount and (K) such other relevant information that the Payment Agent, the Seller Representative or Buyer, as applicable, may reasonably require in connection with the performance of its duties.

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(f) Closing Payments. Buyer shall make the following payments by wire transfer of immediately available funds at the following times:

(i) at the Closing, pay the Estimated Unpaid Seller Expenses (if any) to each applicable third party payee to whom Estimated Unpaid Seller Expenses will be owing as of the Closing, in accordance with the terms of a payoff letter from each such third party payee;

(ii) at the Closing, pay the Estimated Closing Indebtedness (if any) to each applicable creditor to whom Estimated Closing Indebtedness will be owing as of the Closing, in accordance with the terms of a payoff letter from each such creditor (provided that Estimated Closing Indebtedness that is in the form of accounts payable, trade payables or customer deposit balances shall not be paid at the Closing);

(iii) at the Closing, transfer the Seller Representative Amount to the Payment Agent, pursuant to the terms of the Payment Agent Agreement, for further distribution to the Seller Representative;

(iv) at the Closing, transfer to the Payment Agent an amount (in cash) equal to the cash portion of the Total Optionholder Closing Amount, less (A) any cash amounts owed to any Non-Israeli Optionholders who are not employees of the Company or any of its Subsidiaries as of the date hereof (as set forth in Section 1.4(f)(v)) and (B) any amounts described in Section 1.4(f)(vi), which amount shall be transferred by the Payment Agent to the Company, pursuant to the terms of the Payment Agent Agreement, for payment to all Non-Israeli Optionholders who are employees of the Company or any of its Subsidiaries as of the date hereof on the first practicable date it can be processed through payroll following the Closing, in accordance with Section 1.5(b) and the Proceeds Allocation Schedule;

(v) at the Closing, transfer to the Payment Agent, pursuant to the Payment Agent Agreement, an amount (in cash) equal to the cash portion of the Total Optionholder Closing Amount owing to each Non-Israeli Optionholder that is not an employee of the Company or any of its Subsidiaries, in accordance with Section 1.5(b) and the Proceeds Allocation Schedule;

(vi) at the Closing, transfer to the Payment Agent, in accordance with the Payment Agent Agreement, any consideration described in Section 1.5(b) with respect to Company 102 Shares and Company 102 Options held by the 102 Trustee, and with respect to payment to Israeli Optionholders that do not hold Company 102 Securities, to be paid to the 102 Trustee and held and released by the 102 Trustee in accordance with the Company’s agreement with the 102 Trustee, applicable Law (including the provisions of Section 102 of the Israeli Tax Ordinance and the regulations and rules promulgated thereunder, including, where applicable, the completion of any required 102 Trust Period) and the Israeli 102 Tax Ruling (or any other approval from the ITA received either by the Company, prior to Closing, or by Buyer or the Company after Closing with the consent of the Seller Representative);

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(vii) at the Closing, transfer the IIA Holdback Amount and the WSP Holdback Amount to the Escrow Agent, in accordance with the Escrow Agreement;

(viii) at the Closing, transfer to the Payment Agent, pursuant to the terms of the Payment Agent Agreement, an amount (in cash) equal to the cash portion of the Total Warrantholder Closing Amount, in accordance with Section 1.6(b) and the Proceeds Allocation Schedule; and

(ix) at the Closing, pay (A) the Estimated Closing Purchase Price (less the amounts set forth in clauses (i) – (viii) above) and (B) the non-cash portion of each of the Total Optionholder Closing Amount and the Total Warrantholder Closing Amount, in each case, by transfer of such amounts to the Payment Agent, pursuant to the provisions of the Payment Agent Agreement.

Buyer shall cause the Payment Agent to deliver to each: (x) Seller for each Company Share sold by such Seller consideration equal to the amount in cash and Buyer Common Stock as set forth opposite such Seller’s name in the Proceeds Allocation Schedule, in each case, less (A) applicable Tax withholding with respect to such Seller (to the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the such Seller) and (B) such Seller’s respective portion, in cash, of the Seller Representative Amount (such amount transferred to the Payment Agent, the “Closing Payment Fund”); provided, however, that any such amounts payable in consideration for Company 102 Securities shall be paid as set forth in Section 1.4(f)(vi); and (y) Optionholder and Warrantholder the amount of Buyer Common Stock as set forth opposite such Optionholder’s or Warrantholder’s name in the Proceeds Allocation Schedule.

For purposes of this Agreement and for the avoidance of doubt, the parties hereto acknowledge and agree that the Seller Representative Amount shall be treated as having been paid to the Equityholders at the Closing for all applicable Tax purposes.

(g) Closing Payment Fund. All funds held from time to time in the Closing Payment Fund shall be invested by the Payment Agent in the manner set forth in the Payment Agent Agreement pending payment thereof by the Payment Agent to Sellers in accordance with the terms hereof. As of and after the Closing, each Seller shall be entitled to receive from the Payment Agent, (A) by delivery of a wire transfer, the consideration constituting the cash portion of the Closing Payment Fund to which such Seller is entitled as set forth in the Proceeds Allocation Schedule, and (B) subject to the fulfillment of the condition set forth in Section 1.8, the number of shares of Buyer Common Stock to which such Seller is entitled as set forth in the Proceeds Allocation Schedule, in each case, less any applicable Tax withholding, in a manner consistent with Section 1.10 hereof. Eligibility of each Seller to receive shares of Buyer Common Stock, as set forth in the Proceeds Allocation Schedule, shall be conditioned upon such Seller executing the written confirmation that it is a Qualified Shareholder as set forth on the signature page to this Agreement or in other form satisfactory to Buyer (the “Shareholder Confirmation”). If such Seller does not execute a Shareholder Confirmation, then such Seller shall be eligible to receive only its respective cash portion of the Closing Payment Fund while its respective allocation of shares of Buyer Common Stock shall not be paid to it until the delivery of a duly completed and executed Shareholder Confirmation; provided, however, notwithstanding the foregoing, Equityholders who are not Qualified Shareholders, will receive, in lieu of their respective shares of Buyer Common Stock due hereunder, an amount in cash equal to the product of (A) such amount of shares of Buyer Common Stock due hereunder multiplied by (B) the Average Trading Price.

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(h) Determination of Final Closing Purchase Price.

(i) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller Representative an unaudited consolidated balance sheet of the Company and its Subsidiaries prepared in good faith by Buyer as of the Adjustment Time, without giving effect to the Closing or the Transaction (the “Closing Balance Sheet”). Together with the Closing Balance Sheet (and based thereon to the extent applicable), Buyer shall deliver to Seller Representative a proposed good faith calculation (the “Closing Statement”) of: (A) the amount of Closing Cash and Cash Equivalents, (B) the Net Working Capital Adjustment, (C) the amount of Unpaid Seller Expenses, (D) the amount of Closing Indebtedness, (E) the amount of Unpaid Taxes, (F) the Closing Payroll Taxes, and (G) using the amounts referred to in clauses (A) through (F), the Final Closing Purchase Price. The Closing Balance Sheet and Closing Statement, and each element thereof, shall be prepared in accordance with the Accounting Principles and be accompanied by reasonable supporting detail.

(ii) During the forty-five (45) days immediately following Seller Representative’s receipt of the Closing Statement (the “Closing Statement Review Period”), Buyer shall provide Seller Representative and its representatives access to information (including electronic access, to the extent available) and personnel or representatives of the Buyer, including but not limited to the individuals responsible for preparing the Closing Statement, that Seller Representative reasonably requests that Buyer used to prepare the Closing Balance Sheet and Closing Statement, provided that Buyer shall not be required to provide access to information that would violate (A) any obligation of confidentiality to which Buyer or any of its Affiliates (which, for purposes of this Section 1.4(h)(ii), shall not include the Company and its Subsidiaries) may be subject, (B) any attorney-client privilege, attorney work product protection or other privilege associated with such information, or (C) any applicable Laws (the matters referred to in clauses (A), (B) and (C), the “Access Limitations”).

(iii) If Seller Representative disagrees with any of the items included in the Closing Statement, then Seller Representative may, on or prior to the last day of the Closing Statement Review Period, deliver a written notice of such disagreement to Buyer (a “Notice of Disagreement”). To be in proper form, each disagreement contained in a Notice of Disagreement must specify in reasonable detail the nature and amount of such disagreement, as well as a reasonable basis therefor and relevant supporting documentation and calculations (each disagreement meeting the requirements of this Section 1.4(h)(iii) and included in a timely Notice of Disagreement, a “Disputed Item”). If Seller Representative does not deliver a timely Notice of Disagreement meeting the requirements of this Section 1.4(h)(iii), then the Closing Statement delivered by Buyer pursuant to Section 1.4(h)(i) shall be binding on the parties and deemed to set forth the Final Closing Purchase Price. If Seller Representative delivers a timely Notice of Disagreement meeting the requirements of this Section 1.4(h)(iii), then, during the thirty (30) day period following delivery of such Notice of Disagreement (the “Resolution Period”), Buyer and Seller Representative shall seek in good faith to resolve the Disputed Item(s). During the Resolution Period, Seller Representative shall provide Buyer and its representatives with access to information that Buyer reasonably requests relating to the Notice of Disagreement and Seller Representative’s preparation thereof, provided that Seller Representative shall not be required to provide access to information which would violate the Access Limitations. If Seller Representative delivers a timely Notice of Disagreement meeting the requirements of this Section 1.4(h)(iii), then the Closing Statement (as revised as contemplated in clause (x) or (y) of this sentence) shall become final and binding upon the parties on the earlier of (x) the date Buyer and Seller Representative resolve in writing all Disputed Items or (y) the date any Disputed Items not resolved by Buyer and Seller Representative are finally resolved in writing by the Independent Auditor; provided, that, for purposes of clarity, any items that are not disputed in the Notice of Disagreement shall become final and binding upon the parties on the last day of the Closing Statement Review Period.

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(iv) If, at the end of the Resolution Period, Buyer and Seller Representative have not resolved each Disputed Item, then Buyer and Seller Representative shall each have the right to submit the unresolved Disputed Items to the Independent Auditor for review and resolution. The Independent Auditor shall, and Buyer and Seller Representative shall cause the Independent Auditor to, (A) act as an expert and not an arbitrator, (B) make a final determination based solely on the applicable provisions of this Agreement (and not by independent review), (C) base its decision on a single presentation submitted in writing by each of Buyer and Seller Representative and on one written response to each such presentation (unless the Independent Auditor requests an additional response from either Buyer or Seller Representative), and not on independent investigation, (D) with respect to each unresolved Disputed Item, render a determination that must be within the ranges of values claimed by each of Buyer and Seller Representative, and (E) render a final determination in writing as to each Disputed Item within forty-five (45) days following the end of the Resolution Period (the “Auditor Review Period”). During the Auditor Review Period, each of Buyer and Seller Representative shall provide the Independent Auditor with reasonable access to information relating to any Disputed Item, provided that neither Buyer nor Seller Representative will be required to provide access to information which would violate the Access Limitations. The fees and expenses of the Independent Auditor shall be borne by the Equityholders, on the one hand, and Buyer, on the other hand, in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by the Independent Auditor) bears to the aggregate amount of the Disputed Items submitted to the Independent Auditor for review and resolution.

(v) The final determination as to each Disputed Item as determined by the Independent Auditor shall be final and binding on the parties hereto, and shall be enforceable by any court of competent jurisdiction, absent a showing of fraud or willful misconduct, and shall be utilized in the computation of the Final Closing Purchase Price.

(i) Adjustment to Estimated Closing Purchase Price.

(i) If the Final Closing Purchase Price is greater than the Estimated Closing Purchase Price, then Buyer shall pay to the Equityholders (pro rata in accordance with their respective Equity Percentages) an amount (in cash) equal to such excess within five (5) Business Days of the final determination of such amount; provided, however, that (A) all portions of such amount that are payable to Optionholders who are employees of the Company or any of its Subsidiaries as of the date hereof in respect of Company Options shall be paid to the Company, and the Company shall pay to each such Optionholder his or her share of such amount, net of withholding Taxes, in and as part of the first or second normal employee payroll run effected by the Company after the delivery of such funds to the Company; and (B) all portions of such amount that are payable to holders of Company 102 Shares and Company 102 Options held by the 102 Trustee, will be paid to the 102 Trustee to be held and released in accordance with the agreement with the 102 Trustee, applicable Law (including the provisions of Section 102 of the Israeli Tax Ordinance and the regulations and rules promulgated thereunder, including, where applicable, the completion of any required 102 Trust Period) and the Israeli 102 Tax Ruling (or any other approval from the ITA received either by the Company, prior to Closing, or by Buyer or the Company after Closing with the consent of the Seller Representative). Except for amounts owing to Optionholders who are employees of the Company or any of its Subsidiaries as of the date hereof, any payment pursuant to this Section 1.4(i)(i) to an Equityholder shall be payable to such Equityholder in cash according to the method used to pay such Equityholder at Closing (as set forth in Section 1.4(f)).

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(ii) If the Final Closing Purchase Price is less than the Estimated Closing Purchase Price, then Seller Representative shall pay the amount of such shortfall to Buyer solely from amounts (in cash) on deposit in the Seller Representative Fund (solely to the extent available) within three (3) Business Days of the determination of the Final Closing Purchase Price. In the event that the funds in the Seller Representative Fund are insufficient to pay the full amount required under the preceding sentence to Buyer (such amount, the “Adjustment Shortfall”), Sellers, jointly and severally, shall pay the amount (in cash) of the Adjustment Shortfall to Buyer; provided, that (A) Buyer shall not enforce joint and several liability with respect to one or more Sellers for a period of thirty (30) days following the final determination in accordance herewith that Sellers are responsible for the Adjustment Shortfall (the “Shortfall Contribution Period”); (B) during the Shortfall Contribution Period, the Seller Representative shall use commercially reasonable efforts to cooperate with Buyer’s efforts to collect from each Seller such Seller’s pro rata share of the Adjustment Shortfall (in accordance with their respective Indemnification Percentages) (any Seller which pays its pro rata share of the Adjustment Shortfall (in accordance with such Seller’s Indemnification Percentage) to Buyer during the Shortfall Contribution Period, a “Shortfall Complying Seller”; and any Seller which pays less than its pro rata share of the Adjustment Shortfall (in accordance with such Seller’s Indemnification Percentage) to Buyer during the Shortfall Contribution Period, a “Shortfall Non-Complying Seller”); (C) Buyer may not enforce joint and several liability for the Adjustment Shortfall against any Shortfall Complying Seller; and (D) Buyer may enforce joint and several liability for the Adjustment Shortfall against any Shortfall Non-Complying Seller(s) (to the extent payment in respect of the Adjustment Shortfall was not satisfied in full by Shortfall Complying Sellers); provided, that in no event shall the amount owing by any Seller pursuant to this Section 1.4(i)(ii) exceed the amount of the Final Closing Purchase Price actually received by such Seller.

(iii) Interest on any payment required to be made pursuant to Section 1.4(i)(i) or Section 1.4(i)(ii) shall accrue on such amount at the Prime Rate plus two (2%) for the period of time from the Closing until the date of such payment.

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(j) Escrow Matters.

(i) IIA Holdback. Pursuant to the terms of the Escrow Agreement, promptly following the Company’s receipt of the IIA Approval, the Seller Representative and Buyer shall cause the Escrow Agent to (i) pay to Buyer the sum of (A) the IIA Transfer Amount multiplied by three (3) plus (B) the excess of $226,000 over the IIA Transfer Amount, if any (such sum, the “Total IIA Release Amount”) and (ii) transfer to the Seller Representative (by depositing such funds directly to the Seller Representative Fund, on behalf of the Equityholders) the difference (if any) between the IIA Holdback Amount and the Total IIA Release Amount, which amount shall be deemed upon such transfer to be included in the Seller Representative Amount for all purposes under this Agreement, governed by Section 11.18 hereof and held by Seller Representative in accordance therewith; provided, however, that notwithstanding the foregoing, if the Company has not received the IIA Approval by the one hundred eightieth (180th) day following the Closing Date, promptly following such date the Seller Representative and Buyer shall cause the Escrow Agent to pay to Buyer the IIA Holdback Amount and thereafter Buyer shall have no obligation to pay to or reimburse the Seller Representative or any Equityholder for the difference (if any) between the Total IIA Release Amount (if determined) and the IIA Holdback Amount. For the avoidance of doubt, the parties hereto agree that payment of amounts from the IIA Holdback Amount shall be Buyer’s sole remedy with respect to matters related to the IIA Approval and the IIA IP Transfer, absent fraud or willful misconduct by the Company or any Seller.

(ii) WSP Holdback. Pursuant to the terms of the Escrow Agreement, promptly following the Company’s receipt of the WSP Amendment duly executed by WSP, the Seller Representative and Buyer shall cause the Escrow Agent to pay to the Payment Agent the WSP Holdback Amount, for disbursement to the Equityholders in accordance with the Proceeds Allocation Schedule; provided, however, that notwithstanding the foregoing, if the Company has not received the WSP Amendment duly executed by WSP by the date that is twenty four (24) months following the Closing Date (the “WSP Release Date”), promptly following such date the Seller Representative and Buyer shall cause the Escrow Agent to pay to Buyer the WSP Holdback Amount and thereafter Buyer shall have no obligation to pay to or reimburse the Seller Representative or any Equityholder for the WSP Holdback Amount (or any portion thereof) if the Company receives the WSP Amendment duly executed by WSP following the WSP Release Date. For the avoidance of doubt, if the Company receives the WSP Amendment duly executed by WSP prior to the Closing, then the WSP Holdback Amount shall not be deposited with the Escrow Agent pursuant to the Escrow Agreement and shall be transferred to the Payment Agent as part of the Estimated Closing Purchase Price.

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1.5 Company Options.

(a) Reserved.

(b) Vested Company Options. At the Closing, each then outstanding and unexercised Vested Company Option shall, by virtue of the Transactions and without any action on the part of any holder thereof, be terminated and the holder thereof shall be entitled to receive, with respect to each Company Share subject thereto, consideration (measured in US dollars) equal to the excess, if any, of the Per Share Purchase Price over the per share exercise price of such Vested Company Option as set forth in the Proceeds Allocation Schedule (the “Per Option Consideration”; the total amount owing to Optionholders as of the Closing under this Section 1.5(b), the “Total Optionholder Closing Amount”). The Per Option Consideration shall consist of (i) cash equal to 25% of the Per Option Consideration, and (ii) duly authorized and validly issued shares of Buyer Common Stock equal to 75% of the Per Option Consideration divided by the Average Trading Price. In the event that the exercise price per share of a Company Option is equal to or higher than the Per Share Purchase Price, then the Per Option Consideration shall be equal to zero. Notwithstanding the foregoing, in the event that the number of shares of Buyer Common Stock issuable to any holder of Company Option with respect to its entire grant of Company Options is equal to or less than fifty (50) (subject to adjustment for any recapitalization events), and to the extent approved in the 102 Tax Ruling, then the entire Per Option Consideration payable to such holder with respect to such Company Options shall be paid solely in cash. The shares of Buyer Common Stock referred to under clause (ii) above (A) shall be issued pursuant to a stock incentive plan of Buyer (or an appropriate annex to such stock incentive plan) that has been qualified under Section 102 of the Israeli Income Tax Ordinance, (B) will qualify under the capital gains route with respect to any such shares issued to holders of Vested Company Options that were granted under the capital gains route of Section 102, consistent with the terms of the 102 Tax Ruling, (C) will be fully vested upon issuance and will not be subject to any exercise price or any restrictions or limitations on disposition other than pursuant to applicable Law, (D) will be registered within thirty (30) days following the Closing under an effective registration statement of Buyer on Form S-8, and (E) their issuance will be exempt from prospectus in Israel under an exemption to be obtained prior to Closing pursuant to Section 15D of the Israeli Securities Law. For purposes of calculating the amount of the Estimated Closing Purchase Price due to each holder of Vested Company Options, each individual grant of Buyer Common Stock shall be calculated separately and aggregated, with any cash amount being rounded to the nearest cent and any amount of shares of Buyer Common Stock being rounded down to the nearest whole share. Any holder of Vested Company Options who would otherwise be entitled to receive a fraction of a share of Buyer Common Stock shall receive an amount of cash equal to the product obtained by multiplying (A) such fraction by (B) the Average Trading Price, rounded to the nearest whole cent.

(c) Unvested Company Options. Immediately prior to the Closing Date, and conditioned on the Closing, each Unvested Company Option as of the Closing Date shall, without any further action on the part of any holder thereof, be cancelled and extinguished without consideration.

1.6 Warrants.

(a) Prior to the Closing Date, the Company shall take all necessary action to cause (i) each Warrantholder to enter into a Warrant Termination Agreement in the form attached hereto as Exhibit B (each, a “Warrant Termination Agreement”) terminating all Warrants held by such Person for the right to receive such Warrantholder’s share of the Total Warrantholder Closing Amount in accordance with Section 1.6(b), and (ii) all Warrants to be terminated effective as of not later than the Closing.

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(b) Pursuant to the applicable Warrant Termination Agreement and this Agreement, each Warrant outstanding immediately prior to the Closing shall be cancelled and extinguished and shall be converted automatically into and become a right to receive from Buyer at the Closing in full satisfaction of such Warrant, an amount for each Company Ordinary Share or Company Preferred Share issuable upon exercise of such Warrant equal to the Per Share Closing Purchase Price less the applicable exercise price per share of Company Ordinary Share or Company Preferred Share issuable under such Warrant (the total amount owing to Warrantholders at the Closing under this Section 1.6(b), the “Total Warrantholder Closing Amount”). Each Warrantholder’s share of the Total Warrantholder Closing Amount shall be payable (i) seventy-five percent (75%) in cash and (ii) twenty-five percent (25%) in the form of duly authorized and validly issued shares of Buyer Common Stock calculated on the basis of the Average Trading Price. In addition, after the Closing, each Warrantholder shall be entitled to receive from the Company a portion of any additional amounts of the Purchase Price that may become payable to Equityholders after the Closing pursuant to Sections 1.4(i)(i), as well as the applicable portion of any amounts remaining in the Seller Representative Fund, to the extent such amounts are released to Equityholders in accordance with this Agreement.

1.7 Reserved.

1.8 Lock-Up Agreement. As a condition to receiving shares of Buyer Common Stock issuable pursuant to Section 1.4, each Employee Seller shall deliver to Buyer a duly executed lock-up agreement in the form attached hereto as Exhibit E (the “Lock-Up Agreement”). Each executed Lock-Up Agreement shall be delivered by each Employee Seller to the Payment Agent, who shall promptly deliver such executed Lock-Up Agreements to the Buyer.

1.9 Shares of Buyer Common Stock. The shares of Buyer Common Stock issuable as part of the consideration as set forth in Section 1.4 shall only be issued by Buyer to an Equityholder that is a Qualified Shareholder. Such shares of Buyer Common Stock issuable to a Seller shall be issued at Closing in the name of the Payment Agent, and shall be released to the Equityholders in accordance with the procedures described in Section 1.4(g), and such shares of Buyer Common Stock issuable to a holder of Company 102 Securities shall be issued in the name of the 102 Trustee and released according to the provisions of Section 1.4(f)(vi); provided that regardless of the date on which the shares are released from the Payment Agent to a Seller or from the 102 Trustee to the applicable holder of Company 102 Securities, the date of issuance of such shares, including for the purposes of Rule 144, shall be deemed to be the Closing Date.

(a) Buyer’s Obligations. Buyer agrees to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144, for as long as a Qualified Shareholder owns shares of Buyer Common Stock issued hereunder;

(ii) file with the SEC in a timely manner all reports and other documents required of Buyer under the Securities Act and the Exchange Act;

(iii) furnish to any Qualified Shareholder issued shares of Buyer Common Stock pursuant to Section 1.4, at any time after the Closing and subject to the continued ownership of shares of Buyer Common Stock, a written confirmation that it has complied with the reporting requirements of Rule 144 at any time after ninety (90) days after the Closing Date, the Securities Act and the Exchange Act, and such other information as may be reasonably requested to avail any such Qualified Shareholder of any rule or regulation of the SEC that permits the selling of any such shares of Buyer Common Stock without registration under Rule 144;

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(iv) instruct Buyer’s transfer agent in writing, on and at any time after the expiration of six (6) months from Closing to remove any restrictive legend, notations or stop orders applicable to the shares of Buyer Common Stock issued hereunder, so that they will be eligible for sale pursuant to Rule 144 without restriction (other than as set forth in Section 1.8), and if required by Buyer’s transfer agent, cause its counsel to deliver one or more opinions to the effect that the removal of such restrictions in such circumstances may be effected under the Securities Act;

(v) if, for any reason, the shares of Buyer Common Stock issued hereunder are represented by a share certificate, on and at any time after the expiration of six (6) months from Closing deliver to the transfer agent irrevocable instructions that the transfer agent shall reissue a certificate representing such shares without any restrictive legends; and

(vi) register the Buyer Common Stock as provided in Section 9.6.

1.10 Withholding.

(a) General. Buyer, the Company, their respective Affiliates and the Payment Agent (each, a “Payor”) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld therefrom or with respect thereto under the Code, or other applicable U.S. state or local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld, such amounts (i) shall be timely remitted to the applicable Taxing Authority and (ii) subject to the consummation of (i) above, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The aforesaid includes an entitlement to withhold Taxes from any consideration payable by a Payor to the Payment Agent under this Agreement, except to the extent that an exception from withholding applies as evidenced by the Payment Agents’ undertaking in writing as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to Seller at Future Dates). Each Payor shall also have the right in connection with withholding Tax to collect IRS Forms W-8 or W-9, or such other forms relating to United States federal withholding obligations, or Valid Tax Certificate relating to Israeli withholding obligations, as may be applicable, from the applicable Seller. For the avoidance of doubt and notwithstanding the foregoing, it is hereby agreed and acknowledged that any and all amounts wired by the Buyer to the Payment Agent and/or the 102 Trustee shall be made without any withholding of Taxes (which shall be withheld if and to the extent applicable, upon distribution of such funds to the applicable Seller).

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(b) Israeli Taxes. Notwithstanding the provisions of sub-section (a) above, with respect to Israeli Taxes, any amounts payable hereunder to a Seller shall be retained by the Payment Agent for the benefit of each such Seller for a period of one-hundred eighty (180) days from the Closing Date (or other date on which such amount is payable pursuant to this Agreement), or an earlier date requested in writing by a Seller (the “Withholding Drop Date”) (during which time, unless requested otherwise by the ITA, no payments shall be made by the Payment Agent to any Seller and no amounts for Israeli Taxes shall be withheld from the payments deliverable pursuant to this Agreement, except as provided below and during which time each Seller may obtain a Valid Tax Certificate). If a Seller delivers, no later than three (3) Business Days prior to the Withholding Drop Date a Valid Tax Certificate to the Payment Agent, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the payment that is not withheld shall be paid to such Seller. If any Seller (i) does not provide the Payment Agent with a Valid Tax Certificate by no later than three (3) Business Days before the Withholding Drop Date, or (ii) submits a written request to the Payment Agent to release such Seller’s portion of such payment prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate no later than three (3) Business Days before such time, then the amount to be withheld from such Seller’s portion of such payment shall be calculated according to the applicable withholding rate as may be required to be deducted or withheld therefrom under any provision of Tax Law or under any applicable legal requirement, which amount shall be increased by the interest plus linkage differences as defined in Section 159A of the ITO for the time period between the fifteenth (15th) calendar day of the month following the month during which the payment is due pursuant to this Agreement and the time the relevant payment is made to Seller. Until such Seller, or anyone on its behalf, presents to the Payor a Valid Tax Certificate, or evidence reasonably satisfactory to the Payor that the full applicable Tax amount with respect to such Seller is paid or withheld, the Buyer Common Stock portion of the Purchase Price shall be issued in the name of the Payment Agent, to be held in trust for the relevant Seller and delivered to such Seller in compliance with the withholding requirements under this Section (during which time the Payor shall not withhold any Israeli Tax from such consideration). To the extent the Payment Agent withholds any amounts with respect to Israeli Taxes, it will issue to the relevant Seller, as soon as practicable, a certificate of withholding in customary form and remit the withheld amount to the ITA. For the avoidance of doubt, in the absence of a Valid Tax Certificate which also applies to a Person’s portion of the Seller Representative Fund, the applicable amount to be withheld from such Person’s portion of any amount paid to such Person directly by Buyer or deposited with the Payment Agent will be calculated also on such Person’s portion of the Seller Representative Fund, unless the ITA approves that the payment by Buyer to the Payment Agent and the Seller Representative will not be subject to Israeli tax withholding.

(c) Notwithstanding any provision to the contrary in this Agreement and the Lock-Up Agreement, any amount that is required to be deducted and withheld with respect to the Buyer Common Stock portion of the Purchase Price or any other payment under this Agreement may, at Buyer’s option, be deducted and withheld from the Buyer Common Stock portion of the Purchase Price, through withholding of the portion of the Buyer Common Stock portion of the Purchase Price otherwise deliverable to such Seller that is required to enable the Payor to comply with applicable deduction or withholding requirements. To the extent that any Seller does not have sufficient cash consideration and is unable, for whatever reason, to sell the applicable portion of the Buyer Common Stock, then the Payor shall be entitled to hold all of the Buyer Common Stock, otherwise deliverable to the applicable Seller until the earlier of: (i) the receipt of a Valid Tax Certificate; (ii) such time when the Payor is practically able to sell the portion of such Buyer Common Stock otherwise deliverable to such Seller that is required to enable the Payor to comply with such applicable deduction or withholding requirements; or (iii) such Seller provides to Payor the withholding Tax in cash.

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(d) Options. Notwithstanding Section 1.5 above and subject to Section 1.10(b), any payments made to holders of Company Options or of Company Shares issued upon the exercise of Company Options will be subject to deduction or withholding of Israeli Tax under the Israeli Tax Ordinance, unless, with respect to Israeli tax resident holders of Company Options and/or Company 102 Securities, the Israeli 102 Tax Ruling (or the Interim Options Ruling) shall have been obtained before the fifteenth (15th) day of the calendar month following the month during which the Closing occurs. The 102 Trustee shall be required to withhold any amounts required in accordance with applicable Law (including, without limitation, the provisions of Section 102 of the Israeli Tax Ordinance and the regulations and rules promulgated thereunder) and the Israeli 102 Tax Ruling (or any other approval from the ITA received either by the Company, prior to Closing, or by Buyer or the Company after Closing with the consent of the Seller Representative).

Notwithstanding anything to the contrary, for the avoidance of doubt, payments to non-Israeli resident holders of Company Options shall not be subject to any withholding or deduction of Israeli Tax, provided that such holder has provided Buyer or the Payment Agent at least three (3) Business Days prior to Withholding Drop Date a duly executed declaration of its non-Israeli tax residency status, in the form attached hereto as Exhibit F.

(e) Currency Conversion. Any withholding made in NIS with respect to payments made hereunder in U.S. dollars shall be calculated based on a conversion rate not lower than applicable rate on the Closing Date and in such manner as Buyer reasonably determines complies with applicable Law and any currency conversion commissions will be borne by the applicable Seller and deducted from payments to be made to such Seller.

1.11 Treatment. For the avoidance of doubt, all payments made under Section 1.4(i) shall constitute an adjustment to the Final Closing Purchase Price.

ARTICLE II
Representations and Warranties Regarding the Company

The Company makes to Buyer the representations and warranties contained in this Article II as of the date hereof (except for such representations and warranties that are made only as of a specific date, which shall be made only as of such date), except as disclosed by the Company in the written schedules provided to Buyer dated as of the date hereof (the “Schedules”). The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Schedules corresponding to any section or subsection of this Article II shall qualify other sections and subsections in this Article II only if indicated by cross-references to such other sections and subsections or if such cross-reference is reasonably apparent from the face of such disclosure.

2.1 Organization; Good Standing; Power.

(a) The Company is a company duly organized, validly existing and in good standing under the Laws of Israel and is registered or qualified to conduct business and is in good standing (where such concept is applicable) in each jurisdiction where such registration or qualification is necessary for conducting or the operation, ownership or leasing of its properties (which such jurisdictions are set forth on Schedule 2.1(a)), except where a failure to do so shall not have a Material Adverse Effect. The Company possesses full corporate power and authority necessary to own, operate and lease its properties and assets and to carry on its businesses as presently conducted and as proposed to be conducted. Except as set forth on Schedule 2.1(a), since its formation, the Company has not been known by or used any corporate, fictitious or other name in the conduct of the Company’s business. WTI is the sole Subsidiary of the Company. The Company is not a “violating company” under the Israeli Companies Law, 1999 and has not received any written warning whereby it may become a “violating company”.

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(b) WTI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is qualified or registered to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business or operations would require such qualification or registration, except where a failure to do so shall not have a Material Adverse Effect. WTI possesses full legal power and authority to own, operate and lease its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. Since its formation, WTI has not been known by nor has it used any corporate, fictitious or other name in the conduct of its business.

(c) The Company has provided true, complete and correct copies of the Governing Documents of the Company and each of its Subsidiaries, each as amended as of the date of this Agreement, all of which are in full force and effect. The Governing Documents are in effect as of immediately prior to Closing. Except for the provisions of the Governing Documents, the Company is not a party or subject to any agreement or understanding, and to the Knowledge of the Company, there is no agreement or understanding (i) between any Persons with respect to the voting or giving written consents with respect to any security of the Company nor (ii) with respect to the election of any individual or individuals to the Board of Directors.

(d) The Company has provided true, complete and correct copies of the minute books of the Company and each of its Subsidiaries (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors (or other governing bodies)). Such books and records accurately reflect all meetings of the shareholders and board of directors (including any committees thereof), as applicable, in all material respects; the minutes contained therein accurately reflect, the events of and actions taken at such meetings and all actions taken by written consent of the shareholders and board of directors (including any committees thereof), as applicable, in all material respects. The Company has provided true, complete and correct copies of the share registry, stock certificate books and the stock record books (or the equivalent) of the Company and each of its Subsidiaries, which accurately reflect the transactions in the shares, capital stock and other Equity Equivalents of the Company and each of its Subsidiaries at any time prior to the date of this Agreement. The board of directors of the Company (including any committees thereof) has not passed any material resolutions or taken any other material binding actions, except as set forth in the resolutions or minutes provided to Buyer prior to the date hereof.

(e) Except for the Company’s ownership of all of the outstanding Equity Equivalents of WTI, neither the Company nor any of its Subsidiaries, directly or indirectly, owns or has any interest in, and has never directly or indirectly owned or had any interest in, the shares of shares or capital stock or any other equity interest in any Person, and there is no outstanding Contract of any kind requiring the Company or any of its Subsidiaries to make an investment in or to acquire the capital stock, or other equity interest in or any other security or other interest in any Person. No business or operations of the Company or any of its Subsidiaries has ever been conducted through any Person other than the Company or WTI. WTI Florida has no assets or Liabilities, has conducted no business or operations, is not a party or subject to any Contracts and has never had any employees. WTI Florida filed Articles of Dissolution for its dissolution with the Florida Secretary of State on July 27, 2021.

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(f) Schedule 2.1(f) contains a complete and accurate list of the directors and officers of the Company and each of its Subsidiaries as of the date hereof. Other than as set forth in the Governing Documents of the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has any agreement, obligation or commitment with respect to the election of any individual or individuals to the board of directors by vote or written consent.

(g) Schedule 2.1(g) sets forth all obligations of the Company or any of its Subsidiaries pursuant to the terms of any indemnification, insurance and/or exculpation agreements entered into between the Company and/or any of its Subsidiaries and any of the directors or officers of any of them, each as in effect as of the date hereof, and which shall include the obligations under Section 9.7 hereto (the “Existing D&O Obligations”).

2.2 Capitalization.

(a) The Company Shares constitute all of the issued and outstanding share capital of the Company, are duly authorized, validly issued, fully-paid and non-assessable and are held beneficially and of record by Sellers as set forth on Schedule 2.2(a), free and clear of any Liens, were offered, issued, sold and delivered in compliance with all applicable Laws governing the issuance of securities and were not issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the Governing Documents of the Company), rights of first refusal or offer or other similar rights. At the Closing, Sellers will deliver to Buyer good and valid title to all of the Company Shares, free and clear of all Liens. Except for the Company Shares and except for the Company Options and the Warrants, the Company does not have any outstanding Equity Equivalents. There are no declared or accrued but unpaid dividends with respect to any of the Company Shares. There are no (i) outstanding obligations of the Company (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Equivalents of the Company or (ii) to the Knowledge of the Company, voting trusts, proxies or other agreements among any of the holders of the Company’s Equity Equivalents with respect to the voting or transfer of any Equity Equivalents of the Company. Any of the Company’s capital shares issuable upon exercise or conversion of any Equity Equivalents of the Company have been duly reserved for issuance by the Company, and upon issuance thereof in accordance with the terms of the instrument governing such Equity Equivalents, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Liens, will have been offered, issued, sold and delivered in compliance with all applicable Laws governing the issuance of securities and will not have been issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the governing documents of the Company), rights of first refusal or similar rights. The offer and sale of the Company Shares as contemplated by this Agreement constitute transactions which are exempt from the registration requirements of any applicable securities laws, and neither the Company nor any authorized agent acting on its behalf has or will take any action hereafter that would cause the loss of such exemption.

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(b) Schedule 2.2(b) sets forth a list of all issued and outstanding Company Options, including, with respect to each Company Option, (i) the names and addresses (to the extent on file with the Company or any of its Subsidiaries) of the holder thereof, (ii) the number of Company Ordinary Share or Company Preferred Shares issuable upon exercise of such Company Option, (iii) the incentive equity plan or other agreement under which such Company Option was granted, (iv) the date of grant, the exercise price, and the vesting schedule, including any acceleration provisions with respect thereto, as applicable, of such Company Option, (v) whether each Company Option held by such Optionholder is an incentive stock option or a non-qualified stock option, with respect to any Company Option held by an Israeli employee, officer, director or consultant of the Company, (vi) whether such Company Option was granted under Section 102 or Section 3(i) of the Israeli Tax Ordinance and (vii) whether an election was made to treat such Company Option under the capital gain route or ordinary income route.

(c) Schedule 2.2(c) sets forth a list of all issued and outstanding Warrants, including, with respect to each Warrant, (i) the names and addresses (to the extent on file with the Company or any of its Subsidiaries) of the holder thereof, (ii) the number of shares of Company Ordinary Share or Company Preferred Share issuable upon exercise of such Warrant, (iii) the agreement under which such Warrant was granted, and (iv) the date of grant and the exercise price of such Warrant.

(d) The authorized, issued and outstanding capital shares, equity securities or registered capital of each Subsidiary of the Company is set forth on Schedule 2.2(d), all of which is duly authorized, validly issued, fully-paid and non-assessable and is held beneficially and of record by the Company, free and clear of any Liens, were offered, issued, sold and delivered in compliance with all applicable Laws governing the issuance of securities and were not issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the governing documents of such Subsidiary), rights of first refusal or offer or other similar rights. Except as set forth on Schedule 2.2(d), no Subsidiary of the Company has any outstanding Equity Equivalents. There are no (x) outstanding obligations of any Subsidiary of the Company (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Equivalents of such Subsidiary or (y) to the Company’s Knowledge, voting trusts, proxies or other agreements with respect to the voting or transfer of any Equity Equivalent of such Subsidiary. Neither the Company nor any Subsidiary of the Company is subject to any obligation or requirement to provide funds or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(e) The Proceeds Allocation Schedule as of the date hereof is, and as of the Closing will be, (i) accurate and complete, (ii) in accordance with the Company’s Governing Documents and applicable Laws, and (iii) in compliance with the provisions of Section 1.4(e).

2.3 Authorization; Execution & Enforceability; No Breach; Books and Records.

(a) The Company possesses full legal right and all requisite corporate power and authority, and has taken all actions necessary, to authorize, execute, deliver and perform this Agreement and each other Transaction Document to which it is or will be a party and to consummate the Transaction, in accordance with the terms of this Agreement and the other Transaction Documents, as applicable, and no other corporate action on the part of the Company or its shareholders is necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company or the consummation of the Transaction. Each Transaction Document to which the Company is or will be a party has been, or upon its execution and delivery to Buyer, will be duly and validly executed and delivered by the Company and constitutes, or upon its execution and delivery will constitute, a valid and legally binding obligation of the Company, enforceable against the Company, in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).

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(b) Except as set forth on Schedule 2.3(b), no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Government Entity (“Consents”) is required on the part of the Company for the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party or the consummation of the Transaction, except for such Consents, which if not obtained or made, would not be material to the Company or would not prevent, materially alter or materially delay the consummation of the Transactions. Neither the execution, delivery or performance by the Company of this Agreement and the other Transaction Documents to which it is a party nor the consummation of the Transaction, will (i) conflict with or result in a breach, violation or infringement of the terms, conditions or provisions of the Governing Documents of the Company or any of its Subsidiaries, (ii) constitute a material default under (whether with or without the passage of time, the giving of notice or both) under any Material Contract or material License to which the Company or any of its Subsidiaries is subject, (iii) result in the creation of any Lien (except for a Permitted Lien), (iv) give any Third Party the right to modify, cancel, terminate, suspend, revoke or accelerate or increase any material obligation under any Material Contract or material License to which the Company or any of its Subsidiaries is subject, (v) result in a violation in any material respect of any Law or Order to which the Company or any of its Subsidiaries is subject, or (vi) give rise to a loss of a material benefit under any Material Contract or material License to which the Company or any of its Subsidiaries is subject.

(c) The copies of all Governing Documents of the Company and each of its Subsidiaries, as currently in effect and made available to Buyer, are complete and correct, and no amendments thereto are pending. Neither the Company nor any of its Subsidiaries is in material violation of any provision of its Governing Documents. The minute books, stock ledgers and records of the proceedings of the Company and its Subsidiaries are true, correct and complete in all material respects. There have been no material changes, alterations or additions to such minute books and records of the proceedings of the Company and its Subsidiaries for all time periods since its formation that have not been made available to Buyer in an electronic data room.

(d) The Company is not involved in any Proceeding by or against it as a debtor before any Government Entity under any insolvency or debtors’ relief Law or for the appointment of a trustee, receiver, liquidator, assignee or other similar official for any part of the assets of the Company.

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2.4 Financial Statements.

(a) Attached hereto as Schedule 2.4(a) are true, correct and complete copies of the (i) audited consolidated balance sheet of the Company and its Subsidiaries (including any related notes and schedules) as of December 31, 2019 and statements of income and statements of cash flows of the Company and its Subsidiaries (including any related notes and schedules for the year ended December 31, 2019 and (ii) unaudited consolidated balance sheet of the Company as of December 31, 2020 and as of June 30, 2021 (the balance sheet as of June 30, 2021, the “Most Recent Balance Sheet”, and such date, the “Most Recent Balance Sheet Date”) and statements of income of the Company for the year ended December 31, 2020 and the six (6)-month period then ended (such balance sheets and statements in clauses (i)-(ii) above are referred to collectively as the “Financial Statements”). Each of the Financial Statements has been prepared from, and is consistent with, the books and records of the Company and its Subsidiaries, which books and records have been maintained in good faith, and fairly presents (in all material respects) the financial condition of the Company and its Subsidiaries as of the dates thereof, and the results of operations and changes in cash flows for the periods then ended, and has been prepared in accordance with GAAP. Since January 1, 2021, there has been no change in any of the accounting policies, practices or procedures of the Company or any of its Subsidiaries.

(b) There is no (i) significant deficiency or material weakness in any system of internal accounting controls used by the Company or any of its Subsidiaries, (ii) no fraud or other wrongdoing that involves any of the management or other employees of the Company or any of its Subsidiaries who have or have had a role in the preparation of financial statements or the internal accounting controls used by the Company or any of its Subsidiaries, or (iii) to the Knowledge of the Company, any claim or allegation regarding any of the foregoing.

(c) Schedule 2.4(c) sets forth a list of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement and identifies for each item of such Indebtedness the outstanding principal and accrued but unpaid interest as of the date of this Agreement (other than Indebtedness that is in the form of accounts payable, trade payables or customer deposit balances).

(d) Schedule 2.4(d) sets forth a list as of the date of this Agreement of (i) all banks or other financial institutions with which the Company or any of its Subsidiaries has an account or maintains a lock box or safe deposit box, showing the type of each such account, lock box and safe deposit box and (ii) the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

2.5 Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liability, except for (i) Liabilities specifically set forth on and adequately reserved against in the Most Recent Balance Sheet (or notes thereto), (ii) Liabilities that have arisen after the Most Recent Balance Sheet Date in the Ordinary Course and are not material in amount or pursuant to a Material Contract in the Ordinary Course (excluding any Liabilities arising from any breach of warranty or indemnity claim thereunder), (iii) the Unpaid Seller Expenses or (iv) Liabilities set forth on Schedule 2.5.

2.6 Absence of Changes. Since December 31, 2020, (i) there has been no a Material Adverse Effect, and (ii) each of the Company and its Subsidiaries has (a) conducted its businesses in the Ordinary Course and (b) except for items otherwise disclosed in the Schedules, not taken or agreed to take any action that would be prohibited by Section 5.1 (if taken or agreed to between the date of this Agreement and the Closing).

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2.7 Assets; Personal Property. The Company and its Subsidiaries have good, marketable and valid title to, a valid and binding leasehold interest in, or a valid and binding License to use, all material properties and assets, tangible or intangible, that are currently used or held for use by them for the conduct of their business, tangible or intangible, free and clear of all Liens, other than any Permitted Liens. Each tangible asset owned or leased by the Company or any of its Subsidiaries is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to reasonable wear and tear) and is suitable for the purposes for which it is presently used and is proposed to be used. The properties, assets, and rights used or held for use by the Company and its Subsidiaries are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted. In the last twelve (12) months, none of the Company or any of its Subsidiaries has experienced any damage, destruction or other casualty loss, in any case or in the aggregate, in an amount exceeding $100,000, whether or not covered by insurance. Immediately following the Closing, all of such properties, assets and rights will be owned, leased or available for use by the Company and its Subsidiaries on terms and conditions identical or substantially identical to those under which, immediately prior to the Closing, the Company and its Subsidiaries own, lease, use or hold available for use such properties, assets and rights. No Person other than the Company or its Subsidiaries owns or has leased any personal property situated on any premises of the Company or its Subsidiaries that is material to the business of the Company or its Subsidiaries.

2.8 Tax Matters. Except as set forth on Schedule 2.8:

(a) Each of the Company and its Subsidiaries have duly and timely filed all income and other material Tax Returns required to have been filed by or with respect to them, and all such Tax Returns are complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each of the Company and its Subsidiaries has complied in all material respects with applicable Laws relating to Taxes, including the withholding of Taxes and has, within the time and manner prescribed by Law, paid to the proper Government Entity all amounts required to be withheld and paid under all applicable Laws.

(b) Each of the Company and its Subsidiaries have timely paid all Taxes shown as due on Tax Returns filed by it and all other Taxes required to have been paid by it (whether or not shown on any Tax Return), including amounts required to have been withheld and paid in connection with amounts paid or owing (or deemed paid or owing) to any employee, independent contractor, creditor, stockholder or other Third Party.

(c) The Company has made available to Buyer true, complete and correct copies of all income and other material Tax Returns, examination reports, notices of assessment and statement of deficiencies assessed against, or agreed to by the Company or any of its Subsidiaries for all taxable periods ended on or after December 31, 2016.

(d) Schedule 2.8(d) sets forth each jurisdiction in which the Company or its Subsidiaries is subject to income or similar Taxes.

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(e) Neither the Company nor any of its Subsidiaries is a Party to any Contract, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters. Neither the Company nor any of its Subsidiaries is a party to any Tax sharing Contract or similar arrangement (including an indemnification agreement or arrangement relating to Tax).

(f) The Company and its Subsidiaries have timely withheld and paid all Taxes required to be withheld in connection with any amounts paid, deemed paid or owing to any of their respective officers, employees, creditors, independent contractors or other third parties. The Company and its Subsidiaries are in compliance in all respects with, and its records contain all material information and documents necessary to comply with, all applicable material information reporting and withholding requirements under all applicable Tax Laws.

(g) Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to pay any Taxes or file any Tax Return, there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns of the Company or any of its Subsidiaries, other than standard extensions in the ordinary course of business, there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries, and no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company or any of its Subsidiaries. All material elections with respect to Taxes affecting the Company or any of its Subsidiaries are set forth in the Financial Statements. Other than as set forth in Schedule 2.8(g), no power of attorney granted by the Company or any of its Subsidiaries with respect to Taxes or Tax Returns is currently in force.

(h) There are no Liens for Taxes upon any Assets of the Company or any of its Subsidiaries other than Permitted Liens.

(i) The Company has always been classified as a corporation for U.S. federal income tax purposes. The Company is not, nor has it ever been, a controlled foreign corporation within the meaning of Section 957 of the Code. The Company is not, nor has it ever been, a passive foreign investment company within the meaning of Section 1297 of the Code.

(j) With respect to U.S. Tax-payers, a timely Code Section 83(b) election has been made with respect to any stock of the Company that was issued subject to a substantial risk of forfeiture within the meaning of Code Section 83.

(k) Schedule 2.8(k) lists all the Tax exemptions, Tax holidays or other Tax reduction or incentives agreements, approvals or order of any Government Entity entered with or issued specifically for the Company or any of its Subsidiaries (“Tax Incentives”). The Company has made available to Buyer all documentation relating to such Tax Incentives and the Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax Incentive. The consummation of the Transactions will not have any adverse effect on the validity and effectiveness of any Tax Incentives. Schedule 2.8(k) lists the Government Entities from which prior consent or notification to, is required, in order to consummate the Transactions, or to preserve entitlement of the Company or any of its Subsidiaries to any Tax Incentives.

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(l) The prices and terms for the provision of any related party, controlled or similar transaction, as defined in the relevant transfer pricing Laws, entered into by the Company and any of its Subsidiaries are at arm’s length for purposes of such Laws and all required documentation in this respect has been timely prepared or obtained and retained. The Company complies, and has always been compliant, with the requirements of Section 85A of the Israeli Tax Ordinance and the regulations promulgated thereunder.

(m) The Company is not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2. Since its incorporation, the Company has not received any “taxation ruling or decision” (Hachlatat Misui) from, or entered into any agreements with, the ITA (or any comparable ruling from any other Government Entity), and no request for such ruling is currently pending (other than rulings requested in connection with the Transactions).

(n) The Company has never participated in or engaged in any transaction listed in Section 131(g) of the Israeli Tax Ordinance and the Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder.

(o) The Company is not nor has ever been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(p) Each of the Company and its Subsidiaries has always been Tax resident solely in its country of incorporation. Neither the Company nor any of its Subsidiaries has ever had a “permanent establishment” (as defined in any applicable income Tax treaty), a fixed place of business or other taxable presence in any country other than its country of incorporation.

(q) The Company has never claimed or received any Tax benefits under the Law for the Encouragement of Capital Investment 1959.

(r) The Company is duly registered for the purposes of Israeli value added Tax and has complied in all material respects with all requirements concerning value added Taxes (“VAT”). The Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant Tax authority all output VAT which it is required to collect and remit under any applicable Law; and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law.

(s) All records which the Company or any of its Subsidiaries is required under any applicable Law to keep for Tax purposes (including all documents and records likely to be needed to defend any challenge by any Government Entity with respect to the transfer pricing of any transaction) have been duly kept in accordance with all applicable requirements and are available for inspection at the premises of the Company or any of its Subsidiaries.

(t) There are no limitations on the utilization, as provided under applicable Israeli Law or any other applicable Law, of the net operating losses, built-in-losses, capital losses, Tax credits, or other similar items of the Company or any of its Subsidiaries under any Israeli Law or under any other applicable Law.

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(u) The face of the Most Recent Balance Sheet (rather than in any notes thereto) includes accruals and reserves for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) that are adequate to cover unpaid Taxes not yet due and payable through the Most Recent Balance Sheet Date.

(v) None of the Company, any of its Subsidiaries or any Seller has (i) waived any statute of limitations with respect to any Taxes of the Company or any of its Subsidiaries, which waiver is still in effect, or agreed to any extension of time for filing any Tax Return of the Company or any of its Subsidiaries which has not been filed or (ii) consented to any extension of time with respect to any Tax assessment or deficiency of the Company or any of its Subsidiaries, which extension is still in effect.

(w) No Tax audits or assessments or inquiry or administrative or judicial Proceedings or written claim are pending or are threatened in writing with respect to the Company or any of its Subsidiaries, and there are no matters under discussion, audit or appeal with any Taxing Authority with respect to Taxes of the Company or any of its Subsidiaries, nor was there or is there any Proceeding, audit, inquiry assessment or written claim for additional Tax or assessment asserted by any Taxing Authority, and no issue has been raised in writing by a Taxing Authority, in any prior examination of the Company or any of its Subsidiaries (whether pertaining to or otherwise implicating any Pre-Closing Tax period or any post-Closing Tax period).

(x) None of the Company nor any of its Subsidiaries has received from any Government Entity (including in jurisdictions where such Person has not filed a Tax Return) any (i) written notice indicating an intent to open an audit or other review, or (ii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any of the Company or any of its Subsidiaries, which deficiency or proposed adjustment is still outstanding.

(y) No written claim has ever been made by a Taxing Authority in a jurisdiction where the Company or one of its Subsidiaries does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction, which claim has not been resolved.

(z) None of the Company or any of its Subsidiaries (i) has been a member of an Affiliated Group, (ii) has any Liability for the Taxes of any Person other than itself under Section 1.1502‑6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by contract or otherwise, or (iii) is party to any Tax allocation, Tax sharing, Tax indemnification or other similar Contract (other than any such Contract the principal purpose of which is not the allocation or sharing of Taxes).

(aa) None of the Company or any of its Subsidiaries has (i) distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code or (ii) engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

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(bb) None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting requested or occurring prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar or corresponding provision of U.S. state or local or non-U.S. Tax Law) executed on or prior to the Closing Date, or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

(cc) Schedule 2.8(cc) sets forth each ruling obtained by the Company or one of its Subsidiaries from any Government Entity with respect to Taxes. No facts have occurred since obtaining any such ruling that would cause such ruling to be invalid.

(dd) Each Employee Benefit Plan that is intended to qualify as a capital gains route plan under Section 102(b)(2) of the Israeli Tax Ordinance (a “102 Plan”) has been timely deposited with the ITA, has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. Except as set forth on Schedule 2.8(dd), all Company 102 Options granted, and Company 102 Shares issued under the 102 Plan were and are in compliance with the applicable requirements of Section 102 of the Israeli Tax Ordinance (and any written requirement, regulations and rules promulgated thereunder).

2.9 Contracts.

(a) Schedule 2.9(a) (which lists Contracts by each applicable subsection referenced below in this Section 2.9(a)) sets forth a complete, current and correct list of all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and which are in effect as of the date hereof or have any continuing Liabilities on any party thereto:

(i) any Contract (other than a Contract required to be disclosed pursuant to Section 2.9(a)(iv)) or group of related Contracts providing for (A) payment by any Person to the Company or any of its Subsidiaries in excess of $50,000 annually or (B) the purchase of products or services by the Company or any of its Subsidiaries from any Person in excess of $50,000 annually (other than any Contract for the service of an individual service provider);

(ii) any Contract that involves non-cancelable commitments to make capital expenditures or relating to the construction of fixed assets in excess of $50,000 annually;

(iii) any collective bargaining agreement or any other Contract with any labor union, works council, trade association or other agreement or Contract with any employee organization;

(iv) any Contract for the employment or service of any officer, individual employee, individual service provider providing for (A) fixed and/or variable compensation in the aggregate in excess of $120,000 annually or (B) the payment of any severance, retention, change in control or similar payments;

(v) any Government Contract or Government Bid;

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(vi) any Contract or indenture under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (other than Indebtedness that is in the form of accounts payable, trade payables or customer deposit balances), (B) granted a Lien (other than a Permitted Lien) on any of its properties or assets, whether tangible or intangible, or (C) extended credit to any Person (including any loan or advance);

(vii) any Contract under which the Company or any of its Subsidiaries is a (A) lessee of or holds or operates any personal property, owned by a Third Party or (B) lessor of or permits any Third Party to hold or operate any personal property owned or controlled by it;

(viii) any Contract involving a sharing of profits, costs or Liabilities or establishing any joint venture, partnership, minority equity investment, profit sharing, strategic alliance, resale, teaming or similar arrangement or relationship (other than any Contract with respect to a teaming arrangement or relationship that is based on, and does not materially deviate from, the Company or any of its Subsidiaries’ standard form agreement and which is entered into in the ordinary course of business);

(ix) any license, royalty, indemnification, covenant not to sue, concurrent use, consent to use or other Contract relating to any Intellectual Property Rights (including any Contracts relating to the licensing of Intellectual Property Rights by the Company or any of its Subsidiaries to a Third Party or by a Third Party to the Company or any of its Subsidiaries or the sale or acquisition of Intellectual Property Rights by the Company or any of its Subsidiaries) and any other Contracts affecting the Company’s or any of its Subsidiaries’ ability to own, enforce, use, license, or disclose any Intellectual Property Rights, in each case other than Off-the-Shelf Software Licenses and other than non-disclosure or confidentiality agreements entered into in the ordinary course of business;

(x) any agent, sales representative, consultant, dealer, reseller, referral, marketing, alliance partner, sales, distribution agreement or other similar Contract;

(xi) any Contract that (A) limits the ability of the Company or any of its Affiliates to engage in any line of business, operate at any location in the world, freely provide services or products to any customer or potential customer or own or operate any asset or that contains a covenant not to compete applicable to the Company or any of its Affiliates, (B) contains “most favored nations” pricing terms or grants to any customer or other Person any right of first offer or right of first refusal, other than Contracts to which the Sellers are party in respect of the Company Shares or exclusivity, or (C) contains any “non-solicitation”, “no hire”, “standstill”, “exclusivity” or similar provisions which restrict the Company or any of its Subsidiaries from soliciting, hiring, engaging, retaining or employing any other Person’s current or former employees (other than, in respect of clause (C), non-disclosure or confidentiality agreements entered into in the ordinary course of business);

(xii) any Contract that (A) does not expressly cap the Liability thereunder of the Company or any of its Subsidiaries party thereto or (B) expressly permits special, consequential or punitive damages against the Company or any of its Subsidiaries party thereto;

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(xiii) any power of attorney in respect of which the applicable agent or attorney-in-fact has the power to bind the Company or any of its Subsidiaries (other than powers of attorney granted to officers or directors of, or legal or financial advisors to, the Company or any of its Subsidiaries in the ordinary course of business);

(xiv) any Contract with a Person located outside of both Israel and the United States or any Contract requiring work to be performed by the Company or any of its Subsidiaries outside of both Israel and the United States;

(xv) any settlement, conciliation or similar agreement entered into in the past three (3) years or under which there are continuing obligations or Liabilities on the part of the Company or any of its Subsidiaries;

(xvi) any Contract for the disposition of any portion of the assets or business of the Company or any of its Subsidiaries (other than sales of products in the Ordinary Course) or for the acquisition by the Company or any of its Subsidiaries of the assets or business of any other Person (other than purchases of inventory or components in the Ordinary Course);

(xvii) any Contract entered into outside the Ordinary Course that contains any provision pursuant to which the Company or any of its Subsidiaries is obligated to indemnify or make any indemnification payments to any Person;

(xviii) any Contract containing any provision or covenant that binds or purports to bind Affiliates of the Company or any of the Affiliate’s subsidiaries or that would otherwise bind or purport to bind Buyer and its Affiliates (other than the Company or any of its Subsidiaries) after the Closing;

(xix) any Contract between or among the Company or any of its Subsidiaries, on the one hand, and any of the Equityholders or their Affiliates (other than the Company or any of its Subsidiaries), on the other hand, or any Contract between the Company or any of its Subsidiaries, on the one hand, and any officer, director, manager or employee of the Company or any of its Subsidiaries, on the other hand, in each case other than employment and employment-related contracts made in the Ordinary Course and other than Contracts that govern and evidence Company Options or Warrants and other than any Transaction Documents;

(xx) Reserved;

(xxi) any Contract pursuant to which the Company or any of its Subsidiaries subcontracts material work to a Third Party in connection with its business;

(xxii) any Contract with any Material Customer or any Material Vendor; or

(xxiii) any Contract (or group of related Contracts) that is material to the Company’s or any of its Subsidiaries operations and business and is not otherwise required to be disclosed pursuant to any of the foregoing.

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(b) (i) Each of the Contracts set forth or required to be set forth on Schedule 2.9(a) (collectively, the “Material Contracts”) is in full force and effect and constitutes a valid, binding and enforceable obligation of the Company and its Subsidiaries that are a party thereto and, to the Knowledge of the Company, the other parties thereto, (ii) neither the Company nor any of its Subsidiaries is or, to the Knowledge of the Company, is alleged to be in breach of or default in any material respect under any Contract, and (iii) to the Knowledge of the Company, no counterparty is in breach of or default in any material respect under any Material Contract. Sellers have provided (A) a true, complete and correct copy of each written Material Contract (except as prohibited by Law with respect to Government Contracts and Government Bids), together with all material amendments, waivers or other changes thereto (including any purchase orders, statements of work, task orders and other similar agreements relating to each Material Contract) and (B) a true, complete and correct description of the terms and conditions of each oral Material Contract. The Company and its Subsidiaries have no material Liabilities under any Material Contract except for obligations to perform any ongoing or future services, provide products, work product or other deliverables or make payments, in each case, in the Ordinary Course and as provided in such Material Contract. The Company and its Subsidiaries have not waived any material rights under any Material Contract. To the Knowledge of the Company, except as set forth on Schedule 2.9(b), no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any counterparty to any Material Contract to which the Company or any of its Subsidiaries is or was a party to declare a breach, default or violation under, or make an indemnification claim against the Company or any of its Subsidiaries with respect to, any such Material Contract or to terminate, modify or accelerate any terms of any Contract (including any right to accelerate the maturity of any Indebtedness of the Company or any of its Subsidiaries under any such Contract). To the Knowledge of the Company, none of the Company or any of its Subsidiaries has received written notice of an intention by any party to any Material Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Material Contract. None of the Company nor any Subsidiary of the Company has waived any material rights under any Material Contract.

(c) Prior to the Closing, the Company shall deliver to Buyer an updated version of Schedule 2.9(a), which shall include a list of all Contracts of the types referred in Section 2.9(a) to which the Company or any of its Subsidiaries has become a party or subject to after the date of this Agreement; and all such Contracts shall thereafter be deemed to be set forth on Schedule 2.9(a) and to constitute Material Contracts for purposes of the representations and warranties set forth in this Article II.

2.10 Intellectual Property Rights.

(a) Schedule 2.10(a) includes a list of: (i) all registered or applied for Intellectual Property Rights that are owned by or filed in the name of the Company or any of its Subsidiaries, specifying as to each item, as applicable: (A) the nature of the item, including the title of the item, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and (D) the issuance, registration or application numbers and dates; (ii) a description of all material unregistered Intellectual Property Rights owned by the Company or any of its Subsidiaries; (iii) a list and version number, if applicable, of the Company Proprietary Software; and (iv) all Licenses and other similar agreements and permissions (provided, that Schedule 2.10(a) need not list any Off-the-Shelf Software Licenses) under which the Company or any of its Subsidiaries is a licensee or otherwise is authorized to distribute, use or practice any Intellectual Property Rights owned by a Third Party (such Licenses and other similar agreements and permissions, collectively, “IP Licenses”).

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(b) The Company and its Subsidiaries exclusively own and possess all right, title and interest in and to the Company Owned IP and have sufficient rights pursuant to a valid and enforceable IP License to, all other Intellectual Property Rights used in, held for use in, or necessary for the operation of, the Company’s and its Subsidiaries’ business as currently conducted, in each case free and clear of all Liens, other than Permitted Liens. None of the Company or its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice or claim challenging the ownership or validity of any Company Owned IP or asserting that any other Person has any claim of legal or beneficial ownership or exclusive rights with respect thereto, nor, to the Knowledge of the Company, is there a reasonable basis for any such notice or claim. The Company and its Subsidiaries have complied in all material respects with the terms and conditions of each of the IP Licenses; and none of the Company or any of its Subsidiaries has received any written or, to the Knowledge of the Company, other notice from any Third Party asserting a breach of, termination, or non-renewal (or intent to terminate or not renew) any of the IP Licenses.

(c) Except as set forth in Schedule 2.10(c), there are no restrictions on the Company’s or its Subsidiaries’ use, release, sale, disclosure, communication or modification of the Company Owned IP. The Company and its Subsidiaries have complied in all material respects with any settlement agreements or Orders relating to its use of, or agreement not to use, any Intellectual Property Rights.

(d) Assuming the consents set forth on Schedule 2.10(d) are obtained, consummation of the Transaction will not result in the loss or impairment of the rights of the Company or its Subsidiaries to own or use any of the Company Owned IP or use any Intellectual Property which the Company or any of its Subsidiaries uses pursuant to an IP License; and none of the Company or its Subsidiaries has violated, and as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder will not violate, any IP License.

(e) The conduct of the Company’s and its Subsidiaries’ business does not infringe, misappropriate, dilute or otherwise violate; and the Company and its Subsidiaries have not, infringed, misappropriated, diluted or otherwise violated, any Intellectual Property Rights of any Person; and none of the Company or any of its Subsidiaries has received any written notice regarding the foregoing (including any demand or request that the Company or any of its Subsidiaries license any rights from a Third Party or customer requests for indemnity), nor, to the Knowledge of the Company, is there a reasonable basis for any such notice or claim. To the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated any of the Company IP Rights. None of the Company or any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral request for indemnification or notice that any Third Party believes it may have an indemnification claim against the Company or any of its Subsidiaries related to Intellectual Property Rights and, to the Knowledge of the Company, no basis exists for any such claim.

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(f) Schedule 2.10(f) lists all Company IP Agreements pursuant to which the Company or any of its Subsidiaries has granted any license or option to any Third Party with respect to Company Owned IP other than (i) any license or option granted to a Government Entity pursuant to any Government Contract or (ii) any license or option granted in a Company IP Agreement to a Third Party performing services for the Company or any of its Subsidiaries as a subcontractor pursuant to the Company IP Agreement.

(g) All Company IP Agreements are legal, valid, binding, and enforceable against the Company and, to the Knowledge of the Company, the other parties thereto (other than the Company). Each of the Company, and, to the Knowledge of the Company, any other party to a Company IP Agreement has complied in all material respects with such Company IP Agreement. The Company has not received any written notice or, to the Company’s Knowledge, oral notice that any party to any Company IP Agreements is in breach or default thereunder.

(h) Where the Company or any of its Subsidiaries has developed any Intellectual Property for a customer (“Customization”) and the Company or any of its Subsidiaries is not licensed or otherwise entitled to use that Customization without material restriction, such Customization was developed to meet that customer’s specific requirements. No such Customization: (i) has been provided by the Company or any of its Subsidiaries to any other licensees or customers of the Company or any of its Subsidiaries in a manner that would materially breach any Company IP Agreement with the customer for which such Customization was developed or (ii) is necessary to be used for the ongoing operation of the business of the Company or any of its Subsidiaries in a manner that would breach in any material respect such Company IP Agreement with the customer for which such Customization was developed.

(i) All amounts payable, whether under Contract or applicable Law, by the Company or any of its Subsidiaries to all current and former founders, employees, directors, officers, consultants, contractors or service providers of the Company or any of its Subsidiaries or other Persons involved in the creation, invention, research, development, conception or reduction to practice of any Intellectual Property Rights for the Company (collectively, the “IP Contributors”) have been paid in full. All IP Contributors have entered into written and binding agreements with the Company under which (i) all Intellectual Property Rights conceived, invented, discovered, developed, programmed, designed, or reduced to practice (either alone or jointly with others) during and as a result of their employment or engagement with, as the case may be, the Company (including with respect to Sellers, also Intellectual Property Rights developed by them prior to the incorporation of the Company which relates to the Company’s current and anticipated business) is owned exclusively by the Company or any of its Subsidiaries and such agreements include duly assignment provisions with respect thereto; and (ii) they have expressly and irrevocably waived any and all non-assignable rights, including moral rights and rights to receive royalties or compensation in connection therewith (including, with respect to employees, waiver under Section 134 of the Israeli Patents Law, 1967 or any other similar provision under any Law of any applicable jurisdiction. It is not and will not become necessary to utilize any inventions, proprietary information or other Intellectual Property Rights of any of the abovementioned IP Contributors made prior to their engagement with the Company or any of its Subsidiaries, other than those that have been duly assigned to the Company or any of its Subsidiaries by such IP Contributors.

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(j) Except as set forth in Schedule (j)(i), neither the Company nor any of its Subsidiaries has received, nor have any of them applied for, any Grant. Except as set forth on Schedule 2.10(j)(ii), none of the products or technology of the Company or any of its Subsidiaries, nor any product or technology under development by or currently used by the Company or any of its Subsidiaries, directly or indirectly, is based upon, derived from, uses or incorporates any technology or Intellectual Property Rights that were developed using or derived from any Grant.

(k) No funding, facilities or resources of any Government Entity, except from the Grant, university, college, other educational institution or research center were used in the development or creation of any Company Owned IP and no Government Entity, university or other Person has any claim of an ownership interest in any Company Owned IP. No Person has asserted any Proceeding with respect to the Company’s Intellectual Property owned by the Company.

(l) No IP Contributor has performed services for, or was under restrictions resulting from his or her relations with, any Government Entity, the Israeli Defense Force, university, college or other educational institution or research center or any other Person during a period of time during which such IP Contributor was also engaged by or performing services for the Company or any of its Subsidiaries in a manner which would grant the above entities or institutes any right or claim with respect to the Company Owned IP.

(m) Neither the Company nor any of its Subsidiaries has applied for or obtained any financial aid or other assistance or relief under any federal, state or local programs adopted in response to COVID-19.

(n) Reserved.

(o) The Company and its Subsidiaries have taken all reasonable steps under the circumstances to protect, preserve and maintain in confidence all Company Owned IP that constitutes, or that the Company or any of its Subsidiaries intended to retain as, a material Trade Secret, in each case, which are customary in the industry in which the Company operates, in companies at similar development stage and size as the Company. No such Trade Secrets have been disclosed or authorized to be disclosed to any Person not subject to a written confidentiality agreement or to an employee of the Company or any of its Subsidiaries who is not required to maintain the confidentiality of such Trade Secrets under the Company’s employment policies. Each Person that has had or currently has access to such Trade Secrets is subject to written confidentiality obligations regarding the non-disclosure of such Trade Secrets. To the Knowledge of the Company, no such Person is in breach of any such written confidentiality obligation.

(p) The Company Systems are sufficient in all material respects for their immediate and currently-anticipated future needs of the Company and its Subsidiaries. There have been no failures, breakdowns, or continued substandard performance of any Company Systems which have caused the substantial disruption or interruption in or to the use of the Company Systems or the operation of the business of the Company or its Subsidiaries. The Company and its Subsidiaries have taken reasonable precautions to (i) protect the confidentiality, integrity and security of the Company Systems and all information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification by any Person and (ii) ensure that all Company Systems and Company Products are (A) fully functional and operate and run in a reasonable and efficient business manner in all material respects, and (B) free from any material bug, virus, malware or programming, design or documentation error or corruption or material defect. The Company and its Subsidiaries have implemented, maintained and tested adequate and commercially reasonable disaster recovery procedures and facilities for the business. The Company and its Subsidiaries have used commercially reasonable efforts to implement security patches and upgrades that are generally available for the Company Systems.

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(q) To the Knowledge of the Company, there has been no actual or alleged theft, breach of security, or unauthorized use, disclosure, access or intrusions of any Company System or Trade Secrets of the Company or any of its Subsidiaries. The Company has used commercially reasonable efforts to implement security patches and upgrades that are generally available for the Company’s information technology systems.

(r) The Company maintains commercially reasonable policies, procedures, and rules regarding data privacy, protection and security that comply with all Data Security Requirements. The Company and its Subsidiaries and the conduct of their businesses is in material compliance with, and at all times have been in material compliance with, all Data Security Requirements. The transactions contemplated by this Agreement do not and will not violate or breach any Data Security Requirement. To the Knowledge of the Company, there have been no (and neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral charge, challenge, complaint, claim or demand from any Person with respect to any) actual or alleged (A) incidents of security breaches or intrusions or unauthorized access or use of any of the Company Systems or Sensitive Information of the Company, or (B) unauthorized access to or collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction or disposal of any such Trade Secrets, or any loss, distribution, compromise or unauthorized disclosure thereof.

(s) Schedule 2.10(s) sets forth a list of all (i) Company Products and (ii) Third Party Components incorporated in such Company Products which are material to the conduct of the Company’s business as presently conducted, in each case identifying (A) the Company Product associated with such Third Party Component, and (B) the Contract granting the Company or its Subsidiaries rights in and to such Third Party Component (including the name and version number of the applicable Contract for each such Third Party Component that constitutes Open Source Software). With respect to any Third Party Component that constitutes Open Source Software, the Company and its Subsidiaries are and have been in material compliance with all applicable licenses with respect thereto. The Open Source Software as used by the Company or any of its Subsidiaries does not limit, restrict, govern or affect in any respect the Company’s or any of its Subsidiaries’ proprietary rights in and to the Company Owned IP, or otherwise affect the Company’s or any of its Subsidiaries’ ability to commercialize Company Owned IP, other than standard attribution and notice requirements. Neither the Company nor any of its Subsidiaries is required, under the terms and conditions of the Open Source Software, to disclose or distribute any source code of the Company Intellectual Property and to license any Company Product or Company Intellectual Property for the purpose of making derivative works, and is not prevented under any license terms of the Open Source Software from charging a fee in exchange for licensing or providing the Company’s Intellectual Property to any third party. No Software that is a Third Party Component or that is otherwise licensed, disclosed, distributed, or otherwise made available to the Company or any of its Subsidiaries is governed by a Reciprocal License. The Company is in possession of the Source Code and Object Code for all Company Proprietary Software. Except as required under any Governmental Contract, no such Source Code of Company Proprietary Software has been disclosed, licensed, released, distributed, escrowed or made available to or for any Person other than to those working on behalf of the Company or any of its Subsidiaries. Except as required under any Governmental Contract, neither the Company nor any of its Subsidiaries has granted any rights to such Source Code or agreed to disclose, license, release, deliver, or otherwise grant any right to such Source Code under any circumstance other than to the Company’s Affiliates or those working on behalf of the Company or its Affiliates. Except as required under any Governmental Contract, no event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that any such Source Code be disclosed, licensed, released, distributed, escrowed or made available to or for, or any other grant of any right be made with respect to such Source Code, any Third Party by the Company or any of its Subsidiaries.

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(t) None of the Software listed on Schedule 2.10(a) or otherwise used by the Company or any of its Subsidiaries requires any Intellectual Property Rights of the Company or any of its Subsidiaries be disclosed or distributed in source code form or for free to recipients, or requires the Company or any of its Subsidiaries to permit recipients to modify, make derivative works of, reverse engineer, or redistribute any Company Proprietary Software, except where such rights are granted to recipients under mandatory non-waivable provision of law.

(u) The Company Proprietary Software was developed solely at the Company’s or its Subsidiaries’ expense and does not contain any source code, object code or other Intellectual Property Rights that were developed (in whole or in part) using funding or facilities provided by a Government Entity or university, college or other educational institution, international organization or research center.

(v) There are no restrictions on the use, release, sale, disclosure, communication or modification by the Company or any of its Subsidiaries of the Company Owned IP. To the extent the use of Company Owned IP is restricted in any way under a Government Contract, the Company and its Subsidiaries have complied, and have included in each of their respective Contracts with its subcontractors, as applicable, a requirement to comply, in all material respects with such restrictions under such Government Contract.

2.11 Litigation. Since January 1, 2018, (i) there have been no Proceedings (a) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or its properties or assets, any Equity Equivalents of the Company or its Subsidiaries or, with respect to matters related to the Company or any such Equity Equivalents, or any officer, director, or employee thereof (in their capacity as such), or (b) initiated or threated by or on behalf of the Company or any of its Subsidiaries; and (ii) there have been no Orders to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries or their respective properties or assets are bound. To the Knowledge of the Company, there is no fact or circumstance that individually or in the aggregate is reasonably likely to result in a material Proceeding becoming pending or threatened against the Company or any of its Subsidiaries or any of their respective officers, directors, employees (in their capacity as such), assets or properties.

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2.12 Labor Matters.

(a) Schedule 2.12(a) sets forth a complete and accurate list of (i) all current employees and consultants of the Company and its Subsidiaries and the country and state in which the individual normally works, (ii) the position, job description, date of hire or engagement and commencement of work, classification as full-time, part-time or seasonal, current monthly rate of compensation (or with respect to employees or consultants compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), (iii) the exempt or non-exempt classification of such person under the Fair Labor Standards Act and any other applicable Law regarding the payment of wages including the Israeli Hours of Work and Rest Law 1951, (iv) the current total annual compensation of each director or officer of the Company and any of its Subsidiaries (including any bonus, contingent or deferred compensation), (v) whether a Section 14 Arrangement is applicable to them, and (vi) any binding commitments made to such employees, with respect to any future changes or additions to their compensation or benefits.

(b) Schedule 2.12(b) sets forth a list of all payments to any employee or consultant of the Company or any of its Subsidiaries owing or arising at, prior to or following the Closing from or as a result of the consummation of the Transaction, including any payments for stock appreciation or similar rights, any severance or bonus plan or payment, or any similar payment including the amount of each such payment. Except as set forth on Schedule 2.12(b), none of the Company or any of its Subsidiaries has made any binding commitment (whether written or verbal) to any officers, employees or former employees, consultants or independent contractors with respect to compensation, benefits, promotion, retention, termination, severance, policies, change in control, other terms and conditions of employment or similar matters in connection with the Transaction.

(c) No officer of the Company or any of its Subsidiaries, no Key Employee, and no group of employees of the Company or any of its Subsidiaries (including salespersons) has, to the Knowledge of the Company, informed the Company or any of its Subsidiaries (whether orally or in writing) of any plan to terminate employment with or services for the Company or any of its Subsidiaries within the first twelve (12) months following the Closing Date. Each officer of the Company and each Subsidiary and, to the Knowledge of the Company, each employee of the Company and each Subsidiary (other than any such employee that is employed on a part-time basis) is currently devoting all of his or her business time to the conduct of the business of the Company and its Subsidiaries, and is not devoting any business time to the conduct of any other business.

(d) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment contract, intellectual property disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to such employee’s employment with the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of Trade Secrets or proprietary information of others. There is neither pending, nor, to the Knowledge of the Company, threatened, any claim with respect to any Contract referred to in the preceding sentence. To the Knowledge of the Company, no employee of the Company or any Subsidiary is currently subject to any disciplinary proceedings.

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(e) Except as applies to all of the Israeli market and/or to the Metal, Electricity and Electronics Industry sector of the Israeli market, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract or relationship with any group of employees, labor union, works council, trade association or other employee organization. None of the Company or any of its Subsidiaries is required to notify or consult with any union, works council, employee committee or representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the Transaction. Since January 1, 2018, neither the Company nor any of its Subsidiaries: (i) has experienced any strikes, slow-downs, picketing, work stoppages, walkouts or other material labor activities or disputes and no such activity or dispute is pending or, to the Knowledge of the Company, threatened, (ii) has committed any material unfair labor practice, (iii) to the Knowledge of the Company, has experienced any union organizational or decertification activities and no such activities are currently underway or threatened by, on behalf of or against any labor union, works council, trade association or other employee organization with respect to employees of the Company or any of its Subsidiaries, (iv) has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff Law (collectively, the “WARN Act”), or (v) has been subject to any material pending or, to the Knowledge of the Company, threatened, employment-related Proceeding in any forum, relating to an alleged violation or breach by the Company, any of its Subsidiaries or any of their respective officers or directors of any Law, regulation or Contract, and neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, their employees, officers, directors or agents committed any act or omission giving rise to material Liability for any violation or breach identified in this Section 2.12(e).

(f) None of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee who had previously submitted to his or her supervisor or anyone else in a position of authority with the Company or any of its Subsidiaries any written or oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by the Company or any of its Subsidiaries or its employees. The Company and its Subsidiaries are and have been in material compliance with all Laws relating to employment or the workplace, including provisions relating to wages, hours, employee classification, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, U.S. or foreign visa requirements, the withholding of income Taxes, unemployment compensation, worker’s compensation, employee privacy and right to know, social security contributions and discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status, sexual orientation or other ground protected by applicable Law. There are no pending or, to the Knowledge of the Company, threatened charges (by employees, their representatives or Government Entities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by the Company or any of its Subsidiaries. To the Knowledge of the Company, no investigation by any Government Entity of the employment policies or practices of the Company or any of its Subsidiaries is pending or threatened.

(g) Except for amounts to be paid at the Closing as Unpaid Seller Expenses, each of the Company and its Subsidiaries has paid all wages, salaries, wage premiums, bonuses, commissions, fees, and other compensation due and payable to its current and former employees pursuant to applicable Law, Contract or policy, as due.

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(h) With respect to employees who reside or work in Israel or whose employment is otherwise subject to the Law of the State of Israel (“Israeli Employees”), and without derogating from the application of other sub-sections of this Section 12 on Israeli Employees as well, (i) neither the Company nor any of its Subsidiaries (nor any of their respective predecessor entities, if applicable) is required (under any Law, Contract or otherwise) to provide benefits or working conditions beyond the minimum benefits and working conditions required by Law to be provided pursuant to rules and Regulations of the Israeli Histadrut (General Federation of Labor) and the Israeli Coordinating Bureau of Economic Organization, (ii) neither the Company nor any of its Subsidiaries has nor are any of them subject to, and no Israeli Employee of the Company or any of its Subsidiaries benefits from, any extension order (tzavei harchava) or any Contract or arrangement with respect to employment or termination thereof (other than extension orders applicable to all employees in Israel or to the Metal, Electricity and Electronics Industry sector of the Israeli market), and (iii) the Company’s and its Subsidiaries’ obligations to provide statutory severance pay to its Israeli Employees pursuant to the Severance Pay Law-1963 and vacation pursuant to the Israeli Annual Leave Law-1951 and any personal employment agreement have been satisfied or have been fully funded by contributions to appropriate insurance funds in accordance with Section 14 under the Israeli Severance Pay Law (“Section 14 Arrangement”) and it is and was implemented properly, from the commencement date of the employee’s employment and on the basis of the employee’s entire salary for which severance pay is due under the Israeli Severance Pay Law, 1963. Upon the termination of employment of employees, neither the Company nor any of its Subsidiaries will have to make any payment under the Israeli Severance Pay Law, except for release of the funds accumulated in accordance with the Section 14 Arrangement. Neither the Company nor any of its Subsidiaries has engaged, since inception, any Israeli Employee whose employment would require special approvals from any Government Entity or otherwise. All of the Israeli Employees are “at will” employees subject to the termination notice provisions included in employment Contracts or applicable Laws (including a hearing process under Israeli Law). Except as set forth in Schedule 2.12(h), there is no Contract between the Company or any of its Subsidiaries and any of its Israeli Employees or directors that cannot be terminated by the Company or any of its Subsidiaries upon less than thirty (30) days’ notice without giving rise to a claim for damages or compensation. Neither the Company nor any of its Subsidiaries has Knowledge of any circumstance that could give rise to any valid claim by a current or former Israeli Employee for compensation on termination of employment, including in connection with due process for such termination (hearing as required by Law); all amounts that the Company and its Subsidiaries are legally or contractually required either (i) to deduct from its Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (ii) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Government Entity as required by the Israeli Tax Ordinance and Israeli National Insurance Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid in all material respects, and neither the Company nor any of its Subsidiaries have any outstanding obligation to make any such deduction, transfer, withholding or payment except to the extent that such obligation was not yet due, all other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice. In addition, the Company has made available to Buyer any and all material Contracts with human resource contractors; a summary of its material policies, procedures and customs regarding termination of Israeli Employees if any; and a summary of any substantial dues it pays to the Histadrut Labor Organization and whether the Company or any of its Subsidiaries participates in the expenses of any worker’s committee (Va’ad Ovdim).

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(i) The Company and each of its Subsidiaries has satisfied in all material respects all requirements of Law relating to the employment of foreign citizens, and each of the Company and its Subsidiaries does not currently employ, nor has it ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. No employee of the Company or any of its Subsidiaries has ever brought or, to the Knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(j) Neither the Company nor any of its Subsidiaries has committed to continue the employment of any employee or consultants for any specific period beyond required termination notice periods. No current or former consultants or independent contractors of the Company or any of its Subsidiaries are entitled to severance payments or other any rights under applicable labor laws in connection with their engagement with the Company or any of its Subsidiaries, and all such persons have been properly and legally characterized in all material respects as independent contractors (rather than as employees) and have received all material rights to which they are and were entitled to receive from the Company or any of its Subsidiaries according to any applicable law or contract with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries engages any manpower employee that under applicable law may be considered an employee of the Company or any of its Subsidiaries.

(k) The Company and its Subsidiaries have complied in all material respects with all Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, immigration classification of employees and the collection and payment of withholding and/or social security Taxes.

(l) There is no unfair labor practice complaint against the Company or any of its Subsidiaries pending before any Government Entity.

(m) No labor union or organization, trade union, works council, group of employees or any other employee representative body represents any employees of the Company or any of its Subsidiaries.

(n) To the Knowledge of the Company, none of the Company’s or any of its Subsidiary’s employees or consultants are obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any Order, that prohibits or materially restricts such employee or consultant from performing his or her duties as an employee or as a consultant.

(o) To the Knowledge of the company, no Key Employee is a Party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that would materially interfere with: (i) the performance by such officer or employee of any of his or her duties or responsibilities as an officer or employee of the Company or any of its Subsidiaries, or (ii) the business or operations of the Company and its Subsidiaries.

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(p) All sums due for employee compensation and benefits and all vacation time owing to any employees of the Company and its Subsidiaries have been duly and adequately accrued on the accounting records of the Company and its Subsidiaries.

(q) Except as set forth on Schedule 2.12(q), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in combination with any other event(s)) will result in any payment or benefit (or the acceleration or vesting of any payment or benefit (other than Company Options and Warrants as detailed in this Agreement) to, increase the amount or value of any compensation or benefits payable to, or result in the forgiveness of any Indebtedness of, any director, manager, officer, employee, independent contractor or other service provider of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries.

2.13 Employee Benefits.

(a) Schedule 2.13(a) sets forth, by jurisdiction, a true, complete and correct list of each (i) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not such plan is subject to ERISA), medical, dental, life insurance, equity or equity-based compensation, stock option, stock purchase, employee stock ownership, bonus or other incentive compensation, employment, consulting, profit sharing, disability, fringe benefit, salary continuation, severance, change in control, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plan, program, arrangement or policy, each other “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) and “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), and benefit or compensation plan, policy, program or arrangement, whether oral or written, funded or unfunded, formal or informal, that the Company or any of its Subsidiaries currently maintains, sponsors, contributes to or is required to be contributed to, or in the past seven years has been required to maintain, sponsor or contribute to, for the benefit of any current or former employee, officer, director or individual service provider of the Company or any of its Subsidiaries, or under or with respect to which the Company or any of its Subsidiaries has any past, current or potential Liability, including on account of an ERISA Affiliate, other than any Employee Benefit Agreement (each, an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”) and (ii) Employee Benefit Agreement.

(b) With respect to each Employee Benefit Plan and each Employee Benefit Agreement, Sellers have provided true, complete and correct copies of, as applicable: (i) the current plan and trust documents, with all amendments thereto (or for each Employee Benefit Plan or Employee Benefit Agreement that is not written, a description thereof), (ii) the most recent summary plan description and all related summaries of material modifications, (iii) in the case of any plan that is intended to be “qualified” under Section 401(a) of the Code, the most recent determination, advisory or opinion letter received from the IRS, (iv) the three most recent annual reports (Form 5500-series, with all applicable attachments), (v) all related insurance Contracts, third party administration Contracts, trusts, insurance policies, other funding arrangements and administrative services agreements, in each case which are currently in effect, and (vi) all material notices that were given by any Government Entity to the Company or any of its Subsidiaries during the past three (3) years. No Employee Benefit Plan or Employee Benefit Agreement covers employees of any Person other than the Company or its Subsidiaries, except to the extent that such employees may be dependents or beneficiaries with respect to any employee of the Company or its Subsidiaries.

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(c) Each Employee Benefit Plan (and each related trust, insurance Contract or fund) and each Employee Benefit Agreement has been established, maintained, funded and administered in all material respects in accordance with its terms (and the terms of any applicable collective bargaining agreement, if applicable) and in all material respects in compliance with all applicable requirements of ERISA, the Code and other applicable Laws. The Company and each Person that at any relevant time is or has been treated as a single employer with the Company under Section 414 of the Code (each, an “ERISA Affiliate”) have complied and are in all material respects in compliance with the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Laws (“COBRA”).

(d) Each Employee Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code either has received a current favorable determination from the IRS or may rely upon a favorable opinion or advisory letter from the IRS that such Employee Benefit Plan is so qualified, and nothing has occurred that could adversely affect the qualification of such Employee Benefit Plan.

(e) With respect to each Employee Benefit Plan and each Employee Benefit Agreement, all contributions or payments (including all employer contributions, employee salary reduction contributions, and premium payments) that are due have been made within the time periods prescribed by the terms of each Employee Benefit Plan and each Employee Benefit Agreement, ERISA, the Code and other applicable Laws, and all contributions or payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. No Employee Benefit Plan or Employee Benefit Agreement has any unfunded Liability not accurately reflected on the Financial Statements.

(f) None of the Company, any of its Subsidiaries or any ERISA Affiliate maintains, sponsors, contributes to, has ever had any obligation to maintain, sponsor or contribute to, or has any past, current or potential Liability under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, (iii) any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), (iv) any multiple employer plan (as described in Section 413(c) of the Code), or (v) any plan, program or arrangement that provides for post-retirement or post-employment medical, life insurance or other similar benefits (other than health continuation coverage required by COBRA for which the covered Person pays the full cost of coverage). None of the Company, any of its Subsidiaries or any ERISA Affiliate has any past, current or potential Liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA. Neither the Company nor any of its Subsidiaries has any Liability (whether past, current or contingent) as a result of being treated as a single employer under Section 414 of the Code with any other Person.

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(g) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and distributed in all material respects in accordance with the applicable requirements of ERISA, the Code and any other applicable Laws with respect to each Employee Benefit Plan.

(h) With respect to each Employee Benefit Plan, (i) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), (ii) no “fiduciary” (as defined under ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan, and (iii) no Proceeding (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened, and there are no facts that would give rise to or could reasonably be expected to give rise to any such Proceeding. No act, omission or transaction has occurred which would result in imposition on the Company or any of its Subsidiaries of (A) breach of fiduciary duty liability damages under Section 409 of ERISA or any other applicable Law, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (C) a tax, penalty or assessment imposed pursuant to Chapter 43 of Subtitle D of the Code.

(i) The Company and its Subsidiaries have, including for purposes of each Employee Benefit Plan and each Employee Benefit Agreement, correctly classified those individuals performing services for the Company or its Subsidiaries as common law employees, leased employees, exempt or non-exempt employees, independent contractors or agents of the Company or any of its Subsidiaries; and the Company and its Subsidiaries have no Liability by reason of an individual who performs or performed services for the Company or any of its Subsidiaries in any capacity being improperly classified or excluded from participating in an Employee Benefit Plan.

(j) Except as set forth on Schedule 2.13(j), the consummation of the Transaction, alone, or in combination with any other event, shall not (i) entitle any current or former employee or other individual service provider of the Company or its Subsidiaries (or the beneficiaries of such individuals) to any severance, change in control, retention, or other similar payment under any Employee Benefit Plan, any Employee Benefit Agreement or otherwise, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any such employee or other individual service provider (or their beneficiaries), or otherwise give rise to any obligation to fund or any Liability under any Employee Benefit Plan or any Employee Benefit Agreement or otherwise.

(k) Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether or not written, formal or informal) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Employee Benefit Plan that would increase materially the expense of maintaining such Employee Benefit Plan above the level of expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

(l) Each Benefit Plan that is subject to Section 409A of the Code has been maintained in form and operated in compliance with the operational and documentary requirements of Section 409A of the Code and has been administered in compliance with its terms. The Company has no obligation to gross up, reimburse or otherwise indemnify any Person for any Taxes that might be incurred as the result of Sections 280G, 409A or 4999 of the Code (or any corresponding provisions of state, local, or foreign Tax Law).

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(m) Each Employee Benefit Plan and each Employee Benefit Agreement that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with, and is in documentary compliance with, all applicable Law, including Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder.

(n) Subject to applicable Law and to statutory and contractual obligations to pay any earned and vested benefits and to provide legally-required advance notice, any Employee Benefit Plan may be amended, frozen or terminated in accordance with its terms without material liability to the Company or any of its Subsidiaries.

(o) No employee of the Company or any of its Subsidiaries will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit, nor will the vesting of, entitlement to or receipt of any such benefit be accelerated, solely as a result of the Transaction.

(p) All Employee Benefit Plans that are group health plans have been operated and administered in compliance with the Patient Protection and Affordable Care Act (“PPACA”), the Health Care and Education Reconciliation Act of 2010 and all applicable regulations and guidance thereunder; and to the extent any Benefit Plan is intended to be grandfathered under the terms of PPACA, the Company has complied with the applicable provisions of PPACA, the Code, ERISA and applicable Laws in all material respects, and the Company has not taken, or failed to take, any action which would cause such Employee Benefit Plan to lose such grandfathered status.

(q) All required reports and descriptions (including Form 5500 annual reports, Form 1094-C and 1095-C, summaries of benefits and coverage, summary annual reports, and summary plan descriptions) have been timely filed and distributed in all material respects in accordance with the applicable requirements of ERISA and the Code with respect to each Employee Benefit Plan.

(r) As of the Closing Date, there will be no Contract to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Continuing Employee of the Company, who is a “disqualified individual” within the meaning of Section 280G of the Code, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. No payment or benefit which has been, will be or may be made with respect to any Continuing Employee will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the Transaction, either alone or in conjunction with any other event (whether contingent or otherwise).

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2.14 Compliance with Laws; Licenses.

(a) Each of the Company and its Subsidiaries is, and has at all times been in compliance in all material respects with all Laws and Orders applicable its business or operations. No notices have been received by and, to the Knowledge of the Company, no claims have been filed against, the Company or any of its Subsidiaries alleging a violation of or non-compliance with any Laws or Orders to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries has conducted any internal investigation with respect to any actual, potential or alleged violation of any Law or Order by the Company, any of its Subsidiaries, or any of their respective officers, directors or employees.

(b) [Reserved].

(c) Each of the Company and its Subsidiaries holds all Licenses required for the conduct of its business and the ownership of and operations of its properties and assets. Schedule 2.14(c) sets forth a true, correct and complete list of all of such Licenses held by the Company and its Subsidiaries which are material for the conduct of its business and the ownership and operations of its properties and assets. No notices have been received by the Company or any of its Subsidiaries alleging the failure to hold any License. Each of the Company and its Subsidiaries is in compliance with all material terms and conditions of all Licenses which it holds, and all of such Licenses are valid, binding, in full force and effect and will remain valid, binding, in full force and effect and will be available for use by the Company and its Subsidiaries immediately after the Closing without the action of any party prior to the Closing. No loss or expiration of any License of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened or reasonably foreseeable (including as a result of the Transaction) other than expiration in accordance with the terms thereof.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contracts, arrangements or concerted practices and no practices in which the Company or any of its Subsidiaries is or has been engaged which are void, illegal, unenforceable, registrable or notifiable under or which contravene any competition, anti-trust, anti-monopoly or anti-cartel legislation or regulations, nor has the Company or any of its Subsidiaries received any threat or complaint or request for information or investigation in relation to or in connection with any such legislation or regulations. Neither the Company nor any of its Subsidiaries was or is not subject to any Order, nor is it party to any undertaking or assurance given to any Government Entity, in relation to competition matters.

2.15 Real Property.

(a) Neither the Company nor any of its Subsidiaries has ever owned any real property.

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(b) Schedule 2.15(b) sets forth the address of each parcel of real property currently leased, sub-leased or otherwise occupied by the Company or any of its Subsidiaries (the “Leased Real Property”) and a list of all Real Property Leases, including the date and the names of the parties to such Real Property Leases. The Company has provided to Buyer true, complete and correct copies of each Real Property Lease and, in the case of an oral Real Property Lease, a written summary of the material terms thereof. The Company and its Subsidiaries have good and valid leasehold interest in and to all of the Leased Real Property, free and clear of all Liens except for Permitted Liens. Each Real Property Lease is legal, valid, binding and in full force and effect and is enforceable against the parties thereto in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). With respect to each Leased Real Property, (i) neither the Company nor any of its Subsidiaries is or, to the Knowledge of the Company, is alleged to be in breach of or default in any material respect under any Real Property Lease, (ii) to the Knowledge of the Company, no counterparty is in breach of or in default in any material respect under any Real Property Lease, (iii) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, and (iv) there is no condemnation, expropriation or other Proceeding in eminent domain pending or, to the Knowledge of the Company, threatened, affecting any Leased Real Property or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries has waived any rights under any Real Property Lease that would be in effect on or after the date of this Agreement and which would be materially adverse to the Company or such Subsidiary. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any Real Property Lease to declare a default or to accelerate, or which does accelerate, the maturity of any Liability of the Company or any of its Subsidiaries under any Real Property Lease. To the Knowledge of the Company, each parcel of Leased Real Property is (x) in good operating condition and repair, subject to ordinary wear and tear (consistent with the age of such Leased Real Property), (y) not in need of maintenance or repair except for ordinary routine maintenance and repair, and (z) structurally sound with no known material defects.

2.16 Environmental Matters.

(a) Since January 1, 2018, neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, other notice from any Government Entity or any other Person, alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law. Neither the Company nor any of its Subsidiaries has assumed, contractually or by operation of Law, any Liabilities or corrective or remedial obligations under any Environmental Laws. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order pursuant to any Environmental Law. No Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries pursuant to any Environmental Law. To the Knowledge of the Company, no condition, event or circumstance exists that could give rise to any Environmental Law violation against the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has at all times complied, and is currently in compliance in all material respects with all Environmental Laws.

(b) Neither the Company nor any of its Subsidiaries has treated, stored, transported, disposed of, released or arranged for the treatment, storage, transportation, release or disposal of, Hazardous Materials in a manner or to a location that would reasonably be expected to result in Liability to the Company or any of its Subsidiaries under or relating to Environmental Laws.

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2.17 Affiliate Transactions; Related Parties.

(a) No Equityholder nor to the Company’s Knowledge any of his/her/its Affiliates, officers, directors or employees, or any Person in the Family Group of any of the foregoing (each, a “Company Affiliate”), (i) is, or within the past five (5) years has been, a party to any Contract with the Company or any of its Subsidiaries or that pertains to the business of the Company and its Subsidiaries other than Contracts that govern and evidence Equity Equivalents, Company Options or Warrants and other than any employment, consulting, non-competition, confidentiality, shareholders agreements or other similar agreements set forth on Schedule 2.9(a)(xix) between the Company or any of its Subsidiaries and any Person who is an officer, director or employee of the Company or any of its Subsidiaries (each, an “Affiliate Agreement”), or (ii) owns, leases, or has any material economic or other interest in any asset, tangible or intangible (including Intellectual Property Rights), that is used by, held for use by, or necessary for the operation of the Company or any of its Subsidiaries as currently conducted (together with the Affiliate Agreements, collectively the “Affiliate Transactions”). As of the Closing, there will be no outstanding or unsatisfied obligations of any kind (including notes, accounts receivables, inter-company accounts, notes, guarantees, loans, or advances) between the Company or any of its Subsidiaries, on the one hand, and a Company Affiliate, on the other hand, except the payment of any unpaid salary or compensation owing to an officer, director, consultant, contractor or employee of the Company or any of its Subsidiaries in the Ordinary Course and in accordance with the Company’s normal payroll practices.

(b) To the Knowledge of the Company, no Company Affiliate owns any interest in, or serves as an officer, manager, director or employee of, any competitor of the Company, except for ownership of securities having no more than three percent (3%) of the outstanding voting power of any such competing business that are listed on any national securities exchange.

2.18 Insurance. Schedule 2.18 sets forth a description (including policy number, insurer, annual premium, premium payment dates, expiration dates and type of coverage) of all insurance policies carried by, or maintained on behalf of, the Company or any of its Subsidiaries, copies of which have been provided to Buyer. Each such insurance policy is in full force and effect, all premiums payable under all such insurance policies have been timely paid as due, and the Company and its Subsidiaries are in material compliance with the terms of each such insurance policy. Neither the Company nor any of its Subsidiaries (a) is in material default under any insurance policy maintained by it, and (b) has ever been denied insurance coverage. Schedule 2.18 sets forth a list of all material claims made by the Company or any of its Subsidiaries against an insurer in respect of coverage under any insurance policy, and there have been no denials of claims or reservation of rights letters with regard to such claims. To the Knowledge of the Company, there are no claims under such policies which are reasonably likely to exhaust the applicable limit of liability. The Company and its Subsidiaries have reported in a timely manner all reportable events to its insurers.

2.19 Brokerage. No broker, finder, investment banker or other Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Transaction based on any arrangement or agreement to which the Company, any of its Subsidiaries is a party or to which the Company and any of its Subsidiaries is subject for which the Company, any of its Subsidiaries or Buyer could become obligated after the Closing.

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2.20 Customers. Schedule 2.20 sets forth a true, correct and compete list of (i) the top ten (10) customers of the Company and its Subsidiaries for the fiscal year ended December 31, 2020, and (ii) the top ten (10) customers of the Company and its Subsidiaries for the six (6) month period ending on June 30, 2021 (in each case, based on the revenue generated) (each, a “Material Customer”, and collectively, the “Material Customers”), showing the approximate total sales to each such customer during the applicable period and the percentage of the total sales of the Company and its Subsidiaries represented by such sales. Since January 1, 2021, no Material Customer has (x) canceled or otherwise terminated, or, to the Knowledge of the Company, threatened to cancel or terminate, its relationship with the Company or any of its Subsidiaries, or (y) decreased or limited materially or, to the Knowledge of the Company, threatened to decrease or limit materially, its business with the Company or any of its Subsidiaries or indicated any intent to modify materially its relationship with the Company or any of its Subsidiaries. No Material Customer has made an indemnification or similar claim against the Company or any of its Subsidiaries and, to the Knowledge of the Company, no basis for any such claim by any Material Customer exists. Neither the Company nor any of its Subsidiaries is currently involved in any material dispute with any Material Customer and, to the Knowledge of the Company, no basis for any such dispute exists.

2.21 Vendors. Schedule 2.21 sets forth a true, correct and complete list of (i) the top ten (10) suppliers and vendors of the Company and its Subsidiaries for the fiscal year ended December 31, 2020, and (ii) the top ten (10) suppliers and vendors of the Company and its Subsidiaries for the six (6) month period ending on June 30, 2021 (in each case, based on aggregated spend) (each, a “Material Vendor”, and collectively, the “Material Vendors”), showing the approximate total spend by the Company and its Subsidiaries from each such supplier or vendor during the applicable period. Since January 1, 2021, no Material Vendor has (x) has canceled or otherwise terminated, or, to the Knowledge of the Company, threatened to cancel or terminate, its relationship with the Company or any of its Subsidiaries, (y) decreased or limited materially or, to the Knowledge of the Company, threatened to decrease or limit materially, its business with the Company or any of its Subsidiaries or intends to modify materially its relationship with the Company or any of its Subsidiaries, and (z) materially increased or, to the Knowledge of the Company, threatened to materially increase, the prices charged by such Material Vendor to the Company and its Subsidiaries for the goods or services provided by such Material Vendor to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is currently involved in any material dispute with any Material Vendor and, to the Knowledge of the Company, no basis for any such dispute exists.

2.22 Accounts Receivable. All accounts and notes receivable reflected on the Most Recent Balance Sheet are, and all accounts receivable that will be included on the Estimated Closing Balance Sheet will be, (i) valid, existing and genuine; (ii) bona fide receivables arising in the Ordinary Course and are collectible in the Ordinary Course (net of allowances for doubtful accounts reflected on such balance sheets); (iii) are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, judgment, security interest or other Lien (other than Permitted Liens); and (iv) no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables by the Company or any of its Subsidiaries.

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2.23 Certain Business Practices.

(a) Neither the Company or any of its Subsidiaries, nor any of their respective directors, officers, or, to the Knowledge of the Company, employees, nor, to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries, is or has been: (i) a Sanctioned Person, (ii) organized, resident, or located in a Sanctioned Country, (iii) directly or indirectly operating in, conducting business with, or otherwise engaging in any dealings with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws (including the Israeli Trading with the Enemy Ordinance, as amended, and any regulations and orders promulgated related thereto)., or (iv) otherwise in violation of any applicable Sanctions Laws, the FCPA, Ex-Im Laws, AML Laws, Anti-Corruption Laws, or anti-boycott Laws administered by the U.S. Department of Commerce or the U.S. Internal Revenue Service. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has or is using or developing, or otherwise engaged in, encryption technology or other technology whose development, commercialization or export is restricted, and the conduct of the business as currently conducted and as currently proposed to be conducted does not require obtaining a license from any Government Entity, including the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, or from the Israeli Ministry of Economy pursuant to the Law of Regulation of Security Exports, 2007.

(b) Neither the Company or any of its Subsidiaries, nor any of their respective directors, officers, or, to the Knowledge of the Company, employees, nor, to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries, has offered, paid, promised to pay, or authorized payment of any money, or offered, given, promised to give, or authorized giving of anything of value to (i) any Government Official for purposes of influencing any act or decision of such Government Official in its, his or her official capacity, inducing such Government Official to do or omit to do any act in violation of its, his or her lawful duty, or securing any improper advantage, or inducing such Government Official to use its, his or her influence with a foreign Government Entity to affect or influence any act or decision of such Government Entity, in each case, in order to assist the Company in obtaining or retaining business for or with, or directing business to any person, (ii) any Person, while knowing that all or a portion of such money or thing of value would or will be offered, given, or promised, directly or indirectly, to any Government Official for any prohibited purpose described in clause (i), or (iii) any Person in violation of applicable Anti-Corruption Laws.

(c) Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, other communication from any Government Entity that alleges that the Company or any of its Subsidiaries is not, or may not be, in compliance with, or has, or may have, any Liability under any applicable Sanctions Laws, the FCPA, Ex-Im Laws, AML Laws, Anti-Corruption Laws, or anti-boycott Laws administered by the U.S. Department of Commerce or the U.S. Internal Revenue Service.

(d) Neither the Company nor any of its Subsidiaries holds any registrations and/or licenses with the Directorate of Defense Trade Controls, United States Department of State under the ITAR and/or the Bureau of Industrial Security, U.S. Department of Commerce under the EAR. Neither the Company nor any of its Subsidiaries has manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data,” as those terms are defined in 22 C.F.R. Part 120, to foreign Persons in the United States or abroad except pursuant to valid licenses or approvals and otherwise in accordance with applicable Law. Neither the Company nor any of its Subsidiaries has exported any EAR-controlled items or technology except pursuant to valid licenses or approvals and otherwise in accordance with applicable Law.

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2.24 Insolvency Proceedings. Neither the Company nor any of its Subsidiaries (a) is the subject of any pending or, to the Knowledge of the Company, threatened insolvency proceedings of any character, (b) has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings, or (c) is insolvent and will not become insolvent as a result of this Transaction.

2.25 Government Contracts.

(a) Set forth on Schedule 2.25(a)(i) is a list of each Government Contract for which the period of performance has not yet expired or for which final payment has yet to be received, including the contract number and award/effective date and all parties to the contract. Set forth on Schedule 2.25(a)(ii) of the Disclosure Schedule is a list of each outstanding Government Bid. Except as prohibited by Law, the Company has made available to Buyer correct and complete copies of all such Government Contracts and Government Bids. All Government Contracts constitute valid and binding obligations of the Company and, to the Company’s Knowledge, of the other party or parties thereto, and are enforceable in accordance with its terms, and all Government Bids were made in the ordinary course of business.

(b) With respect to each Government Contract and Government Bid: since January 1, 2018, (i) the Company and its Subsidiaries have complied in all material respects with (x) all terms and conditions of each Government Contract and Government Bid and (y) any requirements of Law pertaining to each Government Contract and Government Bid; and (ii) each representation and certification executed by the Company or any of its Subsidiaries pertaining to each Government Contract and Government Bid was true and correct in all material respects as of its effective date and all such representations and certifications have continued to be current, accurate and complete in all material respects if and as required by the terms of each Government Contract, Government Bid or Law.

(c) There is and has been no: (i) administrative, civil fraud or criminal audit, investigation, indictment or information of the Company or any of its Subsidiaries by any Government Entity relating to any Government Contract or Government Bid, (ii) disputes between the Company or any of its Subsidiaries and a Government Entity which have resulted in a government contracting officer’s final decision or (iii) claim or request for equitable adjustment by the Company or any of its Subsidiaries against a Government Entity. There is no pending or, to the Knowledge of the Company, threatened audit or investigation by any Government Entity of the Company or any of its Subsidiaries with respect to any alleged material misstatement, omission or violation of Law arising under or relating to a Government Contract or Government Bid. Neither the Company or any of its Subsidiaries has conducted or initiated any internal investigation, or made a mandatory or voluntary disclosure to the United States Government or other customer, with respect to any alleged misstatement or omission arising under or relating to any Government Contract or Government Bid.

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(d) There are no outstanding material claims by or against the Company or any of its Subsidiaries, on the one hand, and a Government Entity, prime contractor, subcontractor or vendor, on the other hand, arising under any Government Contract or Government Bid. Neither the Company nor any of its Subsidiaries has initiated or received written notice of material disputes between the Company or any of its Subsidiaries and a Government Entity under any Law or between the Company or any of its Subsidiaries and any Government Entity, prime contractor, subcontractor or vendor arising under any such Government Contract. Neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s Knowledge, oral notice of termination for convenience or default of any Government Contract, in whole or in part and, to the Company’s Knowledge, no such termination has been threatened.

(e) Neither the Company nor any of its Subsidiaries is nor has been, and none of the Company’s or any of its Subsidiaries’ officers, directors, managers or other persons having primary management or supervisory responsibility, is or has been, debarred, suspended, deemed non-responsible or otherwise excluded from participation in the award or performance of any Government Contract, nor has any debarment, suspension or exclusion proceeding been initiated against the Company or any of its Subsidiaries.

(f) In connection with each Government Contract and Government Bid, (i) the Company and its Subsidiaries have complied, in all material respects, with all requirements imposed by Government Contract or Law to assert and protect its rights in technical data, computer software, and other Intellectual Property Rights that are material to the Company or any of its Subsidiaries; (ii) no Government Entity, prime contractor or higher-tier contractor has other than Limited Rights or Restricted Rights, as defined by FAR 52.227-14, DFARS 252.227-7013, and DFARS 252.227-7014, to Company Owned IP; and (iii) neither the Company nor any of its Subsidiaries have received written notice challenging any proprietary markings or rights asserted by the Company or any of its Subsidiaries in connection with any technical data, computer software, or other Intellectual Property Rights.

(g) The Company and its Subsidiaries are in compliance with the all information safeguarding and reporting requirements, including any requirements covering implementation of National Institute of Standards and Technology (“NIST”) Special Publication 800-171, any cyber incident reporting, and any state-level information safeguarding and reporting requirements, as applicable to each of the Company’s and its Subsidiaries’ Government Contracts.

(h) Except as set forth on Schedule 2.25(h), neither the Company nor its Subsidiaries, or any of their employees, have paid a contingent fee, as defined by FAR 52.303-5, to any Person in connection with securing a Government Contract where such a fee is otherwise prohibited by the terms of the contract, or applicable law or regulation.

(i) Neither the Company nor any of its Subsidiaries have received any adverse or negative past performance evaluations or ratings by any Governmental Authority, and no facts exist that could result in any adverse or negative past performance evaluation or rating by any Government Entity regarding any Government Contract, or that could affect the evaluation of the any Government Bid.

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(j) Neither the Company nor its Subsidiaries or, to the Knowledge of the Company, any of their employees has made or accepted anything of value, directly or indirectly, to or from any Person in violation of applicable Laws, including (but not limited to) Laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions.

(k) Neither any Government Entity nor any prime contractor or higher-tier subcontractor under a Government Contract nor any other Person: (i) has notified the Company or its Subsidiaries in writing of any actual or alleged violation or breach of any Law or Government Contract; (ii) has withheld or set off, or attempted to withhold or set off, monies due to the Company or its Subsidiaries under any Government Contract, and no facts or, to the Knowledge of the Company, allegations exist that could give rise to such a withhold or set off; or (iii) has questioned or disallowed any costs claimed by the Company or its Subsidiaries under outstanding Government Contracts, and no facts or, to the Knowledge of Seller, allegations exist that could give rise to any such disallowed costs.

(l) Since January 1, 2016, neither the Company nor its subsidiaries have been issued a show cause, cure, deficiency, default or similar notice from any Government Entity or any prime contractor or higher-tier subcontractor relating to any Government Contract, and, no facts or, to the Knowledge of the Company, allegations exist that could give rise to such a notice.

(m) Neither the Company nor its Subsidiaries are (i) subject to or bound by any Organizational Conflict of Interest (as defined by Subpart 9.5 of the FAR, an “Organizational Conflict of Interest” or “OCI”) contractual provisions that have had or reasonably would be expected to have an effect on the ability to perform or seek to perform future Government Contracts, or (ii) a party to or bound by any mitigation plan resulting from any actual or perceived Organizational Conflict of Interest involving the Company or its Subsidiaries. In the past three (3) years, neither the Company nor its Subsidiaries have had access to non-public information or provided systems engineering, technical direction, consultation, technical evaluation, source selection services, or services of any type, or prepared specifications or statements of work, or engaged in any other conduct, that creates an unmitigated Organizational Conflict of Interest for the Company or its Subsidiaries with respect to those Government Contracts to which the Company or its Subsidiaries are a party.

(n) Neither the Company nor its Subsidiaries are a party to a Government Contract that was awarded based on the Company or Subsidiaries’ size status or any socioeconomic preference.

(o) Neither the Company nor its Subsidiaries have assigned or agreed to assign to any Person, or otherwise encumbered or agreed to encumber for the benefit of any Person, any right, title, or interest in or to any Government Contracts, or any account receivable relating thereto. Neither the Company nor its Subsidiaries have entered into financing arrangements with respect to the performance of any outstanding Government Contract.

(p) Neither the Company or any of its Subsidiaries is performing at-risk under a Government Contract or for a prospective Government Contract; for the avoidance of doubt, “performing at-risk” means incurring direct costs, other than costs as defined FAR 31.205-32, at a Person’s sole risk prior to or in anticipation of and without obligation of funding under a Government Contract.

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2.26 Privacy and Security.

(a) The Company’s and its Subsidiaries’ past and present collection, use, analysis, disclosure, transfer, retention, storage, security, and dissemination of Personal Information complies in all material respects with (i) any Contract to which the Company or any of its Subsidiaries is a party or (ii) any applicable Laws, including Privacy and Security Laws and Requirements.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or consultants: (i) is, to the Knowledge of the Company, under investigation by any Government Entity for a violation of any Privacy and Security Laws and Requirements; (ii) has received any written notices from any Person or Government Entity relating to any such violations; and (iii) is, to the Knowledge of the Company, subject to any Liability with respect to the loss, damage or unauthorized access, use, disclosure, modification or other misuse of Personal Information, and no such Liability has been threatened in writing.

(c) The Company and its Subsidiaries have, contractually or otherwise, required their Third Party service providers who access, use, process, or further disclose Personal Information and/or Sensitive Information to adhere to the Company’s and its Subsidiaries’ corporate policies, including those applicable to data privacy, data security, and Personal Information, and all applicable Laws.

(d) Complete and accurate copies of any written complaints, claims or demands delivered to the Company or any of its Subsidiaries alleging a violation of any Privacy and Security Laws and Requirements have been provided to Buyer.

(e) There has been no unauthorized use or disclosure of Personal Information of any Third Party by the Company or any of its Subsidiaries or unauthorized use or disclosure of Personal Information of the Company or its Subsidiaries that would constitute a breach for which notification to individuals and/or regulatory authorities is required under any applicable Privacy and Security Laws and Requirements. To the Knowledge of the Company, there has been no unauthorized access to, use, disclosure, transfer (including transfers between jurisdictions) or misuse of, Personal Information owned, licensed or maintained by, or on behalf of, the Company or any of its Subsidiaries, and the Company and each of its Subsidiaries takes and has at all times taken commercially reasonable steps required by applicable Privacy Laws and Requirements to protect the privacy of any Personal Information collected by the Company or any of its Subsidiaries or on its behalf, to maintain in confidence such Personal Information and to prevent such unauthorized access, use, disclosure and misuse.

(f) Neither the Company nor any of its Subsidiaries has provided any service to any Third Party nor have any products or services offered or provided by the Company or any of its Subsidiaries been used by the Company or any of its Subsidiaries, or to the Knowledge of the Company, by any Third Party for “offensive” activities, including cyber warfare, unauthorized cyber-attacks or interventions on non-Company products or systems, or the manufacture or acquisition of cyber weapons. Neither the Company nor any of its Subsidiaries offers to any Customer or other Person, and have not engaged in any, such “offensive” activities, using either products or services developed by the Company or any of its Subsidiaries or products or services developed by and/or acquired from Third Parties.

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(g) The Company’s and each of its Subsidiary’s information security practices conforms in all material respects with (i) any information security statements in its respective privacy policies at the time each privacy policy was in effect and (ii) any public statement regarding the Company’s or any of its Subsidiaries information security practices. No Proceeding has been asserted, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their officers, directors or employees (in their capacity as such) by any Person with respect to the security of their use, disclosure or transfer of Personal Information. All Databases owned, controlled, held or used by the Company or any of its Subsidiaries and required to be registered under applicable Laws have been properly registered and maintained (other than with respect to Personal Information of employees and service providers), and the data therein has been used by the Company and its Subsidiaries solely as permitted pursuant to such registrations. Any consents required to be obtained by the Company under Privacy Laws and Requirements for the collection, processing, transfer and other use of Personal Information by the Company or any of its Subsidiaries for the conduct of the Company’s or any of its Subsidiary’s business have been obtained. Except as set forth in Schedule 2.26(g), the Company and each of its Subsidiaries is and has been in compliance with all laws relating to data security, data loss, theft and breach of security notification obligations, including the Protection of Privacy Regulations (Data Security), 2017.

(h) The execution, delivery and performance of this Agreement by the Company will not result in a violation of Privacy and Security Laws and Requirements.

2.27 Full Disclosure. None of the representations and warranties set forth in this Article II or in any certificate made or delivered by the Company or Sellers in connection herewith, contains any untrue statement of a material fact, individually or in the aggregate, or omits to state a material fact, individually or in the aggregate, necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made.

ARTICLE III
Representations and Warranties of Sellers

Each Seller makes to Buyer the representations and warranties contained in this Article III as of the date hereof as follows:

3.1 Legal Capacity; Organization; Good Standing; Power.

(a) If such Seller is an individual, such Seller has the legal capacity to execute and deliver the Transaction Documents to which he or she is or will be a party and to perform his or her obligations thereunder and to consummate the Transaction.

(b) If such Seller is a Person other than an individual, such Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization. Such Seller possesses full power and authority necessary to own, operate and lease its properties and to carry on its businesses in all material respects as presently conducted

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3.2 Authorization; Execution and Enforceability; No Breach.

(a) If such Seller is an individual, such Seller has full legal right and authority and has taken all actions necessary to enter into this Agreement and the other Transaction Documents to which such Seller is or will be a party, to carry out his or her obligations hereunder and thereunder and to consummate the Transaction.

(b) If such Seller is a Person other than an individual, such Seller possesses full legal right and all requisite power and authority, and has taken all actions necessary to authorize, execute, deliver and perform this Agreement and each other Transaction Document to which it is or will be a party and to consummate the Transaction, in accordance with the terms of this Agreement and the other Transaction Documents, as applicable; and no other action on the part of such Seller is necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the Transaction.

(c) Each Transaction Document to which such Seller is or will be a party has been, or upon its execution and delivery by such Seller, will be, duly and validly executed and delivered by such Seller and constitutes, or upon its execution and delivery will constitute, a valid and legally binding obligation of such Seller, enforceable against such Seller, in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity)

(d) Except as set forth on Schedule 3.2(d), no material Consents are required on the part of such Seller for the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which he, she or it is or will be a party or the consummation of the Transaction, except for such Consents, which if not obtained or made, would not be material to the Company or such Seller or would not prevent, materially alter or materially delay the consummation of the Transactions. Neither the execution, delivery or performance by such Seller of this Agreement and the other Transaction Documents to which her or she is or will be a party nor the consummation of the Transaction, will (i) conflict with or result in a breach, violation or infringement of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (except for a Permitted Lien), (iv) give any Third Party the right to modify, cancel, terminate, suspend, revoke or accelerate or increase any obligation under, (v) result in a violation of, or (vi) give rise to a loss of benefit under (A) any Law or Order to which such Seller is subject, (B) the Governing Documents of such Seller or (C) any material Contract to which such Seller is subject.

3.3 Title to Company Shares. Such Seller owns of record and beneficially the Company Shares as set forth next to such Seller’s name on Schedule 2.2(a); and except as otherwise set forth on Schedule 2.2(a), such Company Shares represent all of the issued and outstanding capital stock or other Equity Equivalents of the Company owned by such Seller. Such Seller has good and valid title to such Company Shares, free and clear of all Liens and, at the Closing, such Seller will deliver to Buyer good and valid title to such Company Shares, free and clear of all Liens.

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3.4 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation to other Persons in connection with the Transaction based on any arrangement or agreement to which such Seller is a party or to which such Seller is subject for which the Company or Buyer could become obligated after the Closing.

3.5 Restricted Securities. Such Seller understands that the shares of Buyer Common Stock to be acquired by such Seller pursuant to this Agreement have not been registered under the Securities Act as of the Closing, are being issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representations as expressed herein. Such Seller understands that the shares of Buyer Common Stock to be acquired by such Seller pursuant to this Agreement are a “restricted security” under applicable United States federal securities laws and that, pursuant to these laws, such Seller must hold the shares of Buyer Common Stock to be acquired by such Seller pursuant to this Agreement until they are registered with the SEC as contemplated by this Agreement, or an exemption from such registration requirements is available.

3.6 Accredited Investor. To the extent that such Seller confirmed on the signature pate hereto that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, such Seller has such knowledge and experience in financial affairs that such Seller is capable of evaluating the merits and risks of an investment in shares of Buyer Common Stock to be acquired by such Seller pursuant to this Agreement. Such Seller, with respect to the shares of Buyer Common Stock to be acquired by such Seller hereunder, is not an “underwriter” within the meaning of Section 2(11) of the Securities Act and is acquiring such shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.

3.7 Residency. To the extent such Seller confirmed on the signature page hereto that it is a non U.S. Person, such Seller (a) is not acquiring Buyer Common Stock to be acquired by such Non-U.S. Seller pursuant to this Agreement for the account or benefit of any U.S. Person, (b) is not, at the time of execution of this Agreement, and will not be, at the time of the Closing, in the United States and (c) is not a “distributor” (as defined in Regulation S promulgated under the Securities Act).

3.8 Litigation. There are no Proceedings pending or, to the knowledge of such Seller, threatened against or affecting such Seller in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the Transaction or which involves a claim against, or constitutes a Lien on, the Company Shares or any other Equity Equivalents held by such Seller. No Order exists that relates to, affects or constitutes a Lien on the Company Shares owned by such Seller.

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3.9 Full Disclosure. None of the representations and warranties set forth in this Article III or in any certificate made or delivered by a Seller in connection herewith, contains any untrue statement of a material fact, individually or in the aggregate, or omits to state a material fact, individually or in the aggregate, necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made.

ARTICLE IV
Representations and Warranties of Buyer

Buyer makes to Sellers the representations and warranties contained in this Article IV as of the date hereof as follows:

4.1 Organization; Good Standing; Power. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization. Buyer possesses full power and authority necessary to own, operate and lease its properties and to carry on its businesses in all material respects as presently conducted.

4.2 Authorization; Execution and Enforceability; No Breach.

(a) Buyer possesses full legal right and all requisite power and authority, and has taken all actions necessary on the part of Buyer to authorize, execute, deliver and perform this Agreement and each other Transaction Document to which it is or will be a party and to consummate the Transaction, in accordance with the terms of this Agreement and the other Transaction Documents, as applicable; and no other action on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the Transaction. Each such Transaction Document has been, or upon its execution and delivery by Buyer will be, duly and validly executed and delivered by Buyer and constitutes, or upon its execution and delivery will constitute, a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity)

(b) No material filing with or notice to, and no permit, authorization, registration, consent or approval of, any Government Entity or any other Person is required on the part of Buyer for the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party or the consummation of the Transaction. Neither the execution, delivery or performance by Buyer of this Agreement and the other Transaction Documents to which it is a party nor the consummation of the Transaction, will (i) conflict with or result in a breach, violation or infringement of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (except for a Permitted Lien), (iv) give any Third Party the right to modify, cancel, terminate, suspend, revoke or accelerate any obligation under, (v) result in a violation of, or (vi) give rise to a loss of benefit under (A) the Governing Documents of Buyer, (B) any Law or Order to which Buyer is subject, or (C) any material Contract to which Buyer is subject.

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4.3 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation to other Persons in connection with the Transaction based on any arrangement or agreement to which Buyer is a party or to which Buyer is subject for which any Seller could become liable or obligated after the Closing.

4.4 Litigation. There are no Proceedings or Orders pending or, to the knowledge of Buyer, threatened against or affecting or involving, the Buyer, which prevent, alter, enjoin or delay the Transaction, and/or in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the Transaction.

4.5 Shares of Buyer Common Stock. The shares of Buyer Common Stock to be issued and delivered to Sellers in accordance with this Agreement, and such shares, when so issued and delivered, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens, except for restrictions under applicable federal and state securities Laws and this Agreement and free of any outstanding subscriptions, preemptive rights, rights of first refusal or “put” or “call” rights created by statute or any Contract to which the Buyer is a party or by which the Buyer or any of its assets is bound. The RSU Grants to be issued will have the rights, preferences and priorities, inter alia, as set forth in the Buyer 2017 Equity Award Plan.

4.6 Acknowledgement of the Buyer’s Receipt of Information. Without limiting in any way the representations and warranties set forth in Article II or Article III, Buyer acknowledges and agrees that it, or its representatives (a) has had an opportunity to ask questions and receive answers and materials, and to discuss the business of the Company and its Subsidiaries and any other related matter, with certain key officers of the Company and its Subsidiaries, and (b) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the Transactions contemplated hereunder. The Buyer hereby acknowledges and agrees that other than the Company and Sellers’ representations and warranties set forth in Article II and Article III hereof, none of the Company and Sellers or any of their representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the business of the Company or any Subsidiary thereof nor with respect to the Company share capital, including with respect to any information provided or made available to the Buyer.

4.7 No General Solicitation. Neither Buyer, nor any of its officers, directors, employees, agents, stockholders or partners has (a) engaged in any general solicitation, (b) published any advertisement or (c) engaged in any “directed selling efforts” as defined in Rule 902 of Regulation S promulgated under the Securities Act, nor has Buyer made an “offer to the public” under the Israeli Securities Law, in any case in connection with the offer and sale of Buyer Common Stock to be issued pursuant to this Agreement.

4.8 SEC Filings; Financial Statements.

(a) The SEC Documents constitute all reports, schedules, forms, statements and other documents (including all exhibits thereto) required to be filed by Buyer with the SEC since January 1, 2018. Except as set forth in the SEC Documents and taking into account any amendments and supplements filed prior to the date of this Agreement, such SEC Documents, (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of and at the time of the circumstances under which they were made, not misleading. None of the Buyer’s subsidiaries is required to file with the SEC periodic reports pursuant to the Exchange Act.

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(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Documents was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the SEC Documents), and each fairly presents in all material respects, the consolidated financial position of Buyer and its consolidated subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that for purposes of the foregoing representation, the unaudited interim financial statements (i) should be read in conjunction with the Buyer’s audited consolidated financial statements contained in the applicable SEC Documents, and (ii) were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

4.9 No Undisclosed Liabilities. Except as set forth in the SEC Documents, neither Buyer nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in Parent’s unaudited balance sheet (including any related notes thereto) as of March 31, 2021, included in Buyer’s Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2021 (the “2021 Balance Sheet”), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 2021 Balance Sheet, (c) incurred since March 31, 2021 in the ordinary course of business, (d) incurred in connection with this Agreement or the other transactions contemplated hereby, or (e) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.10 Full Disclosure. None of the representations and warranties set forth in this Article IV or in any certificate made or delivered by Buyer in connection herewith, contains any untrue statement of a material fact, individually or in the aggregate, or omits to state a material fact, individually or in the aggregate, necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made.

ARTICLE V

Pre-Closing Covenants and Agreements

5.1 Conduct of Business. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, except (i) as set forth on Schedule 5.1 or (ii) as consented to in writing by Buyer in advance (such consent not to be unreasonably withheld or delayed), the Company shall and shall cause its Subsidiaries, and Sellers shall cause the Company and its Subsidiaries to, (x) conduct the business of the Company and its Subsidiaries in the Ordinary Course and (y) use Reasonable Best Efforts to maintain and preserve the business of the Company and its Subsidiaries, retain their officers, employees and consultants and maintain and preserve their relationships with customers, suppliers, regulatory authorities and others having business relationships with the Company and its Subsidiaries. Without limiting the generality of the foregoing, and (i) except as set forth on Schedule 5.1 or (ii) as otherwise consented to in writing by Buyer in advance (such consent not to be unreasonably conditioned, withheld or delayed), from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not and shall cause its Subsidiaries not to, and Sellers shall cause the Company and its Subsidiaries not to:

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(a) amend or change the Governing Documents of the Company or any of its Subsidiaries;

(b) authorize for issuance, issue, sell, pledge, grant, encumber or deliver or agree or commit to issue, sell, pledge, grant, encumber or deliver any Equity Equivalents of the Company or any of its Subsidiaries;

(c) (i) enter into any new line of business, or incur or commit to incur any capital expenditures or Liabilities in connection therewith, or (ii) abandon or discontinue any existing lines of business;

(d) make any capital expenditures in excess of $30,000 individually or $200,000 in the aggregate;

(e) (i) split, combine or reclassify any of, (ii) declare, set aside or pay any dividend or other distribution in respect of, or (iii) redeem or otherwise acquire, any Equity Equivalents of the Company or any of its Subsidiaries;

(f) except as contemplated by Section 1.3(a)(viii), enter into, amend or modify any Contract with a Company Affiliate;

(g) enter into, or amend, modify or terminate any collective bargaining, works council or similar agreement, except as required by applicable Law;

(h) implement any plant closing or layoff of employees that would reasonably be expected to implicate the WARN Act (or any similar federal, state, local or foreign Law);

(i) make any acquisition of, or invest in, any assets (other than inventory in the Ordinary Course), business, equity interests or other securities or indebtedness, other than as provided in subclause (d) above;

(j) (i) merge or consolidate or agree to merge or consolidate with or into any other Person or (ii) enter into any joint venture or similar arrangement;

(k) form a Subsidiary;

(l) (i) except with respect to (A) borrowings under the Company’s existing lines of credit in the Ordinary Course, and (B) Indebtedness of the Company or its Subsidiaries that is in the form of accounts payable, trade payables or customer deposit balances incurred in the Ordinary Course, incur any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities of another Person, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

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(m) transfer, assign, lease, sell, license, abandon or otherwise dispose of any asset, except for inventory or obsolete assets in the Ordinary Course;

(n) adopt a plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments or other reorganization;

(o) mortgage, pledge or subject to any material Lien or security interest (other than Permitted Liens) any asset;

(p) except as contemplated by the Transaction Documents or by this Agreement, (i) make any change in the compensation or benefits payable to any of its current or former directors, officers, employees or other individual service providers, other than (x) in the case of employees who are not officers or directors, normal annual increases in base salaries in the Ordinary Course, or (y) as required by the terms of any Employee Benefit Plan or Employee Benefit Agreement that is listed on Schedule 2.13(a), (ii) hire any new employees or engage any new independent contractors, unless such hiring or engagement is in the Ordinary Course and is with respect to employees or contractors having an annual base salary or fee and incentive compensation opportunity not reasonably expected to exceed $100,000, (iii) except to the extent required by applicable Law or by written agreements that have been disclosed on Schedule 2.13(a), enter into or amend any Contracts of employment or any consulting, bonus, severance, retention, change in control, retirement or similar agreement, except for employment agreements or offer letters for newly hired employees in the Ordinary Course with an annual base salary and incentive compensation opportunity not to exceed $100,000, (iv) except as required to ensure that any Employee Benefit Plan is not then out of compliance with applicable Law, enter into or adopt any new, or increase benefits under or renew, amend or terminate any existing Employee Benefit Plan or benefit arrangement or any collective bargaining agreement (provided, that notwithstanding the foregoing, the Company and its Subsidiaries may renew any Contract(s) related to benefits provided to the Company’s and its Subsidiaries’ employees, in the Ordinary Course), (v) take any action to cause to accelerate the payment, funding, right to payment or vesting of any compensation or benefits (except as required pursuant to this Agreement), (vi) terminate the employment or service of any employee of the Company or any of its Subsidiaries with an annual base salary that exceeds $100,000 or (vii) grant or announce any equity-based incentive awards;

(q) enter into (i) any new lease, sublease, license or other Contract for the use or occupancy of any real property or (ii) any Contract to acquire any real property;

(r) undertake any action or fail to take any action that does or could, individually or in the aggregate, reasonably be expected to result in the loss, lapse, expiration, or abandonment of any material Company IP Rights;

(s) sell, assign, exclusively license, transfer, or dispose of any material Company IP Rights;

(t) settle or compromise any Proceeding (whether or not commenced prior to the date of this Agreement) (i) involving the payment of, or an agreement to pay overtime, in cash, notes or other property, in the aggregate, an amount exceeding $50,000, (ii) which after the Closing Date will require the Company or any of its Subsidiaries to satisfy any Liability, or (iii) which imposes any equitable or injunctive relief;

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(u) (i) except in the Ordinary Course, enter into any Contract that if entered into prior to the date hereof would be a material IP License or Material Contract, (ii) enter into any Contract with a Company Affiliate, (iii) enter into any Contract that limits or purports to limit the ability of the Company or any of its Subsidiaries to engage in any business or grants exclusivity to any Person, or (iv) amend, modify, renew, terminate or waive any material right under any material IP License, Material Contract or Contract with a Company Affiliate;

(v) delay, postpone or cancel the payment of any accounts payable or any other Liability, agree or negotiate with any party to extend the payment date of any accounts payable or accelerate the collection of any accounts or notes receivable or otherwise change any of its practices with respect to payables, receivables or cash management;

(w) make, change or revoke any Tax election, change any Tax annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle, compromise, concede or abandon any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries; and

(x) authorize, resolve to take or agree (in writing or otherwise) to take any action not permitted to be taken pursuant to this Section 5.1;

it being understood, however, that nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the operations of the business of the Company or any of its Subsidiaries prior to the Closing.

5.2 Reasonable Best Efforts; Cooperation.

(a) Each of Buyer, the Company and Sellers shall cooperate with each other and use their respective Reasonable Best Efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Transaction as soon as practicable, including using Reasonable Best Efforts to prepare and file as promptly as reasonably practicable all documentation to obtain as promptly as reasonably practicable all consents, approvals, registrations, authorizations, waivers or Licenses necessary or advisable to be obtained from any Third Party and/or any Government Entity in order to consummate the Transaction.

(b) The Company shall, and shall cause its Subsidiaries to, use their respective Reasonable Best Efforts to give any notices to, and seek any consents required from, Third Parties required in connection with the Transaction.

(c) Prior to the Closing, none of the parties hereto will take any action or make any intentional omission (i) which is materially inconsistent with its obligations under this Agreement, (ii) that would cause any representation made by such party in this Agreement to be untrue or misleading in any material respect, (iii) that would make it impossible or impracticable for a condition herein to be satisfied, or (iv) that would materially hinder or delay the consummation of the Transaction.

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(d) Each Seller and the Company shall reasonably cooperate with Buyer and its representatives, auditors and counsel in the preparation of any documents or other material which may be reasonably required in connection with the Transaction.

5.3 Access.

(a) From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall afford to the employees and representatives of Buyer reasonable access during normal business hours, upon reasonable notice, and in a manner so as not to interfere unreasonably with the normal business operations of the Company, to (i) the assets, books and records, employees and properties of the Company and its Subsidiaries (provided that any meetings with the Company’s personnel shall be coordinated in advance with the Company’s CEO) and (ii) such additional financial and operating data and other information relating to the Company and its Subsidiaries and their business and assets as Buyer may from time to time reasonably request.

(b) Any information provided pursuant to this Section 5.3 shall not affect or otherwise diminish or obviate in any respect, or affect Buyer’s right to rely upon, any of the representations, warranties or covenants contained in this Agreement or the indemnification rights contained in this Agreement.

5.4 Notification of Certain Matters. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, Buyer, on the one hand, and the Company and Sellers, on the other hand, shall give each other prompt notice in writing of: (i) any result, occurrence, fact, change, event or effect that (A) renders, or would reasonably be expected to render, any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate to an extent such that the conditions set forth in Sections 6.2(a) and 6.3(a), as applicable, would not be satisfied if the Closing were to then occur or (B) results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be completed with or satisfied by such party; or (ii) any Proceedings commenced or, to the Knowledge of the Company, threatened, which relate to the consummation of the Transaction; provided, that no such notification, nor any failure to make such notification, shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties.

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5.5 Exclusivity. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, each Seller agrees that neither the Company nor any Seller shall, nor shall the Company or any Seller permit their respective controlling persons, equityholders, employees, officers, directors, Affiliates, advisors, agents or other representatives to: (i) encourage, initiate, solicit, entertain, negotiate, discuss, accept, approve, endorse or agree to, directly or indirectly, any proposal or offer (a “Proposal”) by a Third Party (other than Buyer or any other Person Buyer designates) regarding (a) the sale or license of all or any material assets of the Company or any of its Subsidiaries (other than the sale of inventory in the Ordinary Course) or (b) any sale of equity or debt securities, merger, business combination, joint venture, consolidation, public offering, recapitalization, refinancing or other similar transaction involving the Company nor any of its Subsidiaries (the transactions referred to in clause (a) or (b) above, each a “Competing Transaction”), (ii) provide any information regarding the Company nor any of its Subsidiaries (including this Agreement and any other materials containing Buyer’s or its Affiliates’ proposal) to any Person who has made or could reasonably be expected to make a Proposal for a Competing Transaction (other than to Buyer or its representatives and agents and any other Person designated by Buyer), or (iii) enter into any Competing Transaction or any agreement, memorandum of understanding or letter of intent relating thereto. The Company, its Subsidiaries and each Seller and each of their respective controlling persons, equityholders, employees, officers, directors, Affiliates, advisors, agents or other representatives shall immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other Person with respect to any Proposal for a Competing Transaction or Competing Transaction (other than with Buyer or its representatives and agents and any other Person Buyer designates). The Company and each Seller shall (i) promptly (and in any event, within 24 hours) notify Buyer if it, any Seller or the Company or any of its or the Company’s controlling persons, equityholders, employees, officers, directors, Affiliates, advisors, agents or other representatives receives after the date of this Agreement, any Proposal for a Competing Transaction or any indications of interest or requests for information in respect of a Proposal for a Competing Transaction and (ii) promptly (and in any event within two (2) Business Days) request in writing that all Persons who have made a Proposal for a Competing Transaction and to whom nonpublic information concerning the Company or any of its Subsidiaries has been distributed on or prior to the date of this Agreement destroy or return such information to the Company as soon as possible (and, if applicable under contractual arrangements between the Company or any of its Subsidiaries and such Persons, certify as to the destruction of such information) and immediately cause any Third Party (other than Buyer or its representatives and agents and any other Person Buyer designates) to cease to have any access to the Data Room or any similar data site.

5.6 Affiliate Matters. Effective as of the Adjustment Time, (i) Sellers and the Company shall cause all Contracts, including all obligations to provide goods, services or other benefits, by any Equityholder or any of his/her/its Affiliates (other than the Company or any of its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand, to be terminated without any party having any continuing Liabilities to the other, except for this Agreement; and (ii) all payables and receivables between the Company or any of its Subsidiaries, on the one hand, and any Equityholder or any of his/her/its Affiliates (other than the Company or any of its Subsidiaries), on the other hand, shall be settled in full or otherwise discharged so that there is no further Liability by any party thereto to any party thereto.

5.7 IIA Matters. Prior to the Closing, the Company shall consult with Buyer regarding all matters relating to the IIA, will not discuss with the IIA or present to the IIA any facts or information relating to the Transactions, will not receive any funding under the approved IIA Grants of the Company, will not apply for any new IIA approvals for IIA Grants without obtaining Buyer’s or its counsel’s prior written consent and will not exercise any new IIA approval if granted to the Company. Prior to the Closing, the Company will cooperate with and assist Buyer, when and as reasonably requested, in any matter concerning the Company’s IIA Grants, including in preparing, drafting and submitting an application to transfer outside of Israel any know-how connected with any IIA Grants. Immediately after submission of the application for the IIA Approval, if made prior to the Closing, the Company will notify the IIA that the Company waives the receipt of any amounts that were not yet received under the approved IIA Grants of the Company and that the Company withdraws any pending application(s) for additional IIA Grants.

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5.8 Israeli 102 Tax Ruling. Prior to or promptly after the Effective Date, but in no event later than five (5) Business Days thereafter, the Company shall file, or shall have filed, with the ITA (and Buyer shall have or shall have had an opportunity to review and approve (such approval not to be unreasonably conditioned, withheld or delayed) in advance any such documents prior to their being filed with the ITA and shall provide all reasonable cooperation to the Company in relation thereto), an application for a ruling that provides, in effect, inter alia, that the treatment of Company 102 Options as contemplated by Section 1.5(a) and the delivery to the 102 Trustee, with respect to Company 102 Shares held by the 102 Trustee, of consideration as described in Section 1.4(f)(vi), in each case prior to the lapse of the 102 Trust Period, will not be treated as a breach of the provisions of Section 102 of the Israeli Tax Ordinance, provided that the applicable consideration paid in respect of (a) Company 102 Options or (b) Company 102 Shares is deposited for the duration of the 102 Trust Period with the 102 Trustee, the Seller Representative (solely with respect to the Seller Representative Fund), the Payment Agent or the Escrow Agent, and that Buyer and any Person acting on their behalf, including the Payment Agent, the Seller Representative and the Escrow Agent shall be exempt from withholding tax in relation to the Estimated Closing Purchase Price payable to the 102 Trustee (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli 102 Tax Ruling”). The application for the Israeli 102 Tax Ruling shall include a reference to the tax continuity (including with respect to any lock up period), which will apply to the portion of the consideration payable in shares of Buyer (including with respect of Company 3(i) Options). If the Israeli 102 Tax Ruling is not granted prior to the Closing, the Company shall seek to receive prior to the Closing an interim ruling (the “Interim Options Ruling”). Each of the Company and Buyer shall cause their respective legal counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli 102 Tax Ruling. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli 102 Tax Ruling as promptly as practicable. The final text of the Israeli 102 Tax Ruling or the Interim Options Ruling shall in all circumstances be subject to the prior written confirmation of Buyer or its counsel, which consent shall not unreasonably be withheld, conditioned or delayed. To the extent the Interim Options Ruling is obtained, all references herein to the Israeli 102 Tax Ruling shall be deemed to refer to such interim ruling, until such time that a final definitive Israeli 102 Tax Ruling is obtained.

5.9 Israeli 104H Tax Ruling. Prior to or promptly after the execution of this Agreement, the Company and the Sellers may prepare and file with the ITA an application for a ruling permitting any Seller, who elects to become a party to such a tax ruling (each, an “Electing Holder”), to defer any applicable Israeli Tax with respect to any Buyer Common Stock portion of the Purchase Price that such Electing Holder will receive pursuant to this Agreement until the date set forth in Section 104H of the Israeli Tax Ordinance (the “Israeli 104H Tax Ruling”). If the Israeli 104H Tax Ruling is not granted prior to the Closing, the Company shall seek to receive prior to the Closing an interim ruling (the “Interim 104H Ruling”). Buyer shall cooperate with the Company, the Electing Holders and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli 104H Tax Ruling or the Interim 104H Ruling. Subject to the terms and conditions hereof, the parties shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the Israeli 104H Tax Ruling or the Interim 104H Ruling, as promptly as practicable. For the avoidance of doubt, the Company and the Electing Holders shall not make any application to the ITA with respect to any matter relating to the Interim 104H Ruling or the Israeli 104H Tax Ruling without first consulting with the Buyer’s Israeli legal counsel and granting Buyer’s legal counsel the opportunity to review and comment on the draft application, and the Company and the Electing Holders shall inform Buyer’s counsel of the content of any discussions and meetings relating thereto.

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5.10 Proceedings Related to Company Options and Warrants. Prior to the Closing, and subject to the prior review of Buyer, the Company shall take all actions necessary to effect the transactions contemplated by Sections 1.5, 1.6 and 1.7 under the Employee Benefit Plans (including the 102 Plan), all agreements evidencing Company Options, any agreement evidencing Warrants and any other plan, agreement or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices, adopting the required resolutions of the Board of Directors of the Company, such that at the Closing the Company shall not have any outstanding Equity Equivalents other than the Company Shares.

5.11 Shares of Buyer Common Stock. Prior to the Closing, Buyer shall submit an application for the listing of additional shares to Nasdaq with respect to the shares of Buyer Common Stock to be delivered by Buyer to the Sellers.

ARTICLE VI
Closing Conditions

6.1 Conditions Precedent to Each Party’s Obligations. The respective obligations of Buyer and Sellers to consummate the Transaction are subject to the satisfaction or waiver (to the extent permitted by applicable Law) in the waiving party’s discretion, immediately prior to the Closing, of the following conditions:

(a) Proceedings; Orders. No Proceeding commenced by a Government Entity shall be pending against any party seeking to restrain the Transaction, and there shall be no Order of any nature of any Government Entity of competent jurisdiction or any Law that is in effect that restrains, prohibits or prevents the consummation of the Transaction or that has the effect of rendering it unlawful to consummate the Transaction.

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6.2 Conditions Precedent to Obligations of Buyer. The obligations of Buyer to consummate the Transaction are subject to the satisfaction or waiver (to the extent permitted by applicable Law), immediately prior to the Closing, of the following conditions:

(a) Accuracy of Representations and Warranties. (i) The Fundamental Representations of the Company and Sellers set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date and (ii) the other representations and warranties of the Company and Sellers contained in this Agreement (and in any closing certificates delivered by the Company or Sellers) (A) that are qualified as to Material Adverse Effect or materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all respects as of such date), and (B) that are not qualified as to Material Adverse Effect or materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date).

(b) Compliance with Covenants. Each of the Company and each Seller shall have performed and complied with all of its covenants and agreements under this Agreement in all material respects through the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred.

(d) Closing Certificates. Buyer shall have received (i) a certificate, dated as of the Closing Date and validly executed by each Seller stating that the conditions set forth in Sections 6.2(a) and 6.2(b) with respect to each such Seller have been satisfied and (ii) a certificate, dated as of the Closing Date and validly executed by the chief executive officer of the Company, stating that the conditions set forth in Sections 6.2(a) and 6.2(b) (with respect to the Company) and Section 6.2(c) have been satisfied.

(e) Key Employee Agreements. The Key Employee Agreements executed and delivered by the Key Employees and Buyer concurrently with the execution and delivery of this Agreement shall be in full force and effect as of the Closing, and no Key Employee shall have resigned from the Company or provided notice that he or she is unwilling to provide services to the Company or Affiliates post-Closing.

(f) Material Consents. The parties shall have received all of the consents, approvals, authorizations, clearances, waivers or Licenses of any Government Entity or Third Party set forth on Schedule 6.2(f).

(g) Termination of Closing Indebtedness and Liens. Except for Indebtedness that is in the form of accounts payable, trade payables or customer deposit balances, with respect to all Closing Indebtedness of the Company, Buyer shall have received payoff letters from the applicable creditors (in form reasonably acceptable to Buyer) (i) setting forth all amounts (including principal and accrued but unpaid interest) necessary to repay in full any such amounts through the Closing, (ii) providing that, upon payment in full of such amounts, all obligations owed to such holder with respect to such amounts are satisfied and released in their entirety, and (iii) providing that upon payment in full of such amounts, all Liens and other collateral securing such amounts are terminated and released.

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(h) ISA Exemption. The approval of the Israeli Securities Authority of an exemption from prospectus under Section 15D of the Israeli Securities Law – 1968 for the issuance of shares of Buyer Common Stock to employees of the Company or any of its Subsidiaries entitled thereto hereunder, pursuant to Section 1.5 (the “ISA Exemption”) shall have been obtained.

(i) Patent Law Waivers. Buyer shall have received waivers in form and substance reasonably satisfactory to Buyer from the individuals set forth on Schedule 6.2(i) in respect of Section 134 of the Israeli Patents Law, 1967.

(j) Other Deliveries. Sellers shall have made all other deliveries required to be made at or prior to the Closing pursuant to this Agreement, including those set forth in Section 1.3 (to the extent not addressed in this Section 6.2).

6.3 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the Transaction are subject to the satisfaction or waiver (to the extent permitted by applicable Law), immediately prior to the Closing, of the following conditions:

(a) Accuracy of Representations and Warranties. (i) Each of the Fundamental Representations of Buyer set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date and (ii) the other representations and warranties of Buyer set forth in this Agreement (and in any closing certificates delivered by Buyer) (A) that are qualified as to Material Adverse Effect or materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all respects as of such date), and (B) that are not qualified as to Material Adverse Effect or materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date).

(b) Compliance with Covenants. Buyer shall have performed and complied with all of its covenants and agreements under this Agreement in all material respects through the Closing Date.

(c) Listing of Buyer Common Stock. Buyer shall have obtained the approval of Nasdaq for the listing of the shares of Buyer Common Stock to be issued hereunder for trading on Nasdaq.

(d) Closing Certificate. Sellers shall have received a certificate, dated as of the Closing Date and validly executed on behalf of Buyer, stating that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(e) Other Deliveries. Buyer shall have made all other deliveries required to be made at or prior to the Closing pursuant to this Agreement, including those set forth in Section 1.3 (to the extent not addressed in this Section 6.3).

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ARTICLE VII
Termination

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Company;

(b) by either Buyer or Company upon written notice to the other, if:

(i) the Closing shall not have occurred on or before October 5, 2021 (which date may be extended by mutual written agreement of the Buyer and the Company) (the “Outside Date”), unless the failure to consummate the Transaction by such date is the result of a breach by Buyer (in the case of termination by Buyer) or any Seller or the Company (in the case of termination by the Company) in any material respect of its respective obligations or covenants under this Agreement; or

(ii) a court of competent jurisdiction or other Government Entity shall have issued a final, non-appealable Order or taken any other action, or there shall exist any Law, in each case preventing or otherwise prohibiting the Closing or that otherwise has the effect of making the Closing or the Transaction illegal;

(c) by Buyer, if the Company or any Seller breaches their respective representations, warranties or covenants contained in this Agreement which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) (x) cannot be or is not cured prior to the Outside Date or (y) has not been cured prior to the date that is thirty (30) days from the date that the Company is notified by Buyer in writing of such breach (but prior to the Outside Date); provided, that Buyer is not otherwise in material default or material breach of this Agreement; or

(d) by the Company, if Buyer breaches its representations, warranties or covenants contained in this Agreement which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) (x) cannot be or is not cured prior to the Outside Date or (y) has not been cured prior to the date that is thirty (30) days from the date that Buyer is notified by the Company in writing of such breach (but prior to the Outside Date); provided, that neither any Seller nor the Company is otherwise in material default or material breach of this Agreement.

7.2 Effect of Termination. If any party terminates this Agreement pursuant to, and in accordance with, Section 7.1, this Agreement shall forthwith become void and of no further force and effect, except that (i) the covenants and agreements set forth in this Section 7.2, Section 9.4(e) and Article XI (other than Section 11.2) shall survive such termination indefinitely, and (ii) nothing herein shall relieve any party from Liability for fraud or for any breach of this Agreement prior to the effective date of such termination.

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ARTICLE VIII
Indemnification

8.1 Survival of Representations and Warranties. The representations and warranties of the parties set forth in this Agreement or any certificate delivered pursuant to Section 6.2 or 6.3 shall survive the Closing until the eighteen (18) month anniversary of the Closing Date, except that (i) the Fundamental Representations (other than the IP Representations) shall survive until sixty (60) days following the expiration of the applicable statute of limitations (including valid extensions) with respect to the matters covered by such representations and (ii) the IP Representations shall survive until the thirty six (36) month anniversary of the Closing Date. Notwithstanding the foregoing, all representations and warranties related to any claim for indemnification asserted under this Article VIII within the relevant time period set forth in this Section 8.1 shall survive until all such claims shall have been finally resolved and payment in respect thereof, if any is required to be made, shall have been made. All covenants and agreements of the parties set forth in this Agreement, whether to be performed prior to the Closing or after the Closing, shall survive the Closing indefinitely or until the latest date permitted by Law. The representations, warranties and covenants of the parties set forth in this Agreement or any other Transaction Document, or any Schedule, agreement, certificate or other document delivered in connection herewith) shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s officers, directors, equity holders, employees, agents or representatives or the acceptance by any party of any certificate hereunder.

8.2 General Indemnification.

(a) Indemnification Obligations of Sellers. Subject to the provisions contained in this Article VIII, from and after the Closing, Sellers, jointly and severally (subject to Sections 8.3 and 8.5), shall indemnify and hold harmless Buyer, the Company and their respective Affiliates, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Persons”) in respect of any Losses that any Buyer Indemnified Persons incurs, sustains or suffers directly or indirectly, as a result of, with respect to, in connection with or relating to any of the following:

(i) any breach or inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty of the Company or Sellers contained in this Agreement (other than those set forth in Article III) or any certificate delivered by or on behalf of the Company or Sellers pursuant to Section 6.2;

(ii) any nonfulfillment or breach by the Company at or prior to the Closing of any covenant, agreement or obligation applicable to it under this Agreement;

(iii) the allocation of the Purchase Price amongst the Equityholders, including as a result of any inaccuracy or error in the Proceeds Allocation Schedule and any claim by any Person that such Person owns, has or is entitled to rights in or to any shares of Company Ordinary Share, Company Preferred Share or other Equity Equivalents of the Company, other than as specifically set forth in the Proceeds Allocation Schedule;

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(iv) any (A) Unpaid Seller Expenses or (B) Closing Indebtedness; and

(v) (A) any Taxes (or the non-payment thereof) of or imposed on the Company or any of its Subsidiaries for all taxable periods ending on or before the Closing Date (each, a “Pre-Closing Tax Period”) and the portion through the end of the Closing Date (as determined in accordance with Section 9.1(d)) for any taxable period that includes (but does not end on) the Closing Date (each a “Straddle Period”), (B) any Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract (other than pursuant to Contracts the principal purpose of which is not the allocation or sharing of Taxes) or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing and (C) any withholding Taxes with respect the transactions contemplated in Article I, except, in each case under the foregoing clauses (A) and (B), to the extent of the amount of any Taxes reflected as a Current Liability in the calculation of Net Working Capital.

(b) Indemnification Obligations of Each Seller. Subject to the provisions contained in this Article VIII, from and after the Closing, each Seller, severally with respect to himself/itself only, shall indemnify and hold harmless the Buyer Indemnified Persons in respect of any Losses that any of the Buyer Indemnified Persons incurs, sustains or suffers directly or indirectly, as a result of, with respect to, in connection with or relating to any of the following:

(i) any breach or inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty of such Seller contained in Article III of this Agreement; or

(ii) any nonfulfillment or breach by such Seller of any covenant, agreement or obligation applicable to such Seller contained in this Agreement.

(iii) Tax withholding applicable to such Seller in connection with the payment of the Purchase Price or any portion thereof hereunder.

(c) Indemnification Obligations of Buyer. Subject to the provisions contained in this Article VIII, after the Closing, Buyer shall indemnify and hold harmless Sellers and each of their respective Affiliates, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Persons”) in respect of any Losses that any Seller Indemnified Person incurs, sustains or suffers as a result of, with respect to, in connection with or relating to any of the following:

(i) any breach or inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty of Buyer contained in this Agreement or any certificate or delivered by or on behalf of Buyer pursuant to Section 6.3; or

(ii) any nonfulfillment or breach by Buyer of any covenant, agreement or other obligation applicable to Buyer under this Agreement.

(d) Notwithstanding any other provision in this Agreement to the contrary, if any representation or warranty contained in this Agreement is qualified by materiality, “Material Adverse Effect” or a derivative thereof, such qualification will be ignored and deemed not included in such representation or warranty for purposes of (i) determining whether there has been a breach or inaccuracy of such representation or warranty and (ii) calculating the amount of Losses with respect to such breach or inaccuracy.

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8.3 Limitations on Indemnification by Sellers. Notwithstanding anything contained in Section 8.2, the indemnification obligations and rights of Sellers are subject to the following limitations, including under Section 8.5:

(a) Sellers shall not be required to indemnify any Buyer Indemnified Person in respect of any Losses for which indemnity is claimed under Sections 8.2(a)(i) or 8.2(b)(i) unless and until the aggregate amount of all such Losses for which indemnification is being claimed equals or exceeds $300,000 (the “Basket”), at which point only Losses in excess of the Basket shall be payable; provided, that the Basket shall not apply or limit indemnification with respect to any Losses relating to any breach of any Fundamental Representation (other than the IP Representation) or any facts or circumstances that constitute or arise out of fraud, intentional misrepresentation or willful misconduct; provided, further, that the amount of any Loss for which indemnity is claimed under Section 8.2(b)(i) relating to any facts or circumstances that constitute or arise out of fraud, intentional misrepresentation or willful misconduct shall not be taken into account in determining whether the aggregate amount of all Losses for which indemnification is being claimed equals or exceeds the Basket.

(b) Sellers shall not be required to indemnify the Buyer Indemnified Persons in respect of any Losses for which indemnity is claimed under Sections 8.2(a)(i) or 8.2(b)(i) to the extent that the aggregate amount of such Losses exceeds an amount equal to $6,000,000 (the “General Cap”); provided, that the General Cap shall not apply or limit indemnification with respect to any Losses relating to any breach or inaccuracy of any Fundamental Representation or any facts or circumstances which constitute or arise out of fraud, intentional misrepresentation or willful misconduct.

(c) Sellers shall not be required to indemnify the Buyer Indemnified Persons in respect of any Losses for which indemnity is claimed under Sections 8.2(a)(i) in respect of Losses relating to any breach or inaccuracy of any IP Representation to the extent that the aggregate amount of such Losses exceed $30,500,000 (the “IP Cap”); provided, that the IP Cap shall not apply or limit indemnification with respect to any Losses relating to any facts or circumstances which constitute or arise out of fraud, intentional misrepresentation or willful misconduct.

(d) Sellers shall not be required to indemnify the Buyer Indemnified Persons in respect of any Losses for which indemnity is claimed under Sections 8.2(a)(i) or 8.2(b)(i) (including, for the avoidance of doubt, any Losses relating to any breach or inaccuracy of any Fundamental Representation (other than an IP Representation)) to the extent that the aggregate amount of such Losses exceed the Purchase Price Cap; provided, that the Purchase Price Cap shall not apply or limit indemnification with respect to any Losses relating to any facts or circumstances which constitute or arise out of fraud, intentional misrepresentation or willful misconduct.

(e) No Seller may assert any right of indemnification under the Governing Documents of the Company (or other comparable organizational documents), or any successor entity thereto, or under any Contract with the Company (other than this Agreement) for any Loss for which any Buyer Indemnified Persons are entitled to be indemnified under this Agreement.

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(f) Insurance. The amount of Losses suffered by a Buyer Indemnified Person with respect to any inaccuracy in or breach of a representation, warranty, covenant or agreement of the Company or the Sellers in this Agreement, shall be reduced by the amount of any insurance proceeds actually received by the Buyer Indemnified Person as compensation for such Losses (net of any and all out of pocket reasonable costs and expenses incurred in connection with such collection, including any deductibles, premium adjustments, reimbursement obligations or other such costs); provided, however, that no Buyer Indemnified Person shall have any obligation to affirmatively obtain insurance coverage or pursue the collection of any insurance proceeds, regardless of whether such Buyer Indemnified Person has suffered or incurred any Losses for which such Buyer Indemnified Person has insurance coverage.

8.4 Limitations on Indemnification by Buyer. Notwithstanding anything contained in Section 8.2, the indemnification obligations of Buyer are subject to the following limitations:

(a) Buyer shall not be required to indemnify any Seller Indemnified Person in respect of any Losses for which indemnity is claimed under Section 8.2(c)(i), unless and until the aggregate amount of all such Losses for which indemnification is being claimed equals or exceeds the Basket at which point only Losses in excess of the Basket shall be payable; provided, however, that the Basket shall not apply or limit indemnification with respect to any Losses related to breach or inaccuracy of any Fundamental Representation or any facts or circumstances which constitute or arise out of fraud, intentional misrepresentation or willful misconduct.

(b) Buyer shall not be required to indemnify the Seller Indemnified Persons in respect of any Losses for which indemnity is claimed under Section 8.2(c)(i) to the extent that the aggregate amount of such Losses exceeds the General Cap; provided, that the General Cap shall not apply or limit indemnification with respect to any Losses relating to any breach or inaccuracy of any Fundamental Representation or any facts or circumstances which constitute or arise out of fraud, intentional misrepresentation or willful misconduct.

(c) Buyer shall not be required to indemnify the Seller Indemnified Persons against, or reimburse any Seller Indemnified Persons in respect of any Losses for which indemnity is claimed under Section 8.2(c)(i) (including, for the avoidance of doubt, any Losses relating to any breach or inaccuracy of any Fundamental Representation) to the extent that the aggregate amount of such Losses exceeds the Purchase Price Cap; provided, that the Purchase Price Cap shall not apply or limit indemnification with respect to any Losses relating to any facts or circumstances which constitute or arise out of fraud, intentional misrepresentation or willful misconduct.

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8.5 Manner of Payment.

(a) Any indemnification owing pursuant to this Article VIII by any of or all Sellers (other than (x) with respect to a breach by a Seller of the covenants, agreements or obligations applicable to such Seller as set forth in Section 9.3 (a “Section 9.3 Breach”) and (y) in respect of any Losses for which indemnity is owed under Section8.2(b)(i), which, in each case, shall be paid by the applicable Seller severally with respect to himself/itself only) shall be paid by Sellers, jointly and severally, to the Buyer Indemnified Person(s) in cash; provided, that (i) (A) Buyer shall not enforce joint and several liability with respect to one or more Sellers for a period of thirty (30) days following the final determination in accordance herewith that Sellers are responsible for the applicable Losses (the “Indemnification Contribution Period”); (B) during the Indemnification Contribution Period, the Seller Representative shall use commercially reasonable efforts to cooperate with Buyer’s efforts to collect from each Seller such Seller’s pro rata share of the indemnifiable Loss owed pursuant to the terms of this Article VIII (in accordance with their respective Indemnification Percentages) (any Seller which pays its pro rata share of the indemnifiable Loss (in accordance with such Seller’s Indemnification Percentage) to Buyer during the Indemnification Contribution Period, a “Indemnification Complying Seller”; and any Seller which pays less than its pro rata share of the indemnifiable Loss (in accordance with such Seller’s Indemnification Percentage) to Buyer during the Indemnification Contribution Period, a “Indemnification Non-Complying Seller”); (C) Buyer may not enforce joint and several liability for such indemnifiable Loss against any Indemnification Complying Seller; and (D) Buyer may enforce joint and several liability for such indemnifiable Loss against any Indemnification Non-Complying Seller(s) (to the extent payment in respect of such indemnifiable Loss was not satisfied in full by Indemnification Complying Sellers) subject to the limitations set forth in this Article VIII; and (ii) in no event shall any Seller be responsible for indemnification owing pursuant to this Article VIII in excess of the amount of the Final Closing Purchase Price actually received by such Seller (other than with respect to any Losses relating to any facts or circumstances which constitute or arise out of fraud, intentional misrepresentation or willful misconduct). Subject to Section 8.5(a)(i), Sellers shall pay (or cause to be paid) any amounts payable pursuant to this Section 8.5 in cash by wire transfer of immediately available funds, within ten (10) Business Days after the determination in accordance herewith that Sellers are obligated to indemnify for the applicable indemnifiable Loss.

(b) Notwithstanding the foregoing, with respect to any Losses arising under Section 8.2(b)(ii) for a Section 9.3 Breach by a Seller, such breaching Seller shall be solely and fully liable to indemnify the Buyer Indemnified Persons with respect thereto, subject to the other provisions of this Article VIII.

8.6 Third Party Claims. If any Proceeding is initiated by any Third Party (any such Proceeding, a “Third Party Claim”) against any Person entitled to seek indemnification under this Article VIII (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnification with respect thereto under this Article VIII, such Indemnified Party shall promptly, after receipt of written notice of such Proceeding, provide written notice of such Proceeding to the party or parties from whom the Indemnified Party intends to seek indemnification (which in the case of a claim against any of or all Sellers, such notice shall be to the Seller Representative) (the “Responsible Party”), which notice shall describe such Proceeding in reasonable detail and the amount claimed in respect thereof (if known and quantifiable); provided, that the failure to so notify the Responsible Party shall not relieve the Responsible Party of its obligations hereunder unless and to the extent the Responsible Party shall be actually and materially prejudiced by such failure to so notify. The Responsible Party shall be entitled to participate in the defense of such Proceeding giving rise to an Indemnified Party’s claim for indemnification at the Responsible Party’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense within thirty (30) days of its receipt of notice of the Proceeding; provided, that prior to the Responsible Party assuming control of such defense, it shall demonstrate to the Indemnified Party in writing the Responsible Party’s financial ability (or, if such claim, is against any or all Sellers, the Seller(s)’ ability) to provide full indemnification to the Indemnified Party with respect to such Proceeding (including the ability to post any bond required by the court or adjudicative body before which such Proceeding is taking place) and (y) subject to the limitations set forth herein, agree in writing to be fully responsible for all Losses relating to such Proceeding; provided, further, that:

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(a) the Indemnified Party shall be entitled to participate (at its sole cost) in, but not control, the defense of such claim and to employ counsel of its choice for such purpose;

(b) the Responsible Party shall not be entitled to assume control of such defense if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Proceeding giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects, (iii) such claim seeks an injunction or equitable relief against the Indemnified Party, (iv) a conflict of interest exists between the Responsible Party and the Indemnified Party, (v) the Responsible Party failed or is failing to vigorously prosecute or defend such claim, or (vi) the defense of such Proceeding by the Responsible Party would reasonably be expected to materially adversely affect the Indemnified Party’s relationship with the Company’s or any of its Subsidiaries’ (or their successor’s) relationships with material customers or vendors; and

(c) if the Responsible Party shall control the defense of any such claim, the Responsible Party shall (i) have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party, and (ii) obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a Proceeding or ceasing to defend such claim or Proceeding unless (A) the settlement involves only payment of money damages, (B) all such money damages will be the responsibility of, and paid by, the Responsible Party (or, if such claim is against any or all Sellers, by such relevant Sellers), (C) the settlement does not impose any injunctive or other equitable relief and (D) the settlement unconditionally releases the Indemnified Party from all Liabilities with respect to such claim.

With regard to any Third Party Claim that is a Tax Contest, this Section 8.6 is subject to Section 9.1(e). The party that is not conducting the defense shall provide the party conducting the defense and its counsel with reasonable access during normal business hours to such party’s records and personnel relating to any Third Party Claim and shall otherwise reasonably cooperate with the party conducting the defense in the defense or settlement thereof.

8.7 Direct Claims. Any claim by an Indemnified Party with respect to a claim for indemnity under this Article VIII that does not result from a claim by a Third Party will be asserted by giving the Responsible Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and the basis for indemnification (taking into account the information then available to the Indemnified Party), and asserting the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses resulting from such claim (which estimate will not be conclusive of the final amount of such Losses) (an “Indemnity Notice”). The failure of the Indemnified Party to provide an Indemnity Notice to the Responsible Party shall not relieve the Responsible Party of its obligations hereunder unless and only to the extent such failure shall have an actual prejudicial effect on the defenses or other claims available to the Responsible Party. If the Responsible Party notifies the Indemnified Party within 30 days from its receipt of the Indemnity Notice that the Responsible Party disputes such claim (the “Dispute Notice”), the claim shall be resolved as provided pursuant to Sections 11.13, 11.14 and 11.15. If the Responsible Party does not timely deliver a Dispute Notice, or delivers a Dispute Notice that does not object to all of the Losses set forth in the Indemnity Notice, the Responsible Party shall be deemed to have accepted and agreed with all or such portion of the claim and shall be conclusively deemed to have consented to the recovery by the Indemnified Party of all or such portion of the Losses specified in the Indemnity Notice.

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8.8 Final Closing Purchase Price Adjustment. All indemnification payments made under this Article VIII shall be deemed to be an adjustment to the Final Closing Purchase Price for U.S. federal and applicable state and local income tax purposes, unless otherwise required by applicable Tax Laws.

8.9 Exclusive Remedies. The remedies provided in this Article VIII and any limitations set forth herein, shall, from and after the Closing, be the sole and exclusive monetary remedies of the Buyer Indemnified Persons and the Seller Indemnified Persons with respect to this Agreement (except (a) in the case of fraud, intentional misrepresentation, or willful misconduct, (b) for any other remedies expressly set forth in this Agreement (including Section 1.4 and Section 11.10), and (c) with respect to Section 9.3 Breaches), and subject to the foregoing, no party hereto shall have any other rights or remedies in connection with any breach of this Agreement or any other Loss arising out of this Agreement for the recovery of Losses resulting from, relating to or arising out of this Agreement; provided that this Article VIII shall not be the exclusive remedy of the parties under any Key Employee Agreement or Warrant Termination Agreement. The foregoing shall not limit the right of a Buyer Indemnified Party or a Seller Indemnified Party to seek specific performance, a restraining order or injunctive relief with respect to any provision of this Agreement or any other Transaction Document. Notwithstanding anything herein to the contrary, nothing herein shall prejudice the Seller Representative’s right to be indemnified by the Equityholders as provided in Section 11.18.

ARTICLE IX
Post-Closing Covenants and Agreements

Each of the parties hereto agrees as follows with respect to the period after the Closing Date:

9.1 Tax Matters.

(a) Allocation. The parties agree that the transactions contemplated by this Agreement will constitute a taxable purchase of the stock of the Company for U.S. federal income tax purposes. Sellers, Buyer and the Company shall report the Transaction for income Tax purposes in manner consistent with such treatment and shall not take any position inconsistent therewith on any Tax Return or before any Government Entity unless otherwise required by “a determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or non-U.S. Law).

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(b) Tax Periods Ending on or Before the Closing Date.

(i) Buyer shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns of the Company and its Subsidiaries for all Pre-Closing Tax Periods (each, a “Seller Return”). Each Seller Return shall be prepared in accordance with applicable Laws and past practice and the Final Allocation (to the extent relevant). Buyer shall permit the Seller Representative a reasonable opportunity to review each Seller Return at least thirty (30) days prior to filing and shall consider in good faith all comments reasonably proposed by Seller Representative.

(ii) Buyer shall prepare or cause to be prepared and file or cause to be filed all Straddle Period Tax Returns of the Company and its Subsidiaries. Such Straddle Period Tax Returns shall be prepared in a manner consistent with past practices and shall be provided to the Seller Representative for review and approval not later than thirty (30) days before the due date for filing such Straddle Period Tax Returns (including extensions). If the Seller Representative does not provide Buyer with a written description of the items in the Straddle Period Tax Returns that it intends to dispute within twenty-one (21) days following the delivery to it of such documents, it shall be deemed to have accepted and agreed to such documents in the form provided. Buyer and the Seller Representative agree to consult with each other and to resolve in good faith any timely-raised issue arising as a result of the review of such Straddle Period Tax Returns to permit the filing of such Straddle Period Tax Returns as promptly as possible. In the event the parties are unable to resolve any dispute within ten (10) days following the delivery of written notice by the Seller Representative of such dispute, the Seller Representative and Buyer shall jointly request the Independent Auditor to resolve any issue in dispute at least five (5) business days before the due date of such Straddle Period Tax Return, in order that such Tax Return may be timely filed. The Independent Auditor shall make a determination with respect to any disputed issue. The Seller Representative (on behalf of the Sellers) and Buyer shall each bear one-half of the Independent Auditor’s fees and expenses, and the determination of the Independent Auditor shall be binding on all parties.

(iii) The Company shall (and Buyer shall cause the Company to) pay the amount of all unpaid Taxes shown to be due on each Seller Return and Straddle Period Tax Return. Within five (5) Business Days following such payment, or five (5) Business Days before the date such Taxes are due (whichever is earlier), Sellers shall pay to Buyer (A) the amount of all unpaid Taxes shown on any Seller Return and (B) the amount of all unpaid Taxes attributable to the Pre-Closing Tax Period (as determined under Section 9.1(d)) shown on any such Straddle Period Tax Return, in each case except to the extent of the amount of any Taxes that were expressly taken into account as a Current Liability in the calculation of Net Working Capital.

(c) Tax Sharing Agreements. Any Tax sharing agreement between the Company or any of its Subsidiaries, on the one hand, and any other person, on the other hand, shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year or a past year). After the Closing Date, the Company shall not have any further rights or Liabilities thereunder or under any payables or receivables arising therefrom or thereunder.

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(d) Allocation of Straddle Period Taxes. For all purposes of this Agreement, in the case of a Tax period that begins on or before and ends after the Closing Date (a “Straddle Period”), the amount of Taxes allocable to the portion of such Straddle Period through the end of the Closing Date shall (i) in the case of any Tax based on income or receipts, or payments giving rise to withholding obligation, be determined on the basis of a deemed closing of the books and records of the Company as of the close of business on the Closing Date and (ii) in the case of any Tax not covered by clause (i), be equal to the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in such Straddle Period prior to and including the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(e) Tax Contests. Buyer and the Company shall give written notice to Seller Representative within ten (10) Business Days of its receipt (or the receipt by any of their respective Affiliates or Subsidiaries) of any written notice of any audit, assessment, adjustment, investigation or other proceeding to the extent relating to Taxes of the Company or any of its Subsidiaries for which any Buyer Indemnified Person is entitled to indemnification under this Agreement (a “Tax Contest”); provided, that failure to timely provide such notice shall not affect the right to indemnification of any Buyer Indemnified Person except to the extent such failure materially prejudices Seller Representative’s ability to defend the Tax Contest. If the Tax Contest relates in whole or in part to Taxes for which any Buyer Indemnified Person may be entitled to indemnification hereunder, Buyer shall have the right to control the conduct and disposition of the portion of such Tax Contest relating to Taxes for which the Buyer Indemnified Person would be entitled to indemnification hereunder and to employ counsel of its choice in connection therewith. The Seller Representative shall have the right to participate in, but not control, any such Tax Contest (a “Post-Closing Related Contest”). The parties each agree to consult with and to keep the other parties hereto reasonably informed on a regular basis regarding the status of any Tax Contest to the extent that such Tax Contest could materially affect a liability of such other parties (including indemnity obligations hereunder).

(f) Cooperation on Tax Matters.

(i) Buyer and the Company, on the one hand, and Sellers and Seller Representative on the other, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 9.1 and any audit, litigation, voluntary disclosure process or procedure, any remedial Tax filings or other proceeding with respect to Taxes of the Company or its Subsidiaries. Such cooperation shall include the retention and, upon the other party’s request, the provision of records and information in such party’s possession which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Company, on the one hand, and Sellers and Seller Representative on the other, agree to retain all books and records in such party’s possession with respect to Tax matters pertinent to any Pre-Closing Tax Period or Straddle Tax Period of the Company and its Subsidiaries until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof), and to abide by all record retention agreements entered into with any taxing authority.

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(ii) For the avoidance of doubt, the cooperation described in this Section 9.1(f) shall not include access to any Tax Return or Tax information of Buyer and its Affiliates other than Tax information or Tax Returns that relate solely to the Company or its Subsidiaries.

(g) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”) shall be paid 100% by Sellers when due, and Sellers shall cause to be filed, at Sellers’ expense, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Company or Buyer shall join in the execution of any such Tax Returns and other documentation. To the extent that any such Tax is by applicable Law payable by the Company or Buyer rather than Sellers, Sellers shall, within five (5) days after the Closing, transfer the amount due in immediately available funds to an account designated by Buyer. Buyer and Sellers agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Government Entity or any other Person as may be necessary to mitigate or reduce any Transfer Taxes that otherwise would be incurred.

(h) VAT Refunds. All refunds or credits of value added Taxes applicable to amounts paid in respect to Seller Expenses received by or credited to the Company or any Subsidiary thereof attributable to Pre-Closing Tax Periods shall be for the benefit of Equityholders and Buyer shall promptly pay (directly or through the Payment Agent) the net amount of any such refunds, credits or benefits to the Equityholders in accordance with the Proceeds Allocation Schedule provided by the Seller Representative at such time, and subject to Buyer’s rights of indemnity pursuant to Article VIII.

9.2 Employee Benefits.

(a) Compensation and Benefit Plans. For a period of one year following the Closing (or, if shorter, the period of employment of the relevant Continuing Employee), Buyer shall (or shall cause an Affiliate of Buyer, including following the Closing, the Company, to) provide to the employees of the Company and its Subsidiaries who are employed by the Company or any of its Subsidiaries immediately prior to the Closing (the “Continuing Employees”), a total compensation structure, including the aggregate of base compensation and employee benefits (other than severance benefits, nonqualified deferred compensation benefits, equity or equity-based benefits or compensation and post-termination or retiree health or welfare benefits) that are reasonably comparable in the aggregate to such compensation and benefits as provided to the Continuing Employees immediately prior to the Closing; provided, that the foregoing shall not limit or restrict Buyer or its Affiliates (including the Company following the Closing) from modifying, amending or terminating any benefit or compensation plan, program, policy, agreement or arrangement at any time; and provided further, that nothing in this Agreement shall be deemed to (i) be a guarantee of employment for any such employee for any period following the Closing, or (ii) restrict the right of Buyer or the Company to terminate the employment of any Continuing Employee for any reason.

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(b) Post-Closing Equity Grants. As soon as practicable following the Closing (and following any statutory waiting period following the filing with the ITA of the Israeli Sub-Plan), Buyer shall make available to Continuing Employees grants of restricted stock units of Buyer Common Stock pursuant to and in accordance with the terms and conditions of the Buyer 2017 Equity Award Plan with an aggregate value of $5,000,000 (with the actual number of shares of Buyer Common Stock available for grant determined based upon the Average Trading Price of Buyer Common Stock as of the Closing) (the “RSU Grants”), with vesting over the three-year period immediately following the Closing. Allocation of the RSU Grants shall be determined by the Company’s management in consultation with, and subject to the approval of, Buyer and based upon the positions, seniority and good standing of Continuing Employees. Buyer shall file within thirty (30) days after the Closing a sub-plan to the Buyer 2017 Equity Award Plan with respect to RSU Grants to residents of Israel that will qualify as a 102 Plan (the “Israeli Sub-Plan”).

(c) No Third Party Beneficiaries. This Section 9.2 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 9.2, express or implied, is intended to confer or shall confer upon any Continuing Employee or any other Person (including, for the avoidance of doubt, any current or former directors, officers, employees, contractors or consultants of any of the Company or any of its Subsidiaries, or Buyer or any of its Subsidiaries) any rights or remedies of any nature whatsoever (including any third-party beneficiary rights) under or by reason of this Section 9.2 or this Agreement. Nothing in this Section 9.2 shall constitute an amendment or modification to any Employee Benefit Plan or any other benefit or compensation plan, policy, program, agreement or arrangement at any time sponsored or maintained by the Company, its Subsidiaries, Buyer or any of their respective Affiliates. Nothing herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Buyer to continue any specific plans or to continue the employment of any specific person.

9.3 Restrictive Covenants.

(a) Definitions. For purposes of this Section 9.3, the following terms shall have the meaning set forth in this Section 9.3(a):

“Company Customer” means any Person that (i) has been a customer of the Company or any of its Subsidiaries at any time during the twelve (12) months preceding the Closing Date, (ii) is a prospective customer of the Company or any of its Subsidiaries as of the Closing Date, or (iii) to the Knowledge of the applicable Seller, becomes a customer or prospective customer of the Company or any of its Subsidiaries (or any successor thereto) after the Closing Date during such portion of the Restrictive Period during which such Seller serves as an employee of, or consultant or independent contractor to, the Company or any of its Subsidiaries.

“Restricted Business” means, collectively, (i) any business or activities that are competitive of or compete with any Restricted Products manufactured, offered, marketed, sold, licensed or provided by the Company or any of its Subsidiaries, (ii) any business or activities that are competitive of or compete with any Restricted Services offered, marketed, sold, or provided by the Company or any of its Subsidiaries, and (iii) any business or activities that are competitive of or compete with any businesses conducted by the Company or any of its Subsidiaries as of the Closing Date.

“Restricted Employee” means any employee of the Company or any of its Subsidiaries as of the Closing Date or any Person who, to the Knowledge of the applicable Seller, becomes an employee of the Company or any of its Subsidiaries (or any successor thereto) during such portion of the Restrictive Period during which such Restricted Seller serves as an employee of, or consultant or independent contractor to, the Company or any Affiliate of the Company.

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“Restricted Products” means, collectively, (a) any product, Software or systems (including artificial intelligence) related to smart cities, smart mobility, intelligent roadways, intelligent traffic management, incident management or predictive traffic analytics and/or that aggregates, synthesizes, analyzes or otherwise utilizes data from transportation infrastructure, connected vehicle data, crowd-sourced data, navigation applications, city infrastructure, weather forecasts or other data provided from third party sources or Government Entities to facilitate traffic, congestion or incident management or prediction by Government Entities, law enforcement, roadway maintenance, public transit agencies, first responders, media companies, utilities or any roadside assistance companies, including any other product that was funded in part or in whole by the IIA and (b) any accessories, subsystems, components, algorithms and Software for or related to any of the foregoing.

“Restricted Services” means, collectively, any design, design for manufacture, engineering, technical support and consulting services performed with regard to, or in support of, any Restricted Products.

“Restricted Territory” means worldwide.

(b) Non-Solicit; No Hire. As an inducement for Buyer to enter into this Agreement and to consummate the Transaction, the Restricted Sellers hereby covenant and agree that during the period beginning on the date of this Agreement and ending on the twelve (12) month anniversary of the Closing Date (the “Non-Solicit Restrictive Period”), each such Restricted Seller shall not (and shall cause his or her Affiliates not to), directly or indirectly, on his or her own behalf or in coordination with or on behalf of others and in any form or manner whatsoever (other than for the benefit of the Company or any of its Affiliates in such Restricted Seller’s capacity as an employee thereof):

(i) encourage, solicit, induce, hire or attempt to solicit, induce or hire any Restricted Employee to leave the employ of the Company or any of its Subsidiaries (or any successor thereto or Affiliate thereof);

(ii) knowingly interfere with the relationship between the Company (or any successor thereto or Affiliate thereof) with any Restricted Employee or any other Person who, to such Seller’s Knowledge, is employed by or otherwise engaged to perform services for the Company (or any successor thereto or Affiliate thereof); or

(iii) induce or attempt to induce any Company Customer, supplier, licensee or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company (or any successor thereto or Affiliate thereof), or in any way knowingly interfere with the relationship between the Company or any of its Subsidiaries (or any successor thereto or Affiliate thereof) and any Company Customer, supplier, licensee or other business relation thereof (including by inducing or attempting to induce any such Person to terminate, reduce or not expand the amount of, or adversely modify the nature, volume or scope of, the business such Person does with the Company (or any successor thereto or Affiliate thereof)).

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Notwithstanding anything to the contrary contained herein, the foregoing shall not prevent any such Seller from (x) undertaking general solicitations of employment not specifically targeted at any of the foregoing employees or (y) hiring any of the foregoing employees six (6) months following the termination of employment of any such employee by the Company or any of its Subsidiaries so long as such termination is not the result of a breach of this Section 9.3(b).

(c) Non-Compete. As an inducement for Buyer to enter into this Agreement and to consummate the Transaction, the Restricted Sellers hereby covenant and agree that during the period beginning on the date of this Agreement and ending on the two (2) year anniversary of the Closing Date (the “Non-Compete Restrictive Period”), each such Restricted Seller shall not (and shall cause his or her Affiliates not to), directly or indirectly, on his or her own behalf or in coordination with or on behalf of others and in any form or manner whatsoever (other than for the benefit of the Company or any of its Subsidiaries in such Seller’s capacity as an employee thereof):

(i) engage or have a financial interest in, manage, control, participate in (whether as an officer, director, employee, partner, manager, member, agent, representative or otherwise), consult with or render services to, anywhere in the Restricted Territory, any Restricted Business; or

(ii) manufacture, offer, market, sell, license or otherwise provide any Restricted Products to any Company Customer within the Restricted Territory.

Nothing herein shall prohibit such Seller (or any of his or her Affiliates) from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as such Person has no active participation in the business of such corporation.

(d) The Restricted Sellers acknowledge that (i) the Company and its Subsidiaries have expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill, (ii) the restrictions contained in this Section 9.3 are reasonable and necessary to protect the legitimate interests of the Company and its Subsidiaries, (iii) Buyer would not enter into this Agreement but for the restrictions contained in this Section 9.3, (iv) the restrictions contained in this Section 9.3 are reasonable with respect to duration, geographic area and scope, (v) any breach by such Restricted Seller of any of the restrictions contained in this Section 9.3 may result in irreparable harm and damages that could not be adequately compensated by a monetary award and further that such potential harm outweighs the potential harm to such Restricted Seller of the enforcement of the restrictions contained in this Section 9.3, and accordingly, Buyer and the Company will be entitled to seek injunctive or other equitable relief to prevent or redress any such breach (without posting a bond or other security); (vi) Buyer is entering into this Agreement in reliance upon such Seller’s agreement to the restrictions contained in this Section 9.3; and (vii) such Seller will indirectly receive a substantial portion of the Purchase Price and other substantial benefits from the Transaction, and (viii) Buyer will acquire the Company and its Subsidiaries and substantial goodwill associated therewith, and that this Agreement is intended to comply with the laws of the State of Israel and all other jurisdictions that might be deemed to be applicable hereto and which restrict or otherwise limit the enforceability of a contract that restrains a Person from engaging in a lawful profession, trade or business. In the event that any covenant contained in this Section 9.3 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 9.3 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. Such Seller further acknowledges that he or she has had the opportunity to consult with legal counsel regarding the restrictions contained in this Section 9.3.

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(e) Disparagement. Beginning on the date of this Agreement and ending on the two (2) year anniversary of the Closing Date, the Restricted Sellers shall not (and shall cause his or her Affiliates not to) in any manner take or cause to be taken any action which is designed or intended to discourage, or could, individually or in the aggregate, reasonably be anticipated to have the effect of discouraging brokers, distributors, customers, suppliers, referral sources, Government Entities, insurance companies, lessors, consultants, salespersons, advisors and other business associates from maintaining the same business relationships with the Company and its Subsidiaries (or any successor thereto) after the date of this Agreement as were maintained with the Company and its Subsidiaries prior to the date of this Agreement. Beginning on the date of this Agreement and ending on the two (2) year anniversary of the Closing Date, each such Restricted Seller shall refer all customer inquiries with respect to the business of the Company or its Subsidiaries to Buyer or the Company.

(f) Confidentiality. Following the Closing, the Restricted Sellers shall (and shall cause their Affiliates and their officers, directors and employees to) maintain as confidential and shall not (and shall cause his or her Affiliates and their officers, directors and employees not to) use for his or her own account or for the benefit of any third party or disclose to any Person other than authorized officers and employees of the Company or any of its Subsidiaries or any successor thereto or Affiliate thereof (except as required by Law or as authorized in writing by Buyer) any information or materials relating to the businesses, operations and affairs of the Company or any of its Subsidiaries (including any business plans, practices and procedures, pricing information, sales figures, profit or loss figures, information relating to customers, clients, suppliers, sources of supply and customer lists and trade secrets) that are not already generally available to the public. In the event such Restricted Seller is required by Law to disclose any such confidential information, such Restricted Seller shall promptly notify Buyer in writing in advance of such disclosure, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate, at Buyer’s expense, with Buyer to obtain a protection Order or other confidentiality treatment and disclose only that portion, if any, of such confidential information as is required by Law.

(g) Tolling of Restrictive Period. In the event of any nonfulfillment or breach by any Seller of any of the covenants and agreements set forth in this Section 9.3, the Restrictive Periods with respect to such Seller shall be tolled during (and shall be deemed to be automatically extended by) any period in which such Seller is in violation of the covenants and agreements set forth in this Section 9.3.

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9.4 Release; Covenant Not to Sue.

(a) As a material inducement to Buyer to enter into this Agreement, effective as of the Closing, each Seller, on its own behalf and on behalf of its Affiliates (other than the Company and its Subsidiaries), agrees not to sue and fully releases and forever discharges the Company and each of its Subsidiaries and their respective directors, officers, managers, employees consultants, agents, representatives, attorneys, trustees, beneficiaries, assigns and successors, past and present (collectively, the “Released Persons”), with respect to and from any and all Proceedings, demands, rights, liens, Contracts, covenants, Liabilities, debts, expenses (including reasonable attorneys’ fees) and Losses of whatever kind or nature in law, equity or otherwise, whether known or unknown, direct or indirect, foreseen or unforeseen, presently existing or which may hereafter arise, accrued or unaccrued, matured or unmatured, from the beginning of time to the date hereof that such Seller has, or could have, whether under federal, state or foreign Law and whether sounding in contract, tort or equity, or otherwise, against any of the Released Persons (collectively, the “Released Claims”); provided, that nothing in this Section 9.4 shall prohibit a Seller from enforcing such Seller’s rights under this Agreement; provided, further, if such Seller is a director, employee or service provider to the Company, nothing in this Section 9.4(a) shall constitute a release by such Seller of (i) such Seller’s right to receive any unpaid salary, expense reimbursement and/or other employment-related compensation accrued in the ordinary course prior to the Closing, (ii) any rights or claims of such Seller under or with respect to employee welfare benefit plans relating to health insurance coverage in accordance with the terms of the applicable benefit plan (iii) any workers’ compensation claims of such Seller arising prior to the Closing or (iv) in respect of any Seller who is or was a director or officer of the Company or any of its Subsidiaries, any Existing D&O Obligations. It is the intention of such Seller that such release be effective as a bar to each and every demand and Proceeding hereinabove specified and in furtherance of such intention, each Seller, on its own behalf and on behalf of its Affiliates, hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon such Person by the provisions of applicable Law and expressly agrees that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected demands and Proceedings, if any, as those relating to any other demands and Proceedings hereinabove specified, but only to the extent such provision is applicable to releases such as this.

(b) Each Seller hereby covenants and agrees not to commence any action, suit, arbitration or other claim against any of the Released Persons with respect to any Released Claim.

(c) Each Seller hereby represents, warrants and covenants that such Seller (i) has been provided with adequate information regarding the release set forth in this Section 9.4 and the subject matter hereof, (ii) has had adequate opportunity to consult legal counsel of such member’s choice regarding this release, (iii) has executed and delivered this Agreement pursuant to the free will of such Seller and with the intention that the release set forth herein be a general release to the full extent provided herein, and (iv) has executed this Agreement on a fully informed basis and with full knowledge of the consequences thereof. Each Seller further represents, warrants and covenants that such Seller has not sold, assigned or otherwise transferred to any other Person any of such Seller’s rights, remedies or interests in, to or arising from the Released Claims of such Seller.

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(d) Each Seller hereby waives, releases and agrees not to make any claim or bring any contribution, cost recovery or other action against the Company or any of its Subsidiaries with respect to such Seller’s obligations under this Agreement or any facts or circumstances in existence prior to the Closing.

(e) Each Seller hereby expressly and irrevocably waives his or her rights under any applicable statute, rule, regulation, legal principle or legal doctrine applicable in any state or territory of the United States or any foreign jurisdiction which provides that a general release does not extend to claims which a releasing party does not know or suspect to exist in its favor at the time of executing such release, which if known by the releasing party would have materially affected its settlement with the released party.

9.5 Mutual Covenants Regarding Confidentiality. Buyer, the Company and each Seller, will each keep confidential and not directly or indirectly reveal, report, publish or disclose the terms and conditions of this Agreement, including the amount of the Purchase Price, without the prior written consent of Buyer and the Company (prior to the Closing) or Seller Representative (following the Closing), except to the extent required by (a) applicable Law, or (b) rules of any securities exchange on which securities of Buyer or its Affiliates are listed.

9.6 Registration Statement on Form S-3.

(a) Within ninety (90) calendar days of the Closing Date, Buyer shall prepare and file with the SEC a resale registration statement on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 (or such other resale registration form that Buyer may then be eligible to use) in order to register with the SEC the resale by the Qualified Shareholders, from time to time, of the shares of Buyer Common Stock issued to them hereunder (the “Relevant Shares”) on NASDAQ or the facilities of any national securities exchange on which the Buyer Common Stock are then traded, or in privately negotiated transactions (a “Registration Statement”). Buyer shall use commercially reasonable efforts to cause such Registration Statement to be declared effective within ninety (90) calendar days thereafter and maintain the Registration Statement effective for a period that will terminate upon the earlier of (i) thirty (30) months following the Closing, as prolonged and extended by any Suspension Period or (ii) the date on which all shares of Buyer Common Stock covered by the Registration Statement are sold (such time frame, as extended from time to time, shall be referred to herein as the “Effective Period”). Following the later of (i) the effectiveness of the Registration Statement and (ii) the day which is six (6) months following the Closing Date (such date, the “Start Date”), Buyer may, at any time, suspend the effectiveness of the Registration Statement for up to an aggregate of sixty (60) calendar days, as appropriate (a “Suspension Period”), by giving notice to the Qualified Shareholders, if Buyer shall have determined that Buyer may be required to disclose any material corporate development or as otherwise required by applicable U.S. securities Laws. Notwithstanding the foregoing, Buyer shall inform each Qualified Shareholder of any such Suspension Period and will instruct such Qualified Shareholder (and by executing this Agreement each Qualified Shareholder agrees) not to sell any Relevant Shares pursuant to the Registration Statement until (a) such Person is advised in writing by Buyer that the use of the Registration Statement may be resumed, or (b) such Person has received copies of any additional or supplemental or amended prospectus, if applicable, or (c) such Person has received copies of any additional or supplemental filings which are incorporated or deemed to be incorporated by reference in such prospectus.

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(b) If the Registration Statement ceases to be effective for any reason at any time during the Effective Period, Buyer shall use its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof.

(c) In connection with the filing of the Registration Statement, Buyer will, as soon as reasonably possible:

(i) furnish to the Qualified Shareholders whose shares are covered in the Registration Statement (the “Holders”) such number of copies of the prospectus for the Registration Statement, including a preliminary prospectus (and amendments or supplements thereto), in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Relevant Shares owned by them; and

(ii) promptly notify the Holders in writing at any time when a prospectus relating to the Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(d) Qualified Shareholder Obligations.

(i) At least ten (10) Business Days prior to the first anticipated filing date of any Registration Statement, Buyer shall notify each Qualified Shareholder of the information Buyer requires from such Person in order for such Person to have any of such Person’s Relevant Shares included in the Registration Statement. Each Qualified Shareholder shall provide a completed Qualified Shareholder Questionnaire and such other information requested by Buyer to Buyer at least four (4) Business Days prior to the first anticipated filing date of such Registration Statement in order for such Qualified Shareholder to have any Relevant Shares included in the Registration Statement. Buyer shall not have any obligation to register the Relevant Shares pursuant to this Agreement or otherwise with respect to Relevant Shares held by any Qualified Buyer that does not comply with the terms and conditions of this Agreement.

(ii) Each Qualified Shareholder agrees to cooperate with Buyer as reasonably requested by Buyer in connection with the preparation and filing of a Registration Statement hereunder, unless such Qualified Shareholder has notified Buyer in writing of its election to exclude all of its Relevant Shares from such Registration Statement.

(iii) Each Qualified Shareholder agrees that, upon receipt of any notice from Buyer of the commencement of a Suspension Period, such Qualified Shareholder will immediately discontinue disposition of Relevant Shares pursuant to the Registration Statement covering such Relevant Shares, until the Qualified Shareholder is advised by Buyer that such dispositions may again be made.

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(e) Indemnification.

(i) By Buyer. To the fullest extent permitted by Law, Buyer will indemnify, defend and hold harmless each Holder, the officers, directors, agents and employees of each of them, each Person who controls any Holder within the meaning of the Securities Act or the Exchange Act, and the officers, directors, agents and employees of each such controlling Person, against any losses, claims, damages, or liabilities (joint or several), including any reasonable attorneys’ fees and other expenses reasonably incurred in connection with investigating or defending any such loss, claim damage liability or action, as incurred, to which such Holder may become subject under the Securities Act, the Exchange Act, other U.S. federal or state Law or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”):

(A) any untrue statement of a material fact contained in a Registration Statement filed by Buyer pursuant to which Relevant Shares are sold, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(B) the omission to state in such registration statement, preliminary prospectus or final prospectus or any amendments or supplements thereto, a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(C) any violation by Buyer of the Securities Act, the Exchange Act, any U.S. federal or state securities Law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any U.S. federal or state securities Law in connection with the offering of Relevant Shares covered by such Registration Statement.

(ii) By Holders. To the fullest extent permitted by Law, each Holder will indemnify and hold harmless Buyer, its directors, officers, agents and employees, each Person, if any, who controls Buyer within the meaning of Section 15 of the Securities Act or Section 12 of the Exchange Act, any underwriter and any other Holder selling securities under such Registration Statement, against any losses, claims, damages or liabilities (joint or several) to which Buyer or any such director, officer, agent, employee, controlling Person, underwriter or such other Holder may become subject under the Securities Act, the Exchange Act, other federal or state Law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with the Registration Statement; and each such Holder will indemnify and reimburse Buyer and any such director, officer, agent, employee, controlling Person, underwriter or other Holder for any reasonable attorneys’ fees and other expenses reasonably incurred by Buyer or any such director, officer, agent, employee, controlling Person, underwriter or other Holder in connection with investigating or defending any such loss, claim, damage, liability or action, as incurred for such Violation that occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with the Registration Statement. In no event will the liability of any Holder under this Section 9.6(e): (i) exceed the net proceeds from the applicable sale of Relevant Shares received by such Holder or (ii) be based on a Violation that occurs in reliance upon and in conformity with written information furnished by another Holder.

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(iii) Promptly after receipt by an indemnified party under this Section 9.6(e) of notice of the commencement of any Proceeding against such indemnified party, such indemnified party will, if a claim for indemnification or contribution in respect thereof is to be made against any indemnifying party under this Section 9.16(e), deliver to the indemnifying party a written notice of the commencement thereof and, if the indemnifying party is Buyer, Buyer shall have the right to control the defense of such Proceeding, and if Buyer fails to defend such action it shall indemnify and reimburse the Holders for any reasonable attorneys’ fees and other expenses reasonably incurred by them in connection with investigating or defending such Proceeding; provided, however, that: (x) Buyer shall also have the right, at its option, to assume and control the defense of any Proceeding with respect to which Buyer or any Person entitled to be indemnified by the Holders under Section 9.6(e) is entitled to indemnification from the Holders; (ii) the indemnified party or parties shall have the right to participate at its own expense in the defense of such Proceeding and (but only to the extent agreed in writing with Buyer and any other indemnifying party similarly noticed) to assume the defense thereof with counsel mutually satisfactory to the parties; and (iii) an indemnified party shall have the right to retain its own counsel, with the fees and expenses of such counsel to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to an actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure of an indemnified party to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such Proceeding, if prejudicial to the ability of the indemnifying party to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under Section 9.6(e), but the omission so to deliver written notice to the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 9.6(e).

9.7 Directors’ and Officers’ Insurance and Indemnification.

(a) Buyer shall cause the Company and its successors and assigns not to cancel or reduce the D&O Policies and continue to honor the Existing D&O Obligations thereunder in accordance with its terms, to the extent permitted by any Law.

(b) Buyer shall, and shall cause the Company, its Subsidiaries and any successor and assigns, to the extent permitted by any Law, to fulfill and honor in all material respects all of the Existing D&O Obligations as in effect as of the date hereof, to the extent relating to claims arising from or related to facts or events that occurred at or before the Closing including with respect to matters, acts, or omissions occurring in connection with the approval of or entering into this Agreement or the consummation of the transactions contemplated hereunder and thereunder. Without limiting the foregoing, from and after the Closing Date until seven (7) years from the Closing Date, Buyer shall, and shall cause the Company, its Subsidiaries and any successor and assigns, to the maximum extent permitted by Law, to maintain the Governing Documents of such entities to contain provisions no less favorable to the officers and directors of the Company with respect to indemnification, insurance, expense advancement, exculpation and limitation of liabilities of directors and officers, insurance and indemnification than are set forth as of the date of this Agreement, which provisions shall not be amended, repealed, or otherwise modified in a manner that would adversely affect the rights thereunder of such Persons with respect to exculpation and limitation of liabilities or insurance and indemnification, all of the foregoing subject to applicable Law.

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9.8 Further Action; Efforts; Cooperation. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII). Following the Closing, Buyer shall, and shall cause the Company to, use commercially reasonable efforts to pursue (i) the IIA Approval and to cooperate with, and respond to requests for information from, the IIA with respect to the IIA Approval and (ii) the WSP Amendment.

ARTICLE X
Definitions

For the purposes hereof, the following terms have the meanings set forth below:

“102 Plan” has the meaning set forth in Section 2.8(ff).

“102 Trust Period” means the minimum trust period required by Section 102 of the Israeli Tax Ordinance according to the applicable tax route.

“102 Trustee” means the trustee appointed by the Company in accordance with the provisions of the Israeli Tax Ordinance, and approved by the ITA, with respect to Company 102 Securities.

“2021 Balance Sheet” has the meaning set forth in Section 4.9.

“Access Limitations” has the meaning set forth in Section 1.4(h)(ii).

“Accounting Principles” means GAAP. Exhibit C includes an example calculation of Net Working Capital.

“Adjusted Fully Diluted Stock Number” means the sum of (i) the aggregate number of Company Ordinary Shares issued to Sellers and outstanding as of immediately prior to the Closing (assuming that all Company Preferred Shares issued to Sellers have been converted into Company Ordinary Shares in accordance with the Company’s Governing Documents), (ii) the aggregate number of Company Ordinary Shares then issuable upon the full exercise of all Vested Company Options held by Sellers that are outstanding as of immediately prior to the Closing, and (iii) the aggregate number of Company Ordinary Shares then issuable to Sellers upon the full exercise of all Warrants held by Sellers that are outstanding as of immediately prior to the Closing (assuming that all Company Preferred Shares subject to Warrants have been converted into Company Ordinary Shares in accordance with the Company’s Governing Documents).

“Adjustment Shortfall” has the meaning set forth in Section 1.4(i)(ii).

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“Adjustment Time” means 11:59 p.m. New York time on the day immediately prior to the Closing Date.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise. With respect to an individual, “Affiliate” shall also include any member of such individual’s Family Group. With respect to a trust or similar entity, “Affiliate” shall also include any beneficiary or trustee of such trust or entity.

“Affiliate Agreement” has the meaning set forth in Section 2.17(a).

“Affiliate Transactions” has the meaning set forth in Section 2.17(a).

“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code that has filed a consolidated return for U.S. federal income tax purposes (or any consolidated, combined or unitary group under state, local or non-U.S. Law) for a period during which the Company was a member.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“AML Laws” means all U.S. and non-U.S. Laws relating to money laundering, including the Currency and Foreign Transactions Reporting Act of 1970 (most commonly referred to as the Bank Secrecy Act), as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA PATRIOT”) Act of 2001, the Israeli Prohibition on Money Laundering Law, 2000 and other relevant Laws.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to corruption or bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, Sections 290-297 of the Israeli Penal Law 1977 and the Israeli Prohibition on Money Laundering Law, 2000.

“Arbitration Law” has the meaning set forth in Section 11.14(a).

“Arbitrator” has the meaning set forth in Section 11.14(a).

“Auditor Review Period” has the meaning set forth in Section 1.4(h)(iv).

“Average Trading Price” means the volume weighted average closing price of the shares of Buyer Common Stock on NASDAQ during the five (5) trading days ending at the end of trading on the day prior to the date of this Agreement.

“Base Purchase Price” means $61,000,000.

“Basket” has the meaning set forth in Section 8.3(a).

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“Business Day” means each day other than a Saturday or Sunday, or any other day on which banking institutions in the cities of Tel Aviv, Israel or New York, New York are authorized or obligated by Law or executive Order to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer 2017 Equity Award Plan” means Buyer’s 2017 Equity Award Plan as adopted by Buyer in August 2017.

“Buyer Common Stock” means shares of the common stock, par value $0.0001 per share, of Buyer (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Buyer Indemnified Persons” has the meaning set forth in Section 8.2(a).

“Cash and Cash Equivalents” means the aggregate amount of all cash (which for the purposes of clarity, does not include cash required to collateralize any letters of credit, performance bonds, bank guarantees or other similar instruments or cash subject to other legal restrictions) and cash equivalents of the Company and its Subsidiaries, on a consolidated basis (as determined in accordance with the Accounting Principles. For the avoidance of doubt, Cash and Cash Equivalents shall include uncleared checks and drafts received or deposited for the account of the Company or its Subsidiaries, including deposits in transit, and shall exclude and be reduced by any amounts included in outstanding checks, outstanding drafts, outstanding wire transfers and outstanding debit transactions written or made for the accounts of the Company or its Subsidiaries.

“Closing” has the meaning set forth in Section 1.2.

“Closing Balance Sheet” has the meaning set forth in Section 1.4(h)(i).

“Closing Cash and Cash Equivalents” means the Cash and Cash Equivalents as of the Adjustment Time, determined in accordance with the Accounting Principles.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Indebtedness” means the aggregate Indebtedness of the Company and its Subsidiaries, on a consolidated basis, as of the Adjustment Time.

“Closing Payment Fund” has the meaning set forth in Section 1.4(f)(a).

“Closing Payroll Taxes” means the sum of the aggregate amount of the Company’s employer share of any and all medicare, social security, payroll and other similar Taxes that will arise from (i) the payment of the Total Optionholder Closing Amount to Optionholders or (ii) any Unpaid Seller Expenses (as applicable).

“Closing Statement” has the meaning set forth in Section 1.4(h)(i).

“Closing Statement Review Period” has the meaning set forth in Section 1.4(h)(ii).

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“COBRA” has the meaning set forth in Section 2.13(c).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 102 Option” means a Company Option granted and subject to tax under Section 102(b)(2) of the Israeli Tax Ordinance.

“Company 102 Securities” means, collectively, Company 102 Options and Company 102 Shares.

“Company 102 Share” means a Company Ordinary Share issued upon the exercise of any Company 102 Option and held by the 102 Trustee pursuant to the Israeli Tax Ordinance.

“Company Affiliate” has the meaning set forth in Section 2.17(a).

“Company Customer” has the meaning set forth in Section 9.3(a).

“Company IP Agreement” means (a) licenses of, options to or covenants not to sue or assert with respect to, Company Owned IP or Licensed Intellectual Property by the Company to any Third Party or any other instruments or other arrangements to which the Company is a party, pursuant to which any Third Party has obtained any right, title or interest in any Company Owned IP or Licensed Intellectual Property, (b) licenses or sublicenses of Company Owned IP or Licensed Intellectual Property by any Third Party to the Company, or any other permissions or agreements pursuant to which the Company has obtained any right, title or interest in Intellectual Property, and (c) agreements between the Company and any Third Party relating to the use, development, prosecution, enforcement or commercialization of Company Owned IP or Licensed Intellectual Property.

“Company IP Rights” means all of the Intellectual Property Rights used or held for use by the Company or any of its Subsidiaries, including all of the Intellectual Property Rights set forth on Schedule 2.10(a).

“Company Option” means an option to purchase Company Shares, including options granted under the Global Share Incentive Plan, and excluding any Warrants.

“Company Ordinary Share” means the common stock of the Company, nominal value NIS 0.01 per share.

“Company Owned IP” means all of the Intellectual Property Rights owned, or purported to be owned, by the Company or any of its Subsidiaries.

“Company Preferred Share” means, collectively, (a) Preferred A Shares of the Company, par value NIS 0.01 per share, (b) Preferred A-1 Shares of the Company, par value NIS 0.01 per share, (c) Preferred A-2 Shares of the Company, par value NIS 0.01 per share, (d) Preferred A-3 Shares of the Company, par value NIS 0.01 per share and (e) Preferred A-4 Shares of the Company, par value NIS 0.01 per share.

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“Company Products” means the products, equipment, hardware, Software, tools, or applications (i) that are currently developed, manufactured, marketed, sold, offered for sale, supplied, provided, promoted, licensed to Third Parties, or otherwise commercialized by the Company and its Subsidiaries, and (ii) from which the Company and its Subsidiaries recognize any material revenue (including revenue associated with maintenance or service agreements).

“Company Proprietary Software” means all Software in which the Intellectual Property Rights embodied in such Software are owned, or purported to be owned, by the Company or any of its Subsidiaries, whether by virtue of the development of such Software by the Company or any of its Subsidiaries, or the acquisition of such Software from any Person or otherwise.

“Company Shares” has the meaning set forth in the Recitals to this Agreement.

“Company Systems” means all of the following used by or for, or otherwise relied on by, the Company (whether owned by the Company or a Third Party): computers, computer systems, servers, hardware, Software, firmware, middleware, networks, servers, workstations, routers, hubs, switches, data communication equipment and lines, telecommunications equipment and lines, co-location facilities and equipment, and all other information technology equipment, including any outsourced systems and processes (e.g. hosting locations) and all associated documentation.

“Competing Transaction” has the meaning set forth in Section 5.5.

“Consents” has the meaning set forth in Section 2.3(b).

“Continuing Employees” has the meaning set forth in Section 9.2(a).

“Contract” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement, whether written or oral, that is legally binding upon a Person or any of its property, including all amendments, waivers or other changes thereto.

“Current Assets” means all assets of the Company and its Subsidiaries that are categorized as current assets in accordance with GAAP. For the avoidance of doubt, Current Assets excludes (i) all Cash and Cash Equivalents, (ii) all Restricted Cash and Cash Equivalents, (iii) all deferred Tax assets, and (iv) all amounts paid to the Company by Buyer at the Closing in connection with the Transaction (e.g., to fund the payment of Seller Expenses, Closing Indebtedness, the Total Optionholder Closing Amount or the Total Warrantholder Closing Amount).

“Current Liabilities” means all Liabilities of the Company and its Subsidiaries that are categorized as current liabilities in accordance with GAAP. For the avoidance of doubt, Current Liabilities excludes (i) all Unpaid Seller Expenses, (ii) all Closing Indebtedness, (iii) Unpaid Taxes and (iv) all deferred Tax Liabilities, but includes (x) accrued payroll owed to employees of the Company and its Subsidiaries, and (y) all accrued vacation and other paid time off owed to the employees of the Company and its Subsidiaries.

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“Customization” has the meaning set forth in Section 2.10(h).

“Data Room” means the virtual data room hosted by the Company via Google Drive.

“Data Security Requirements” means the following, in each case to the extent relating to the conduct of the business of the Company or any of its Subsidiaries, any Company System, any Sensitive Information or any matters relating to data privacy, protection or security: (i) all Privacy and Security Laws and Requirements and other applicable Laws and any related security breach notification requirements; (ii) the Company’s own respective rules, policies, and procedures; (iii) industry standards applicable to certifications applicable to the Company or any of its Subsidiaries (including PCI-DSS, ISO or SAE standards as applicable); and (iv) Contracts to which the Company or any of its Subsidiaries is bound.

“Developments” has the meaning set forth in Section 2.10(i).

“Dispute” has the meaning set forth in Section 11.14(a).

“Dispute Notice” has the meaning set forth in Section 8.7.

“Disputed Item” has the meaning set forth in Section 1.4(h)(iii).

“D&O Policies” means any “tail” insurance policies providing coverage to the directors and officers of the Company and its Subsidiaries from and after the Closing Date with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the Transaction).

“EAR” means the Export Administration Act (EAA) of 1979 (P.L. 96-72).

“Effective Date” has the meaning set forth in the preamble.

“Effective Period” has the meaning set forth in Section 9.6(a).

“Electing Holder” has the meaning set forth in Section 5.9.

“Employee Benefit Agreement” means each employment, consulting, bonus, incentive, deferred compensation, equity or equity-based compensation, change in control, retention, severance, termination, restrictive covenant or other compensatory Contract between the Company or any of its Subsidiaries and any current or former employee, officer, director or individual service provider of the Company or any of its Subsidiaries, pursuant to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Employee Benefit Plan(s)” has the meaning set forth in Section 2.13(a).

“Employee Seller” means a Seller that is a Continuing Employee.

“Environment” means any surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air.

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“Environmental Laws” means whenever enacted or in effect all federal, state, local and foreign Laws relating to natural resources, pollution, protection of human health or the environment, or actual or threatened releases, discharges, or emissions into the environment, including (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act of 1976, as amended, (iii) the Clean Water Act, as amended, (iv) the Clean Air Act, as amended, (v) the Israeli Clean Air Law, 2008, (vi) the Israeli Law for Prevention of Pollution of the Sea from Land Sources, 1988, (vii) the Israeli Hazardous Substances Law, 1993, and (vi) any other Laws that relate to protection of the Environment, Releases or threatened Releases of Hazardous Materials or exposure of any Person to Hazardous Materials.

“Equity Equivalents” means with respect to any Person, (i) any capital stock, membership interests or other share capital, equity or ownership interest or voting security, (ii) any securities directly or indirectly convertible into or exchangeable or exercisable for any capital stock, membership interests or other share capital, equity or ownership interest or voting security, or containing any profit participation features, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital, equity or ownership interest or voting security, or securities containing any profit participation features, or to subscribe for or to purchase any securities convertible into or exchangeable or exercisable for any capital stock, membership interests, other share capital, equity or ownership interest or voting security or securities containing any profit participation features, (iv) any share appreciation rights, phantom share rights, other rights the value of which is linked to the value of any securities or interests referred to in clauses (i) through (iii) above or other similar rights, or (v) any securities issued or issuable with respect to the securities or interests referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Equityholder” means, collectively, Sellers, Optionholders and Warrantholders.

“Equity Percentage” means, with respect to a given Equityholder, a fraction, expressed as a percentage, (a) the numerator of which is the sum of (i) the number of Company Ordinary Shares held by such Equityholder, if any, immediately prior to the Closing (assuming that all Company Preferred Shares held by such Equityholder have been converted into Company Ordinary Shares), (ii) the number of Company Ordinary Shares subject to Vested Company Options held by such Equityholder, if any, immediately prior to the Closing (assuming that all Company Preferred Shares subject to Vested Company Options held by such Equityholder have been converted into Company Ordinary Shares), and (iii) the number of Company Ordinary Shares subject to Warrants held by such Equityholder, if any, immediately prior to the Closing (whether or not vested) (assuming that all Company Preferred Shares subject to Warrants held by such Equityholder have been converted into Company Ordinary Shares) and (b) the denominator of which is the Fully Diluted Stock Number.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and guidance promulgated thereunder.

“ERISA Affiliate” has the meaning set forth in Section 2.13(c).

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“Escrow Agent” means ESOP Management and Trust Services Ltd., as escrow agent pursuant to the Escrow Agreement.

“Escrow Agreement” means the agreement between Buyer, the Seller Representative and the Escrow Agent in the form attached hereto as Exhibit G.

“Estimated Cash and Cash Equivalents” has the meaning set forth in Section 1.4(d)(i).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.4(c).

“Estimated Closing Indebtedness” has the meaning set forth in Section 1.4(d)(iv).

“Estimated Closing Purchase Price” means (i) the Base Purchase Price plus (ii) the Estimated Cash and Cash Equivalents, if any, plus (iii) the Estimated Net Working Capital Adjustment, if any, minus (iv) the amount of Estimated Unpaid Seller Expenses, if any, minus (v) the amount of Estimated Closing Indebtedness, if any, minus (vi) the amount of Estimated Unpaid Taxes, if any, and minus (vii) the total amount of all Closing Payroll Taxes.

“Estimated Net Working Capital Adjustment” has the meaning set forth in Section 1.4(d)(ii).

“Estimated Unpaid Seller Expenses” has the meaning set forth in Section 1.4(d)(iii).

“Estimated Unpaid Taxes” has the meaning set forth in Section 1.4(d)(v).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Ex-Im Laws” means all Laws relating to export, re-export, transfer, and import controls administered by Israel or the United States (including by the U.S. Department of Commerce, the U.S. Department of State, or U.S. Customs and Border Protection), the European Union, any EU Member State, or any other relevant Government Entity.

“Existing D&O Obligations” has the meaning set forth in Section 2.1(g).

“External Sellers” means Sellers who are not Internal Sellers.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Family Group” means, with respect to any natural person, such person’s spouse, parents and siblings and any trust or other entity formed solely for the benefit of such person and/or such person’s spouse, parents or siblings.

“Final Closing Purchase Price” means (i) the Base Purchase Price plus (ii) the Cash and Cash Equivalents, if any, plus (iii) the Net Working Capital Adjustment, if any, minus (iv) the amount of Unpaid Seller Expenses, if any, minus (v) the amount of Closing Indebtedness, if any, minus (vi) the amount of Unpaid Taxes, if any, and minus (vii) the total amount of all Closing Payroll Taxes, all as finally determined pursuant to Section 1.4(g).

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“Financial Statements” has the meaning set forth in Section 2.4(a).

“Fully Diluted Stock Number” means to sum of (i) the aggregate number of Company Ordinary Shares issued and outstanding as of immediately prior to the Closing (assuming that all Company Preferred Shares have been converted into Company Ordinary Shares in accordance with the Company’s Governing Documents), (ii) the aggregate number of Company Ordinary Shares then issuable upon the full exercise of all Company Options that are outstanding as of immediately prior to the Closing, in each case whether or not then vested or exercisable, and (iii) the aggregate number of Company Ordinary Shares then issuable upon the full exercise of all Warrants that are outstanding as of immediately prior to the Closing, in each case whether or not then vested or exercisable (assuming that all Company Preferred Shares subject to Warrants have been converted into Company Ordinary Shares in accordance with the Company’s Governing Documents).

“Fundamental Representations” means the representations and warranties set forth in Section 2.1 (Organization; Good Standing; Power); Section 2.2 (Capitalization); Section 2.3(a) (Authorization; Execution & Enforceability); Section 2.8 (Taxes); Section 2.10 (Intellectual Property); Section 2.19 (Brokerage); Section 3.1 (Legal Capacity; Organization; Good Standing; Power); Sections 3.2(a) and 3.2(c) (Authorization; Execution & Enforceability); Section 3.3 (Title to Company Equity); Section 3.4 (Brokerage); Section 4.1 (Organization; Good Standing); Section 4.2(a) (Authorization; Execution & Enforceability) and Section 4.3 (Brokerage).

“Funding Seller” has the meaning set forth in Section 11.19(b).

“GAAP” means United States generally accepted accounting principles.

“General Cap” has the meaning set forth in Section 8.3(b).

“Global Share Incentive Plan” means the Global Share Incentive Plan (2018) of the Company, as may be amended from time to time and any annex or sub-plan thereof.

“Governing Documents” means, with respect to any Person, such Person’s certificate or articles of formation or incorporation, bylaws, limited liability company/operating agreement, or any similar organizational or other similar constituent document, as applicable, each as amended.

“Government Bid” means any currently outstanding quotation, bid, offer or proposal made by the Company or any of its Subsidiaries prior to the Closing Date which, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any Contract between the Company or any of its Subsidiaries and (i) any Government Entity or Government Entity-sponsored entity, (ii) any prime contractor to a Government Entity (in its capacity as such), or (iii) any subcontractor (of any tier) in connection with or with respect to any Contract described in clause (i) or (ii), and any modification of any of the foregoing.

“Government Entity” means any supranational, national, federal, state, provincial, local or other government, quasi-government, or any court of competent jurisdiction, tribunal, administrative agency or hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body or other governmental or regulatory authority or instrumentality, whether domestic or foreign.

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“Government Official” means any foreign official, foreign political party or official thereof, or candidate for foreign political office, as such terms are defined under applicable Anti-Corruption Laws.

“Grants” means each Tax or other incentive or financial assistance granted to the Company or any of its Subsidiaries under the laws of the State of Israel or any of the jurisdiction.

“Hazardous Materials” means any substance, material, liquid or gas defined or designated as hazardous, toxic, a pollutant or a contaminant (or by any similar term) under any Law included in clauses (i) through (iv) of the definition of Environmental Law, or any other material regulated, or that could result in the imposition of liability, under any Environmental Law, including petroleum products and asbestos.

“Holders” has the meaning set forth in Section 9.6(c)(i).

“IIA” means the Israeli National Authority for Technological Innovation (previously known as Office of the Chief Scientist of the Israeli Ministry of Economy).

“IIA Approval” means a binding certificate, in form and substance reasonably satisfactory to Buyer, and duly executed by the IIA, approving (a) the closing of all of the Company's files and accounts with the IIA, and (b) the IIA Transfer Amount.

“IIA Funded Know How” means any know how developed by the Company or any of its Subsidiaries in connection with any Grant made to the Company by the IIA, as determined by the IIA.

“IIA Holdback Amount” means $700,000.

“IIA IP Transfer” means the transfer and/or assignment by the Company of any and all IIA Funded Know How, and any rights thereto, outside of Israel.

“IIA Transfer Amount” means the final definitive amount of funding provided to the Company by the IIA, as determined by the IIA.

“Indebtedness” means, as of any time, without duplication, the aggregate amount of (i) any obligations of any Person arising under any indebtedness for borrowed money (including all obligations for principal, interest premiums, penalties, fees, expenses, breakage costs, prepayment fees and bank overdrafts thereunder), (ii) any indebtedness of any Person evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which any Person assures a financial institution against loss (including contingent reimbursement obligations with respect to banker’s acceptances or letters of credit), (iv) any Liability of any Person with respect to interest rate swaps, collars, caps and similar hedging obligations, (v) any off-balance sheet financing of any Person, including synthetic leases and project financing, (vi) all obligations of any Person under leases required to be capitalized in accordance with GAAP, (vii) all obligations of any Person for the deferred and unpaid purchase price of property, securities or services (other than trade payables and accrued expenses incurred in the Ordinary Course), including any earn out obligations (if applicable), (viii) any amounts payable with respect to any Affiliate Transactions (excluding trade accounts payable) and any accrued and unpaid director fees owing to members of the Company’s board of directors, (ix) any obligations of any Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, (x) any accounts payable or trade payables of any Person that have aged over ninety (90) days from the invoice date, and (xi) all obligations of the type referred to in clauses (i) through (x) of any Persons the payment of which any Person is responsible or liable directly or indirectly as obligor, guarantor, surety or otherwise.

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“Indemnification Complying Seller” has the meaning set forth in Section 8.5(a).

“Indemnification Contribution Period” has the meaning set forth in Section 8.5(a).

“Indemnification Non-Complying Seller” has the meaning set forth in Section 8.5(a).

“Indemnification Percentage” means, with respect to a given Seller, a fraction, expressed as a percentage, (a) the numerator of which is the sum of (i) the number of Company Ordinary Shares held by such Seller, if any, immediately prior to the Closing (assuming that all Company Preferred Shares held by such Seller have been converted into Company Ordinary Shares), (ii) the number of Company Ordinary Shares subject to Vested Company Options held by such Seller, if any, immediately prior to the Closing (assuming that all Company Preferred Shares subject to Vested Company Options held by such Seller have been converted into Company Ordinary Shares), and (iii) the number of Company Ordinary Shares subject to Warrants held by such Seller, if any, immediately prior to the Closing (assuming that all Company Preferred Shares subject to Warrants held by such Seller have been converted into Company Ordinary Shares) and (b) the denominator of which is the Adjusted Fully Diluted Stock Number.

“Indemnified Party” has the meaning set forth in Section 8.6.

“Indemnity Notice” has the meaning set forth in Section 8.7.

“Independent Auditor” means a “Big Four” accounting firm , or such other nationally recognized accounting firm mutually agreed upon by Buyer and Seller Representative; provided, however, that the Independent Auditor may not have, or have had in the last three (3) years, a business relationship with the Company, any Seller or Buyer (except that the Independent Auditor may have provided similar dispute resolution services to Buyer or its Affiliates in connection with prior acquisitions). If such designee is unable to serve as the Independent Auditor or is no longer eligible to do so and Buyer and Seller Representative have failed to reach agreement on an Independent Auditor within ten (10) Business Days following the expiration of the Resolution Period, then Buyer and Seller Representative will jointly engage the American Arbitration Association to select the Independent Auditor, in accordance with the procedures of the American Arbitration Association to make such selection.

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“Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world: (i) inventions (whether or not patentable or reduced to practice), patents, patent applications and patent disclosures and improvements thereto together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) trademarks, service marks, brand names, certification marks, trade dress, trade names, slogans, product designations, logos, designs, Internet domain names, corporate names and rights in telephone numbers, and any other indicia of source or origin together with all translations, adaptations, derivations, abbreviations, acronyms, and combinations thereof, all applications, registrations, and renewals in connection therewith, and all goodwill associated with each of the foregoing, (iii) copyrights and works of authorship (including “look and feel”), moral rights and all applications, registrations and renewals in connection therewith, (iv) Software, (v) all rights of privacy and publicity, including rights to use of the names, likenesses, voices, signatures, and biographical information of real persons, (vi) trade secrets and other confidential information (including ideas, know-how, processes, methods, techniques, research and development, drawings, specifications, layouts, designs, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical data, financial, business and marketing plans and proposals, customer and supplier lists, and price and cost information) (collectively, “Trade Secrets”), (vii) all other intellectual property or proprietary rights, and (viii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Interim 104H Ruling” has the meaning set forth in Section 5.9.

“Interim Option Ruling” has the meaning set forth in Section 5.8.

“Internal Optionholders” means Optionholders who are employees of the Company or any of its Subsidiaries immediately prior to the Closing

“Internal Sellers” means Sellers who immediately prior to the Closing hold Company 102 Securities.

“IP Cap” has the meaning set forth in Section 8.3(c).

“IP Contributor” has the meaning set forth in Section 2.10(i).

“IP Licenses” has the meaning set forth in Section 2.10(a).

“IP Representations” means the representations and warranties set forth in Section 2.10.

“IRS” means the Internal Revenue Service of the United States.

“Israeli 102 Tax Ruling” has the meaning given to it in Section 5.8.

“Israeli 104H Tax Ruling” has the meaning given to it in Section 5.9.

“Israeli Employees” has the meaning set forth in Section 2.12(h).

“Israeli Optionholders” means Optionholders who are residents of Israel for tax purposes.

“Israeli Securities Law” means the Israeli Securities Law, 1968 and the rules and regulations promulgated thereunder.

“Israeli Sub-Plan” has the meaning set forth in Section 9.2(b).

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“Israeli Tax Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961 and the rules and regulations promulgated thereunder.

“ITA” means the Israeli Tax Authority.

“ITAR” means the International Traffic in Arms Regulations, 22 C.F.R. §§ 120-130, as amended.

“Key Employees” means Noam Maital.

“Key Employee Agreements” has the meaning set forth in the recitals to this Agreement.

“Knowledge” means (i) with respect to the Company, the actual knowledge of Noam Maital, Shai Maron and Dalit Haim following reasonable inquiry of those employees who are direct reports to such individuals and who have primary responsibility for the matter to which the Company’s Knowledge applies, and (ii) with respect to any Seller, the actual knowledge of such Seller after reasonable inquiry with respect to matters pertaining to such Seller.

“Laws” means all statutes, laws (including common law), codes, ordinances, regulations, rules, Orders, assessments, awards or acts of any Government Entity.

“Leased Real Property” has the meaning set forth in Section 2.15(b).

“Liability” means any direct or indirect liability, indebtedness, guaranty, claim, loss, damage, deficiency, assessment, obligation or responsibility (whether fixed or unfixed, determined or determinable, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, secured or unsecured, and due or to become due).

“License” means any permit, license, variance, franchise, security clearance, Order, approval, consent, certificate, registration, grant, easement, exemption, accreditation or other authorization issued or granted by any Government Entity and other similar government-granted rights.

“Licensed Intellectual Property” means Intellectual Property Rights licensed to the Company or any of its Subsidiaries pursuant to an IP License.

“Lien” means any mortgage, deed of trust, collateral assignment, security interest, license, conditional or other sales agreement, lien (statutory or otherwise), pledge, hypothecation, preference, claim, interference, option, right of first refusal, preemptive rights, community property interest, restriction of any nature, or other encumbrance (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer or any other attribute of ownership of any asset), as applicable.

“Lock-Up Agreement” has the meaning set forth in Section 1.8.

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“Losses” means all losses, obligations, deficiencies, Liabilities, actions, claims, causes of actions, costs, damages, demands, penalties, fines, amounts paid in settlement, judgments, awards, Liens, costs of investigation, Taxes, expenses and fees, (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing).

“Material Adverse Effect” means any occurrence, fact, change, event or effect that, individually or in the aggregate with any other occurrences, facts, changes, events and/or effects, has or would reasonably be expected to have a material adverse effect on (i) the business, results of operations, properties, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company or any Seller to consummate the Transaction in a timely manner or to perform its obligations hereunder. Notwithstanding the foregoing, no occurrence, fact, change, event or effect shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent resulting from (a) changes in conditions in the United States, Israeli, or global economy or capital or financial markets generally, (b) conditions generally affecting the industries in which the Company and its Subsidiaries operate, (c) changes in GAAP or applicable Laws, (d) acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or the worsening or escalation thereof, (e) any action of the Company required by this Agreement, (f) the announcement, performance, pendency, consummation or completion of the Transaction, (g) any natural or man-made disaster or acts of God (including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events), whether in the United States or any other country or region in the world, or (h) any failure by the Company and/or any Company Subsidiary to meet any internal or published projections, forecasts or revenue or earnings predictions; provided, that any change, effect, event, circumstance, occurrence or state of facts relating to clauses (a) through (g) (other than (e)) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such change, effect, event, circumstance, occurrence or state of facts has a disproportionate adverse effect on the Company as compared to other participants in the industries in which the Company operates.

“Material Contracts” has the meaning set forth in Section 2.9(b).

“Material Customer(s)” have the meaning set forth in Section 2.20.

“Material Vendor(s)” have the meaning set forth in Section 2.21.

“Most Recent Balance Sheet” has the meaning set forth in Section 2.4(a).

“Most Recent Balance Sheet Date” has the meaning set forth in Section 2.4(a).

“Net Working Capital” means an amount equal to the Current Assets less the Current Liabilities (whether positive or negative), as of the Adjustment Time.

“Net Working Capital Adjustment” means (i) if the Net Working Capital exceeds the NWC Target Amount, then the amount by which Net Working Capital exceeds the NWC Target Amount; or (ii) if the NWC Target Amount exceeds the Net Working Capital, then the amount by which the NWC Target Amount exceeds the Net Working Capital; provided, that any amount which is calculated pursuant to clause (ii) above shall be deemed to be a negative number.

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“Non-Funding Seller” has the meaning set forth in Section 11.19(b).

“Non-Israeli Optionholders” means Optionholders who are not residents of Israel for tax purposes.

“Non-Solicit Restrictive Period” has the meaning set forth in Section 9.3(b).

“Non-U.S. Seller” means each Seller that is not a U.S. Person.

“Notice of Arbitration” has the meaning set forth in Section 11.14(a).

“Notice of Disagreement” has the meaning set forth in Section 1.4(h)(iii).

“NWC Target Amount” equals $150,000.

“Obligation Share” has the meaning set forth in Section 11.19(a).

“OFAC” has the meaning set forth in the definition of Sanctioned Person.

“Off-the-Shelf Software Licenses” means licenses for commercially available, unmodified, off-the-shelf Software used by the Company solely for its own internal use with a replacement cost or aggregate fee, royalty, or other consideration for any such Software or group of related Software licenses of no more than $30,000.

“Open Source Software” means, collectively, software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL), and/or an Apache License).

“Optionholder” means a holder of a Company Option.

“Order” means any order, judgment, writ, injunction, stipulation, award or decree.

“Ordinary Course” means the ordinary course of business consistent with past practice.

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Payment Agent” means ESOP Management and Trust Services Ltd., as paying agent pursuant to the Payment Agent Agreement.

“Payment Agent Agreement” means the agreement between Buyer, the Seller Representative and the Payment Agent in the form attached hereto as Exhibit D.

“Payor” has the meaning set forth in Section 1.10(a).

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“Permitted Liens” means (i) landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory Liens arising or incurred in the Ordinary Course for amounts which are not due and payable and which shall be paid in full and released at or prior to the Closing, (ii) Liens for Taxes or assessments and similar charges, which either are (a) not due and payable or (b) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (c) zoning, building and other land use regulations imposed by Government Entities having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property by the Company for the purposes for which it is currently used in connection with the Company’ business and (e) the Liens set forth on Schedule 10.1.

“Per Option Consideration” has the meaning set forth in Section 1.5(a).

“Per Share Closing Purchase Price” means an amount equal to (a) the Estimated Closing Purchase Price, minus the Seller Representative Amount, minus the IIA Holdback amount, minus the WSP Holdback Amount, plus the aggregate exercise price of all Company Options outstanding immediately prior to the Closing, plus the aggregate exercise price of all Warrants outstanding immediately prior to the Closing, divided by (b) the Fully Diluted Stock Number.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Government Entity or department, agency or political subdivision thereof or other entity.

“Personal Information” means (i) any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual, including demographic information; (ii) Social Security numbers; or (iii) any information that is regulated or protected by one or more Privacy and Security Laws and Requirements.

“Personal Property” means machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts and other tangible personal property.

“Post-Closing Related Contest” has the meaning set forth in Section 9.1(e).

“PPACA” has the meaning set forth in Section 2.13(p).

“Pre-Closing Tax Period” has the meaning set forth in Section 8.2(a)(v).

“Preliminary Closing Statement” has the meaning set forth in Section 1.4(c).

“Prime Rate” means, at any time, the annual interest rate set forth as the “Prime Rate” in the “Interest Rate” table of the most recent edition of The Wall Street Journal.

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“Privacy and Security Laws and Requirements” means (a) all applicable Laws concerning the privacy and/or security of Personal Information, and all regulations promulgated thereunder, including (in each case to the extent applicable) the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, state Social Security number protection Laws, state data breach notification Laws, and the Israeli Privacy Protection Law, 1981 and related regulations and the Israeli Law, Information and Technology Authority directives; and (b) the provisions of any contractual obligations and codes of conduct applicable to Personal Information or the access thereto or use or transfer thereof, internal and public-facing privacy and/or security policies, third party privacy policies with which the Company (or any of its Subsidiaries) has been contractually obligated to comply.

“Proceeding” means any action, suit, proceeding (including any arbitration proceeding), investigation, claim, charge, complaint, audit, inquiry or other proceeding.

“Proceeds Allocation Schedule” has the meaning set forth in Section 1.4(e)(i).

“Proposal” has the meaning set forth in Section 5.5.

“Purchase Price” has the meaning set forth in Section 1.4(a).

“Purchase Price Cap” means the Base Purchase Price.

“Qualified Shareholder” means a Seller, Optionholder or Warrantholder that fulfils both of the following conditions: (i) it is either (x) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or (y) a non U.S. Person, and (ii) it is one of the following (x) not resident in Israel, (y) falls within the scope of at least one of the categories listed in the First Schedule of the Israeli Securities Law or (z) does not fall within clause (y) above, however all Equityholders included in this category (z) do not exceed an aggregate of 35 Persons resident in Israel.

“Real Property Leases” means all leases, sub-leases and other occupancy agreements (written or oral) pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

“Reasonable Best Efforts” means the efforts that a commercially reasonable Person would use to achieve a result in the time period reasonably required.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of the Software in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of the Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of any other Software (other than such item of the Software in its unmodified form)be permitted to modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees (other than such item of the Software in its unmodified form); or (v) the grant of any patent rights (other than patent rights in such item of the Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of the Software).

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“Registration Statement” has the meaning set forth in Section 9.6(a).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous materials).

“Released Claims” has the meaning set forth in Section 9.4(a).

“Released Persons” has the meaning set forth in Section 9.4(a).

“Relevant Shares” has the meaning set forth in Section 9.6(a).

“Resolution Period” has the meaning set forth in Section 1.4(h)(iii).

“Responsible Party” has the meaning set forth in Section 8.6.

“Restricted Business” has the meaning set forth in Section 9.3(a).

“Restricted Cash and Cash Equivalents” means the aggregate amount of all Cash and Cash Equivalents held that is contractually restricted from being distributed to the Company or not available for general corporate purposes. For the avoidance of doubt, Restricted Cash and Cash Equivalent shall include uncleared checks and drafts received or deposited for the account of the Company or its Subsidiaries, including deposits in transit, and shall exclude and be reduced by any amounts included in outstanding checks, outstanding drafts, outstanding wire transfers and outstanding debit transactions written or made for the accounts of the Company or its Subsidiaries.

“Restricted Employee” has the meaning set forth in Section 9.3(a).

“Restricted Products” has the meaning set forth in Section 9.3(a).

“Restricted Sellers” means Noam Maital.

“Restricted Territory” has the meaning set forth in Section 9.3(a).

“RSU Grant” has the meaning set forth in Section 9.2(b).

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of the Ukraine, as may be amended from time to time).

“Sanctioned Person” shall mean any individual or entity that is the subject or target of sanctions or restrictions under applicable Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable Israeli, U.S. or non-U.S. sanctions- or export-related restricted party list, including the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”); (ii) any entity that is, in the aggregate, 50 percent or greater owned or otherwise controlled by, directly or indirectly, one or more individuals or entities described in clause (i); or (iii) a national of any Sanctioned Country.

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“Sanctions Laws” means all Laws relating to economic or trade sanctions administered or enforced by Israel or the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any EU Member State, or any other relevant Government Entity.

“Schedules” has the meaning set forth in Article II.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means the reports, schedules, forms, statements, registration statements, proxy statements and other documents filed by Buyer with the SEC since January 1, 2018.

“Section 14 Arrangement” has the meaning set forth in Section 2.12(h).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” or “Sellers” has the meaning set forth in the preamble to this Agreement.

“Seller Expenses” has the meaning set forth in Section 11.1.

“Seller Indemnified Persons” has the meaning set forth in Section 8.2(c).

“Seller Representative” has the meaning set forth in the preamble to this Agreement.

“Seller Representative Amount” means an amount equal to $200,000.

“Seller Representative Expenses” has the meaning set forth in Section 11.18(c).

“Seller Representative Fund” means, at any given time, the funds being separately held by Seller Representative to be used for those purposes set forth in Section 11.18(c) (and including any interest or other earnings thereon).

“Sensitive Information” means, in any form or medium, any (i) trade secrets or sensitive or confidential information, (ii) privileged or proprietary information which, if compromised through any theft, interruption, modification, corruption, loss, misuse or unauthorized access or disclosure, could cause serious harm to the organization owning it, (iii) information covered by Law, including the Privacy and Security Laws and Requirements or (iv) Personal Information.

“Shareholder Certificate” has the meaning set forth in Section 1.4(g).

“Shortfall Complying Seller” has the meaning set forth in Section 1.4(i)(ii).

“Shortfall Contribution Period” has the meaning set forth in Section 1.4(i)(ii).

“Shortfall Non-Complying Seller” has the meaning set forth in Section 1.4(i)(ii).

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“Software” means computer programs and software, including data files, source code, object code, firmware, application programming interfaces, architecture, documentation, files, records, schematics, emulation and simulation reports, test vectors and hardware development tools, databases and other software-related specifications and documentation.

“Start Date” has the meaning set forth in Section 9.6(a).

“Straddle Period” has the meaning set forth in Section 8.2(a)(v).

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interest of which is sufficient to elect at least a majority of the board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interest of which) is owned directly or indirectly by such first Person.

“Suspension Period” has the meaning set forth in Section 9.6(a).

“Tax” means (i) U.S. federal, state, local or non-U.S. or other income, gross receipts, ad valorem, franchise, profits, windfall profits, value-added, goods and services, harmonized sales, sales or use, transfer, registration, excise, utility, environmental (including taxes under Code Section 59A) communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, unemployment, disability, escheat, social security (or similar), health insurance, premiums, government pension plan, severance, stamp, occupation, alternative or add-on minimum, estimated, customs duties, fees, assessments charges and other taxes of any kind whatsoever, whether disputed or not, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority or other Government Entity in connection with any item described in clause (i) above, and (iii) all amounts described in clauses (i) and (ii) above payable as a result of having been a member of a consolidated, combined, affiliated or unitary group.

“Tax Incentive” has the meaning set forth in Section 2.8(k).

“Tax Return” means any return, declaration, report, claim for refund, estimate, information report, return statement or filing relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Taxing Authority” means any Government Entity responsible for the administration, imposition or collection of any Tax.

“Third Party” means any Person other than a party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 8.6.

“Third Party Component” means, with respect to a Company Product, or Customization all of the following that are not exclusively owned by the Company or any of its Subsidiaries: (i) Software that is used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service in connection with, provided via a network as a service or application in connection with, or made available with, such Company Product or Customization, including any Software that is referenced or required to be present or available (including available via another machine connected directly or through a network) in such Company Product or Customization for such Company Product or Customization to properly function in accordance with its specifications or Software from which any such Company Product or Customization inherits, links, or otherwise calls functionality (including libraries or other shared-source repositories), and (ii) Intellectual Property Rights that are embodied in such Company Product or Customization.

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“Total IIA Release Amount” has the meaning set forth in Section 1.4(j)(ii).

“Total Optionholder Closing Amount” has the meaning set forth in Section 1.5(b).

“Total Warrantholder Closing Amount” has the meaning set forth in Section 1.6(b).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property Rights.

“Transaction” has the meaning set forth in Section 1.2.

“Transaction Documents” means, collectively, this Agreement and all other agreements, certificates and instruments contemplated by this Agreement.

“Transfer” means, with respect to any Buyer Common Stock issued pursuant to this Agreement, (a) the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder with respect to such Buyer Common Stock, (b) the entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such Buyer Common Stock, whether any such transaction is to be settled by delivery of such Buyer Common Stock, in cash or otherwise, or (c) the public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Unpaid Seller Expenses” means those Seller Expenses which have not been paid as of the Adjustment Time.

“Unpaid Taxes” means all current (and not deferred) unpaid Taxes of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period ending on the Closing Date, including the pre-Closing portion of any Straddle Period as determined under Section 9.1, in each case such Taxes to be computed in a manner consistent with the past practices of the Company and its Subsidiaries as reflected in the most recent Tax Returns filed by the Company prior to the Closing, unless otherwise required by Law. For the avoidance of doubt, Unpaid Taxes shall not include Taxes taken into account as Seller Expenses, in Net Working Capital, Closing Payroll Taxes or otherwise in the calculation of the Final Closing Purchase Price (except as Unpaid Taxes).

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“Unvested Company Option” means any Company Option (or portion thereof) that is unvested as of immediately prior to the Closing and does not vest in connection with or as a result of the Closing.

“U.S. Person” has the meaning given to that term by Rule 902 under Regulation S promulgated under the Securities Act.

“Valid Tax Certificate” means a valid certification or ruling issued by the ITA (x) exempting a Payor from the duty to withhold Israeli Taxes with respect to the applicable consideration of an Equityholder, or (y) determining the applicable rate of Israeli Tax to be withheld from the applicable consideration of such Equityholder, or (z) providing any other instructions regarding the payment or withholding with respect to the applicable consideration of such Equityholder (including transfer of the withholding Tax amount to a trustee) in each case in form and substance reasonably satisfactory to Buyer. For the avoidance of any doubt, the Israeli 104H Tax Ruling shall be deemed a Valid Tax Certificate with respect to any portion of the Purchase Price paid to a Seller in shares of Buyer Common Stock.

“VAT” has the meaning set forth in Section 2.8(r).

“Vested Company Option” means any Company Option (or portion thereof) that is not an Unvested Company Option.

“Violation” has the meaning set forth in Section 9.6(e).

“WARN Act” has the meaning set forth in Section 2.12(e).

“Warrant” means a warrant to purchase shares of Company Ordinary Share.

“Warrantholder” means a holder of a Warrant.

“Warrant Termination Agreement” has the meaning set forth in Section 1.6(a).

“Withholding Drop Date” has the meaning set forth in Section 1.10(b).

“WSP Amendment” means an amendment, in form and substance reasonably satisfactory to Buyer, to that certain Professional Services Subcontract, dated February 7, 2020, by and between WSP USA, Inc. and WTI.

“WSP Holdback Amount” means $1,500,000.

“WSP Release Date” has the meaning set forth in Section 1.4(j)(ii).

“WTI” means Waycare Technologies Inc., a Delaware corporation.

“WTI Florida” means Waycare Technologies Inc., a Florida corporation.

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ARTICLE XI

Miscellaneous

11.1 Fees and Expenses. Except as otherwise provided in this Agreement, (a) Buyer shall pay all costs and expenses incurred by Buyer in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transaction; and (b) Sellers (severally and not jointly) shall pay at or prior to the Closing all costs and expenses incurred by the Company, any of its Subsidiaries or any of Sellers in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transaction, including (i) the fees and expenses of any advisors, experts, brokers, finders, consultants, accountants, auditors, lawyers, investment bankers or other advisors, (ii) any change of control payments, bonuses, severance, termination or retention obligations or similar amounts payable by the Company or any of its Subsidiaries as a result of the consummation of the Transaction (but, for the avoidance of doubt, excluding the Total Optionholder Closing Amount and Total Warrantholder Closing Amount), (iii) unpaid bonuses and incentive compensation payable to the employees of the Company and its Subsidiaries, as accrued through the Adjustment Time, (iv) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals on behalf of the Company or any of its Subsidiaries in connection with the consummation of the Transaction, (v) any other accrued and unpaid expenses as of the Adjustment Time that were established prior to but not paid in 2021 calendar year, including accrued accounting fees (without duplication, to the extent not already included in Seller Expenses or Current Liabilities), (vi) the cost of the D&O Policy and (vii) any fees or expenses associated with obtaining the release and termination of any Liens in connection with the Transaction (collectively, in the case of this clause (b), the “Seller Expenses”). Notwithstanding the foregoing (A) if, and only if, the Closing occurs, Buyer shall reimburse Sellers for an aggregate amount of up to $100,000 of expenses of the type included in clause (i) of the definition of Seller Expenses and (B) Buyer and Sellers, jointly and severally, shall each pay one half of any fees and expenses owing to the Escrow Agent pursuant to the Escrow Agreement.

11.2 Further Assurances. Buyer and each member of Sellers shall, and shall cause their respective Affiliates to, from time to time at the request of another party hereto, without any additional consideration, furnish such requesting party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the other Transaction Documents and give effect to the Transaction, including to vest in Buyer good and valid title to the Company Shares.

11.3 Press Release and Announcements. None of the parties hereto nor their respective Affiliates nor any of their respective representatives shall issue any press releases or make any public announcement with respect to this Agreement or the Transaction without the prior written consent of Buyer or the Company (prior to the Closing) or Seller Representative (following the Closing), as the case may be, except as such press release or public announcement may be required by applicable Laws or the rules or regulations of any United States or foreign securities exchange to which such party is subject, in which case the other party will be so advised as far in advance as possible and will be given an opportunity to comment on such release or announcement. The Seller Representative shall not make any press release or make any public announcement with respect to this Agreement, the Transaction or its involvement herewith or therewith without the prior written consent of Buyer (such consent not to be unreasonably withheld).

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11.4 Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in writing, executed by Buyer and Seller Representative. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party or such holder under or by reason of this Agreement.

11.5 Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by any Seller, or assigned or delegated by the Company prior to the Closing, without the prior written consent of Buyer; and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Buyer without the prior written consent of the Company (prior to the Closing) or the Seller Representative (following the Closing); provided, that Buyer may assign this Agreement and its rights and obligations hereunder without such prior written consent to any of its Affiliates, which assignment shall not relieve Buyer of its obligations hereunder.

11.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.7 Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

11.8 Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean to the degree to which a subject or other thing extends, and such phase shall not mean simply “if”. References to “written” or “in writing” include electronic form. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Schedules, Exhibits and Annexes hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule, Exhibit and Annex references are to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule, Exhibit and Annex attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” Where this Agreement states that a party “will,” “shall” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America. All references to “NIS” will be deemed references to the lawful money of Israel. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Day”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. The words “Sellers have provided” or words of similar import with respect to any item provided or made available by Seller to Buyer shall mean posted at least one (1) Business Day prior to the date of this Agreement in the Data Room. Any reference to an action to be taken by Sellers shall mean all Sellers acting together and any covenant or obligation of Sellers shall be applicable to each Seller individually.

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11.9 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

11.10 Specific Performance. Each party hereto acknowledges that the parties hereto will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in the Transaction Documents. It is accordingly agreed that, subject to the terms of Section 8.9, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each of the parties hereto shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which it is entitled at Law or in equity as a remedy for any such breach or threatened breach. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.10, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Subject to and without limiting the rights arising under Section 7.1, each party hereto further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

11.11 No Third Party Beneficiaries. Except with respect to the Buyer Indemnified Persons, the Seller Indemnified Persons, the Optionholders and the Warrantholders, who shall be Third Party beneficiaries hereunder, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

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11.12 Schedules, Exhibits and Annexes. All Schedules, Exhibits and Annexes attached hereto or referred to herein, including all covenants contained therein, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

11.13 Governing Law. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of Israel applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of Laws provisions thereof).

11.14 Arbitration; Consent of Jurisdiction.

(a) Any dispute, claim, difference or controversy arising out of, resulting from or in connection with this Agreement (other than as set forth in Section 1.4(h)) (a “Dispute”) shall be submitted to final and binding arbitration by written notice (a “Notice of Arbitration”) from Buyer to the Company (if prior to the Closing) or the Seller Representative (if after the Closing) or the Company (if prior to Closing) or the Seller Representative (if after the Closing) to Buyer, to be conducted by a sole arbitrator and in accordance with the rules of the Israeli Arbitration Law-1968 (the “Arbitration Law”), except as otherwise provided herein. The arbitration shall be conducted in Tel-Aviv, Israel or such other place mutually acceptable to Buyer and the Company (if prior to the Closing) or the Seller Representative (if after the Closing). The arbitration (including any document submitted of filed therein) shall be in the English language. The arbitrator, who shall have necessary expertise in transactions such as the Transaction and in disputes of the nature arising in connection therewith (the “Arbitrator”), shall be appointed by the Company (if prior to the Closing) or the Seller Representative (if after the Closing) and the Buyer, and if no agreement is reached on the identity of the Arbitrator within ten (10) days following the submission of such dispute to arbitration, the identity of the Arbitrator will be determined by the President of the Israeli Bar Association, provided, in any event, that the Arbitrator shall have the applicable expertise as described above. The parties agree to use all reasonable efforts to cause the arbitration hearing to be conducted within sixty (60) days after the appointment of the Arbitrator and to use all reasonable efforts to cause the decision of the Arbitrator to be furnished within fifteen (15) days after the conclusion of the arbitration hearing. The Arbitrator shall not be bound by procedure Law or rules of evidence and shall have no authority to issue any injunctions, orders or other interlocutory remedies, but will rule consistent with the substantive Law of the State of Israel, disregarding its conflict of Law rules. Pending the Arbitrator’s award, the cost of the Arbitrator shall be borne equally by Buyer and the Company (if prior to the Closing) or the Seller Representative (if after the Closing, on behalf of the Sellers). The award of the Arbitrator shall be in writing, state the reasons upon which it is based, and shall be final and binding upon the parties. Any ruling or decision of the Arbitrator may be enforced in any court of competent jurisdiction. This Section 11.14 constitutes an Arbitration Agreement in accordance with the Arbitration Law. In the event of any contradiction between the provisions hereof and the Arbitration Law, the provisions of this Agreement shall prevail.

(b) Notwithstanding anything to the contrary contained in this Section 11.14, each of Buyer and the Company (if prior to the Closing) or the Seller Representative (if after the Closing) may seek from a court having competent jurisdiction any equitable relief that may be necessary to protect the rights or property of a party hereto or to maintain the status quo of the parties hereto under this Agreement until an arbitrator can hear the merits of whether any injunctive relief is appropriate under the circumstances.

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(c) All aspects of the Arbitration shall be treated as confidential. None of the parties hereto or the Arbitrator may disclose the existence, content or results of an Arbitration, except (i) to such party’s representatives, auditors, advisors and counsel and (ii) as necessary to comply with legal or regulatory requirements. Before making any such disclosure under clause (ii) of the previous sentence, a party hereto shall give written notice to all other parties hereto and shall afford such other parties a reasonable opportunity to protect their interests.

11.15 Submission to Jurisdiction; Waiver of Forum. Subject to Section 11.14, by execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the competent courts of Tel-Aviv Jaffa. The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process or (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts.

11.16 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by email if delivery is confirmed by electronic confirmation, three (3) Business Days after being sent to recipient by first class mail (postage prepaid), or one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to Buyer and Company (if prior to the Closing) or the Seller Representative (if after the Closing) at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means, but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

If to the Company or to any Seller (prior to Closing):

Waycare Technologies Ltd.
16 Beit Hillel St.

Tel-Aviv, Israel 6701716
Attn: Noam Maital
Email: noam@waycaretech.com

with a copy (which shall not constitute notice to the Company) to:

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Pearl Cohen Zedek Latzer Baratz

121 Menahem Begin St., 53rd floor, Azrieli Sarona Tower

Tel-Aviv, Israel

Attn: Guy Lachmann
Email: glachmann@pearlcohen.com

If to Seller Representative (on behalf of Sellers, after Closing)

Shareholder Representative Services, LLC
950 17th Street, Suite 1400

Denver, CO 80202

Attn: Managing Director
Email: deals@srsacquiom.com

If to Buyer:

Rekor Systems, Inc.
7172 Columbia Gateway Drive, Suite 400

Columbia, MD 21046

USA
Attn: Eyal Hen
Email: ehen@rekor.ai

with copies (which shall not constitute notice to Buyer) to:

Crowell & Moring LLP

1001 Pennsylvania Avenue, NW

Washington, DC 20004-2595

USA

Attention: Lex Eley

Email: leley@crowell.com

11.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement, including under Section 25(B1) of the Israeli Contracts Law, 1973.

11.18 Seller Representative.

(a) The Parties have agreed that it is desirable to designate Shareholder Representative Services LLC to act as Seller Representative on behalf of all Sellers for all purposes in connection with Agreement and the agreements ancillary hereto.

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(b) By virtue of the adoption and approval of this Agreement and by receiving the benefits thereof, including the acceptance of any consideration payable pursuant to this Agreement, and without any further action of any Seller or the Company pursuant hereto, each Seller will be deemed to have constituted and appointed, and hereby irrevocably constitutes and appoints Shareholder Representative Services LLC (or any successor representative) as Seller Representative as provided in this Agreement and as the true and lawful representative, attorney-in-fact and exclusive agent under this Agreement and any other Transaction Document, including the power to take any and all actions specified in or contemplated by this Agreement and any other Transaction Document, and take all actions necessary in the judgment of Seller Representative for the accomplishment of the foregoing. Seller Representative shall take or refrain from taking any and all actions that it believes are necessary or appropriate under this Agreement for and on behalf of Sellers, as fully as if each such Seller were acting on its own behalf. All actions taken by Seller Representative under this Agreement shall be binding upon each Seller and its successors as if expressly confirmed and ratified in writing by each of them and all defenses which may be available to any Seller to contest, negate or disaffirm the action of Seller Representative taken in good faith under this Agreement or any other Transaction Document are waived. Buyer shall serve notice to Seller Representative with respect to any and all matters concerning any Seller arising out of or related to this Agreement, the Transaction Documents or the Transaction. Seller Representative may resign at any time and may be replaced from time to time by the vote or consent of Sellers holding at least fifty-one percent (51%) of the Equity Percentage of the Company (including Noam Maital) upon not less than ten (10) days’ prior written notice to Buyer. If Seller Representative shall resign or otherwise be unable to fulfill its responsibilities as representative of Sellers, Sellers shall, within ten (10) days after the occurrence of such event, appoint a successor representative and, promptly thereafter, shall notify Buyer of the identity of such successor. Any such successor shall become the “Seller Representative” for purposes of this Agreement and the other Transaction Documents. If for any reason there is no Seller Representative at any time, all references herein or in any other Transaction Document to Seller Representative shall be deemed to refer to each Seller, as applicable any obligation to provide notice to Sellers’ Representative will be deemed satisfied if such notice is delivered to Noam Maital at his or her address last known to Buyer. The immunities and rights to indemnification shall survive the resignation or removal of Seller Representative and the Closing and/or any termination of this Agreement or any other Transaction Document. Each Seller agrees that any action taken by Seller Representative on its behalf pursuant to the terms of this Agreement and the Transaction Documents shall be fully binding on such Seller. The powers, immunities and rights to indemnification granted to Seller Representative hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Seller and shall be binding on any successor thereto, (ii) shall survive the Closing, the resignation or removal of the Seller Representative or the termination of this Agreement, and (iii) shall survive the delivery of an assignment by any Seller of the whole or any fraction of its interest in the Seller Representative Fund.

(c) Except in cases of fraud or willful misconduct, Seller Representative will incur no liability to Buyer, the Company or any Equityholder or their respective successors or assigns in connection herewith or with respect to actions taken or omitted to be taken in good faith in its capacity as Seller Representative. The Seller Representative shall not be liable for any action or omission pursuant to the advice of counsel. Sellers shall indemnify, defend and hold harmless Seller Representative from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Seller Representative Expenses”) arising out of or in connection with the Seller Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Seller Representative Expense is suffered or incurred; provided, that in the event that any such Seller Representative Expense is finally adjudicated to have been directly caused by the fraud or willful misconduct of the Seller Representative, the Seller Representative will reimburse the Equityholders the amount of such indemnified Seller Representative Expense to the extent attributable to such fraud or willful misconduct. If not paid directly to the Seller Representative by the Equityholders, any such Seller Representative Expenses may be recovered by Seller Representative from (i) the funds in the Seller Representative Fund and (ii) any other funds that become payable to the Equityholders under this Agreement at such time as such amounts would otherwise be distributable to the Equityholders; provided, that while this section allows the Seller Representative to be paid from the aforementioned sources of funds, this does not relieve Sellers from their obligation to promptly pay such Seller Representative Expenses as they are suffered or incurred, nor does it prevent the Seller Representative from seeking any remedies available to it at law or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Seller Representative hereunder

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(d) No bond will be required of Seller Representative. The Seller Representative Fund shall be used for the purposes of paying directly or reimbursing Seller Representative for any Seller Representative Expenses incurred pursuant to this Agreement or any other Transaction Document. The Seller Representative also shall be entitled to advances against the Seller Representative Expenses from the Seller Representative Fund, in the judgment and discretion of Seller Representative, acting reasonably. The Equityholders will not receive any interest or earnings on the Seller Representative Fund and irrevocably transfer and assign to the Seller Representative any ownership right that they may otherwise have had in any such interest or earnings. The Seller Representative will hold the Seller Representative Fund separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Promptly following the resolution of all contingent payment and indemnification matters and the completion of Seller Representative’s responsibilities in connection herewith, Seller Representative shall deliver any amounts remaining in the Seller Representative Fund to the Payment Agent for further distribution to the Equityholders in proportion with each Equityholder’s Equity Percentage, provided, that any amounts owing to Optionholders who are employees of the Company as of the date hereof shall be delivered to the Company, and the Company shall pay to each such Optionholder his or her share of such amount, net of withholding Taxes. The Seller Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby. Furthermore, Seller Representative shall not be required to take any action unless Seller Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect Seller Representative against the costs, expenses and liabilities which may be incurred by Seller Representative in performing such actions

(e) Buyer shall be entitled to rely conclusively (without further evidence of any kind whatsoever) upon any document or other paper delivered by Seller Representative as being authorized by each Seller. All decisions and actions by Seller Representative, including any agreement between Seller Representative and Buyer relating to (i) the determination of the Estimated Closing Purchase Price and the Final Closing Purchase Price pursuant to Section 1.4 and the disbursement of the funds in the Seller Representative Fund (or any portion thereof) in accordance with this Agreement, (ii) the defense or settlement of any claims for which Sellers may be required to indemnify the Buyer Indemnified Persons pursuant to Article VIII hereof, (iii) any amendment, supplement, or modification of this Agreement and any waiver of any claim or right arising out of this Agreement, discharging liabilities and obligations (provided that any action, if material to the rights and obligations of Sellers in the reasonable judgment of Seller Representative, will be taken in the same manner with respect to all Sellers (other than on the basis of such Sellers’ respective pro rata shares) unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially adverse nature), and (iv) the performance of all things and acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 11.18, shall be binding upon each Seller, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

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11.19 Seller Contributions. Sellers, as between and among themselves, agree as follows (provided, that nothing in this Section 11.19 shall in any way limit or affect the rights and remedies of Buyer or any other of the Buyer Indemnified Parties under Article VIII or the joint and several liability (subject to Section 8.5) of any Seller under any other provision of this Agreement):

(a) Each Seller hereby agrees that, notwithstanding anything to the contrary in this Agreement and subject to Section 8.5, he or she will be solely liable for all indemnification obligations arising out of Sections 8.2(a) and 8.2(b) in an amount equal to such Seller’s Equity Percentage. The portion of such indemnification for which a Seller is liable under the terms of this Section 11.19(a) is referred to as such Seller’s “Obligation Share”.

(b) If any Seller pays, is required to pay, or has withheld from amounts otherwise owing to him or her under this Agreement, an amount greater than his or her Obligation Share of any indemnification obligation (each such Seller, a “Funding Seller”), then, in each such case, each Seller who did not pay (or have withheld) an amount equal to or greater than his or her Obligation Share of such indemnification obligation (each, a “Non-Funding Seller”) will contribute to such Funding Seller an amount equal to the product of the following formula:

E x POS

where,

“E” is the excess of (i) the amount paid by, required to be paid by, or withheld from amounts otherwise owing to, such Funding Seller in respect of such indemnification obligation over (ii) the amount such Funding Seller would have paid (or would be required to pay) if the Funding Seller only paid his or its Obligation Share of such indemnification obligation; and

“POS” is such Non-Funding Seller’s proportionate Obligation Share as among all Non-Funding Sellers, which share is equal to the percentage represented by a fraction, the numerator of which is such Non-Funding Seller’s Obligation Share with respect to such indemnification obligation, and the denominator of which is the sum of the Obligation Shares of all Non-Funding Sellers.

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Each Seller acknowledges and agrees that any Funding Seller may recover from all Non-Funding Sellers the amount contemplated in the formula above, at the Funding Seller’s option, (i) directly from the Non-Funding Sellers, or (ii) any unused portion of the Seller Representative Fund distributable to the Non-Funding Sellers.

(c) The intent of the parties hereto is that each Funding Seller shall have a right of contribution against each Non-Funding Seller in the amount of such Non-Funding Seller’s proportionate Obligation Share (“POS” as defined above) of the excess amount (that is, the amount over and above the Funding Seller’s Obligation Share of such indemnification obligation) paid by such Funding Seller with respect to such indemnification obligation.

(d) The amount of any valid claim for contribution under this Section by a Funding Seller will be payable by the Non-Funding Seller(s) to the Funding Seller within 10 days after receipt of a written demand therefor from the Funding Seller.

(e) In the event that any Non-Funding Seller shall fail to contribute to the Funding Seller in accordance with the foregoing provisions any amounts required to be contributed pursuant to this Agreement, the Funding Seller shall be entitled to utilize any and all remedies available to him or it, at law or equity, to recover any unpaid amounts, including without limitation, the right to bring an action to recover any such amounts. All such rights and remedies shall, to the extent permitted by applicable law, be cumulative.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

REKOR SYSTEMS, INC.

By:	/s/ Robert Berman
Name:	Robert Berman
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

WAYCARE TECHNOLOGIES LTD.

By:	/s/ Noam Maital
Name:	Noam Maital
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Seller Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

[Signature Page to Stock Purchase Agreement]

Exhibit A

List of Sellers

[Omitted]

Execution Version

EXHIBIT B

FORM OF

WARRANT TERMINATION AGREEMENT

This WARRANT TERMINATION AGREEMENT (this “Agreement”) is made as of [______], 2021, by and between Waycare Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”), and the undersigned holder of a warrant or warrants to purchase ordinary shares of the Company (the “Warrant Holder,” and together with the Company, the “Parties”).

WHEREAS, the Company has granted to the Warrant Holder a warrant or warrants (each a “Warrant” and together the “Warrants”) to purchase the number of ordinary shares of the Company listed on Schedule A, at the exercise price for each Warrant as listed on Schedule A;

WHEREAS, the Company is a party to a Share Purchase Agreement dated as of [___], 2021 (the “Purchase Agreement”), by and among the Company, Rekor Systems, Inc., a Delaware corporation (“Buyer”), the sellers named therein and [___] solely in [his][her][its] capacity as representative of the sellers, pursuant to which Buyer will acquire all of the issued and outstanding Company Shares (the “Transaction”); and

WHEREAS, instead of exercising the Warrants prior to the closing of the Transaction (the “Closing”), the Warrant Holder desires to terminate the Warrants in consideration for the right to receive a combination of cash and Buyer Common Stock as set forth in this Agreement and as more elaborately provided for in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Termination of the Warrants. The Company and Warrant Holder hereby acknowledge and agree that the Warrants will be terminated as of the Closing, with no further action required by either the Company or the Warrant Holder. The Warrant Holder agrees to waive, and hereby waives, any and all rights that the Warrant Holder may have pursuant to the Warrants, including but not limited to, any notice requirements or other provisions contained in the Warrants. The Warrant Holder hereby acknowledges and agrees that (i) the consideration specified in Section 2 below and as more elaborately provided for in the Purchase Agreement represents full and final satisfaction of all of the Company’s obligations and all of Warrant Holder’s rights pursuant to the Warrants or in connection with the Transaction, (ii) effective upon the termination of the Warrants at the Closing, the Warrants will have no further force or effect, and (iii) effective upon the termination of the Warrants at the Closing, the Company will have no further obligations to the Warrant Holder as a holder of the Warrants.

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2. Consideration. The Company and the Warrant Holder hereby irrevocably acknowledge and agree that, upon termination of the Warrants at the Closing, the Warrant Holder shall be entitled, subject to the terms of the Purchase Agreement, to receive from Buyer at the Closing in full satisfaction of such Warrant, an amount for each Company Ordinary Share or Company Preferred Share issuable upon exercise of such Warrant equal to the Per Share Closing Purchase Price less the applicable exercise price per share of Company Ordinary Share or Company Preferred Share issuable under such Warrant (the “Payment”). The Payment owing to such Warrant Holder shall be payable (A) seventy-five percent (75%) in cash and (B) twenty-five percent (25%) in the form of duly authorized and validly issued shares of Buyer Common Stock calculated on the basis of the Average Trading Price. In addition, after the Closing, the Warrant Holder shall be entitled to receive a portion of any additional amounts of the Purchase Price that may become payable to Equityholders after the Closing pursuant to the Agreement, as well as the applicable portion of any amounts remaining in the Seller Representative Fund, to the extent such amounts are released to Equityholders in accordance with this Agreement. The Payments shall become payable to the Warrant Holder when and as payable under the Purchase Agreement. The Company (or the Buyer on behalf of the Company) may withhold any Tax required to be withheld under applicable Law from the amounts payable to Warrant Holder under the Purchase Agreement.

3. Disclosure. The Warrant Holder hereby acknowledges that he/she/it has received a copy of the Purchase Agreement, and agrees that the foregoing description of the consideration payable to the Warrant Holder in exchange for the termination of the Warrants is qualified in its entirety by reference to the Purchase Agreement, and that in any event of a conflict between the terms of Section 2 of this Agreement and the terms and conditions of the Purchase Agreement applicable to payments pursuant thereto to holders of any Warrants, the terms and conditions of the Purchase Agreement shall control.

4. Tax Treatment. The Warrant Holder hereby acknowledges that no representations have been made with respect to the tax treatment of any consideration that may be received pursuant to the terms of this Agreement and the Purchase Agreement. The Warrant Holder acknowledges and agrees that any taxes that may be owed by the Warrant Holder with respect to such consideration, including but not limited to any taxes, interest or penalties that may be owed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, shall be the sole responsibility of the Warrant Holder.

5. Authority. The Warrant Holder hereby represents and warrants that: (i) he/she/it has the full power, authority and legal right to execute and deliver this Agreement and perform the terms hereof; (ii) this Agreement has been duly executed and delivered by the Warrant Holder and constitutes his/her/its valid, binding and enforceable obligation; and (iii) the Warrant Holder has good and marketable title to the Warrants, free and clear of all liens and encumbrances.

6. Accredited Investor. The Warrant Holder hereby represents and warrants that (a) it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, (b) it has such knowledge and experience in financial affairs that it is capable of evaluating the merits and risks of an investment in shares of Buyer Common Stock to be acquired by such Seller pursuant to the Purchase Agreement, (c) with respect to the shares of Buyer Common Stock to be acquired by pursuant to the Purchase Agreement, is not an “underwriter” within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and (d) it is acquiring such shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.

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7. Governing Law. This Agreement and the obligations and all related agreements shall be governed and construed in all respects by the internal laws and decisions, other than any conflict of law provisions, of the State of Israel, including all matters of construction, validity, enforceability and performance and the competent courts in Tel-Aviv shall have exclusive jurisdiction over any dispute arising between the parties with respect of this Agreement. In the event that either party hereto shall bring an action to enforce or to invalidate this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees, to be fixed by the court and taxed as costs in such action.

8. Severability. The invalidity or unenforceability of any provision hereof, in whole or in part, shall in no way affect the validity or enforceability of any other provision or part hereof.

9. Entire Agreement. This Agreement, together with any agreements and documents expressly referred to herein, constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No supplement, modification or waiver or termination of this Agreement or any provision hereof shall be binding unless executed in writing by the Parties to be bound thereby. This Agreement shall be binding upon all successors and assigns of the Parties.

10. Effectiveness. This Agreement shall become effective on the date hereof, but shall be null and void ab initio and of no further force and effect if the Purchase Agreement is terminated prior to the consummation of the Transaction.

11. Interpretation. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

12. Counterparts and Email Delivery. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by email shall be effective as delivery of a manually executed counterpart thereof.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the latest date specified below.

WAYCARE TECHNOLOGIES LTD.

By:
Name:
Title:

WARRANT HOLDER

By:
Name:
Title:

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EXHIBIT C

EXAMPLE NET WORKING CAPITAL CALCULATION

The following is an illustrative example only and any numbers included within shall not be used to form part of the Net Working Capital.

	2018	2019	2020	Jun-21
AR	103,000	226,000	642,000	459,350
Revenue Accrual				66,000
Other Receivables	18,000	270,000	108,000	119,800
Total Current Assets	121,000	496,000	750,000	645,150

AP	30,000	59,000	74,000	67,372
Employee payroll	82,000	217,000	517,000	341,078
Deferred Revenue				48,574
Other Payables		22,000	93,000	90,895
Total Current Liabilities	112,000	298,000	684,000	547,919

Net working Capital	9,000	198,000	66,000	97,230

EXHIBIT D

Payment Agent Agreement

This Payment Agent Agreement, dated as of [______], 2021 (this “Agreement”), is entered into by and between Rekor Systems, Inc., a company organized under the laws of the State of Delaware (“Buyer”), Shareholder Representative Services LLC solely in its capacity as the representative for the Sellers (the “Seller Representative") and ESOP Management and Trust Services Ltd. (“ESOP”, “Payment Agent” or the “104H Trustee”, as applicable). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Share Purchase Agreement (as defined below). This Agreement shall become effective as of and contingent upon the Closing Date. Upon termination of the Share Purchase Agreement, this Agreement shall be null and void;

WHEREAS, pursuant to that certain Share Purchase Agreement dated as of [_____], 2021, by and among Buyer, Waycare Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”), the Sellers (as defined therein) and the Seller Representative (the “Share Purchase Agreement”), Buyer will acquire all of the issued and outstanding Company Shares (the “Acquisition”), all on the terms and conditions set forth in the Share Purchase Agreement;

WHEREAS, in connection with the Acquisition, at the Closing, among other things, all of the Vested Company Options will be terminated and the holders thereof shall be entitled to receive consideration pursuant to the terms of and in the manner set forth in the Share Purchase Agreement;

WHEREAS, in connection with the Acquisition, at the Closing, among other things, all outstanding Warrants of the Company will be terminated and the Warrantholders shall be entitled to receive consideration pursuant to the terms of and in the manner set forth in the Share Purchase Agreement;

WHEREAS, subject to the terms of and pursuant to the Share Purchase Agreement, Buyer will deposit with the Payment Agent (i) certain cash amounts to be paid by the Payment Agent to the Equityholders, and (ii) shares of Buyer Common Stock, to be further distributed among the Equityholders as set forth in this Agreement;

WHEREAS, the Share Purchase Agreement provides that certain Israeli Taxes may be required to be withheld from the consideration payable or otherwise deliverable pursuant to the Share Purchase Agreement and remitted to the ITA and/or any other Taxing Authority in accordance with the Israeli Tax Ordinance and this Agreement;

WHEREAS, Buyer and the Seller Representative desire to appoint ESOP as the paying and withholding agent for the purpose of distributing cash and shares of Buyer Common Stock to the Equityholders; and Buyer and the Seller Representative desire to appoint ESOP as the trustee pursuant to the 104H Tax Ruling or the 104H Interim Ruling (if obtained); and

WHEREAS, pursuant to the Share Purchase Agreement, Buyer and the Seller Representative have appointed ESOP as Escrow Agent under that certain Escrow Agreement, by and between ESOP (in its capacity as Escrow Agent), Buyer and the Seller Representative, dated as of [___], 2021 (the “Escrow Agreement”), for purposes of holding the IIA Holdback Amount and the WSP Holdback Amount deposited with the Escrow Agent (the “Escrow Fund”), which shall be released on the terms and subject to the conditions set forth in the Share Purchase Agreement and the Escrow Agreement.

NOW, THEREFORE, in consideration of the mutual representations, promises and covenants herein set forth, for good and valuable consideration given by each party to the other, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

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APPOINTMENT OF PAYMENT AGENT; DEPOSITS AND INFORMATION

Appointment of ESOP. Buyer and Seller Representative hereby appoint ESOP as payment agent, and withholding agent and Buyer and the Seller Representative hereby appoint ESOP as 104H Trustee (if a 104H Tax Ruling or a 104H Interim Ruling is obtained), and ESOP hereby accepts such appointments, pursuant to the terms and conditions set forth in this Agreement for the purpose of making the payments of:

the cash portion of the Purchase Price (the “Cash Consideration”);

the non-cash portion of the Purchase Price payable in shares of Buyer Common Stock (the “Equity Consideration”); provided that if a 104H Tax Ruling or the 104H Interim Ruling is obtained ESOP shall also act as the 104H Trustee under the 104H Tax Ruling or the 104H Interim Ruling with respect to the portion of Equity Consideration subject to such 104H Tax Ruling or the 104H Interim Ruling, as applicable;

the IIA Holdback Amount and the WSP Holdback Amount, and any amount transferred by the Escrow Agent to the Payment Agent upon the release of cash from the Escrow Fund pursuant to the terms and conditions of the Share Purchase Agreement and the Escrow Agreement; and

the Seller Representative Amount, and any amount transferred by the Seller Representative to the Payment Agent upon the release of cash from the Seller Representative Fund pursuant to the terms and conditions of the Share Purchase Agreement.

Receipt of Deposits and Payments.

Receipt of Cash Consideration at Closing. Subject to Section 1.4 of the Share Purchase Agreement, at the Closing, Buyer shall initiate the transfer of the following funds (in cash) for deposit with the Payment Agent (and shall provide the Payment Agent with notification of such initiation of transfer), for further distribution in accordance with this Agreement (such amounts, together with the Equity Consideration, the “Closing Consideration”):

the Seller Representative Amount;

the cash portion of the Total Optionholder Closing Amount, less (A) any amounts described in Section 1.2(a)(iii), and (B) any amounts described in Section 1.2(a)(iv);

the cash portion of the Total Optionholder Closing Amount owing to each Non-Israeli Optionholder that is not an employee of the Company or any of its Subsidiaries;

the cash portion of the Total Optionholders Closing Amount owing to holders of Company 102 Securities held by the 102 Trustee;

the cash portion of the Total Warrantholder Closing Amount;

the IIA Holdback Amount;

the WSP Holdback Amount; and

(A) the Estimated Closing Purchase Price (minus the amounts set forth in clauses (i)-(viii) of Section 1.4(f) of the Share Purchase Agreement), including the amount set forth in, and in accordance with, Section 1.4(g) of the Share Purchase Agreement with respect to Equityholders which are not Qualified Shareholders.

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Receipt of Equity Consideration. The Buyer shall cause Issuer Direct or any other depository or similar functionary, as transfer agent and registrar for Buyer (“Transfer Agent”), to, as soon as reasonably practicable but no later than two Business Days following the Closing Date, deposit into a book entry account at Transfer Agent for the benefit of the Payment Agent (including in its capacity as the 104H Trustee, if applicable) the aggregate number of shares of Buyer Common Stock comprising the Equity Consideration. The Equity Consideration shall be held in a separate account in the name of the Payment Agent (including in its capacity as the 104H Trustee, if applicable) and shall be distributed to the applicable Equityholders in accordance with the Share Purchase Agreement, the Proceeds Allocation Schedule, the terms hereof and the provisions of the 104H Tax Ruling or the 104H Interim Ruling, as applicable.

Receipt of Escrow Funds. Subject to the terms and provisions of the Share Purchase Agreement and the Escrow Agreement, the Escrow Agent may, from time to time, transfer to the Payment Agent additional deposits of cash from the Escrow Fund (and shall provide the Payment Agent with written notification of such transfer). Any such additional deposits shall be held in a separate account in the name of the Payment Agent and shall be distributed to the Equityholders in accordance with the Proceeds Allocation Schedule and the terms hereof.

Receipt of Seller Representative Fund. Subject to the terms and provisions of the Share Purchase Agreement and the Representative Engagement Agreement, the Seller Representative may, from time to time, transfer to the Payment Agent cash from the Seller Representative Fund (and shall provide the Payment Agent with written notification of such wire transfer). Any such amounts shall be held in separate accounts in the name of the Payment Agent and shall be distributed to the Equityholders in accordance with the Proceeds Allocation Schedule and the terms hereof.

The Cash Consideration and the cash amounts transferred to the Payment Agent by the Buyer, the Escrow Agent and the Seller Representative pursuant to Sections 1.2(a), 1.2(c) and 1.2(d) above shall be referred to herein collectively as the “Cash Deposits”. The Equity Consideration transferred to the Payment Agent shall be referred to herein as the “Equity Deposits”.

Distribution of the Cash Deposits, the Equity Deposits.

The Payment Agent shall draw upon the Cash Deposits as required from time to time in order to make payments to the Equityholders, all as specified in this Agreement, the Proceeds Allocation Schedule and in each case subject to Article III below and any applicable Tax withholding requirements.

Any Cash Deposits pursuant to Section 1.2(a)(ii) will be transferred by the Payment Agent to the Company, for payment to all Non-Israeli Optionholders who are employees of the Company or any of its Subsidiaries.

Any Cash Deposits payable to Non-Israeli Optionholders who are not employees of the Company or any of its Subsidiaries shall be distributed by the Payment Agent to such Non-Israeli Optionholder as set forth in written instructions of the Company within three Business Days following the receipt by the Payment Agent of such Cash Deposit; provided that the Payment Agent has received from the Company or Buyer, as applicable, the documents set forth in Section 1.2(h)(ii) with respect to the Company or Buyer.

The Payment Agent shall draw upon the Equity Deposits as required from time to time in order to make the payments to the applicable Equityholders as specified in the Share Purchase Agreement and the Proceeds Allocation Schedule. Subject to Article III below and any applicable Tax withholding requirements and the delivery of any documents required to be delivered to the Payment Agent in accordance with this Agreement, the Share Purchase Agreement, the terms of the 104H Tax Ruling or the 104H Interim Ruling (if obtained), as applicable, the Payment Agent in its capacity as 104H Trustee will hold the shares of Buyer Common Stock and will distribute or cause Transfer Agent to distribute such Buyer Common Stock, as applicable, to the applicable Equityholders in accordance with the Share Purchase Agreement and the Proceeds Allocation Schedule.

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Notwithstanding anything to the contrary in this Section 1.2(e), any portion of the Cash Deposits or the Equity Deposits which according to the Proceeds Allocation Schedule are to be distributed to holders of Company 102 Securities shall be deposited by Payment Agent with the 102 Trustee (and Payment Agent shall provide the 102 Trustee with written notification of such deposit).

Any cash amount payable to the Equityholders hereunder shall be disbursed by the Payment Agent to the applicable Equityholders (or, in the case of holders of Company 102 Securities, the 102 Trustee (for the benefit of the holders of Company 102 Securities), promptly but no later than five Business Days following receipt by the Payment Agent of the applicable Cash Deposit, and subject to Article III below; provided that with respect to any such Equityholder that is not the 102 Trustee, the Payment Agent has received from any such Equityholder the documents set forth in Section 1.2(h)(ii), at least five Business Days in advance of such disbursement.

The Payment Agent shall initiate the distribution (or cause Transfer Agent to initiate the distribution) to the applicable Equityholder (or, in the case of holders of Company 102 Securities, the 102 Trustee (for the benefit of the holders of Company 102 Securities) any portion of any Equity Deposit issuable to any applicable Equityholder, no later than five Business Days following receipt by the Payment Agent of the applicable Equity Deposit, and subject to Article III below; provided that with respect to any such Equityholder that is not the 102 Trustee, the Payment Agent has received from any such Person a Required Details Form, the documents set forth in Section 1.2(h)(ii) and any additional documents that the Payment Agent reasonably requests from such Person required by the Transfer Agent to be provided by the Payment Agent, at least five Business Days in advance of such issuance or distribution.

Currency. All cash payments hereunder shall be made in U.S. Dollars unless otherwise instructed in writing by the Equityholder receiving such payment; provided that amounts transferred by the Payment Agent to the 102 Trustee, in accordance with Section 1.2(e)(v) above, shall be transferred in U.S. Dollars only. Any withholding made in New Israeli Shekels (“NIS”) with respect to payments made hereunder in US Dollars shall be calculated in accordance with Section 1.10(e) of the Share Purchase Agreement, and any currency conversion commissions will be borne by the applicable Equityholder, and deducted from payments to be made to such Equityholder.

Tax Requirements. Notwithstanding any other provision herein, any payment made by the Payment Agent hereunder shall be made in accordance with Article III below, including the withholding obligations thereunder.

Required Details Form. As soon as reasonably practicable following the Closing (but in no event more than five Business Days thereafter), the Payment Agent shall mail a Required Details Form to each Equityholder at the address set forth opposite each such Person’s name on the Proceeds Allocation Schedule.

Information/Documents Required by Payment Agent.

The Proceeds Allocation Schedule is attached hereto as Exhibit A. The Proceeds Allocation Schedule may be updated from time to time as set forth in the Share Purchase Agreement, and the Seller Representative shall provide any such updated Payment Allocation Schedule to the Payment Agent (with a copy to the Buyer).

Each Person entitled to receive a payment (whether in equity or cash) from the Payment Agent under this Agreement shall also provide the Payment Agent, as a condition to receive such payments, with (i) a duly completed and signed “Required Details Form” in the form attached hereto as Exhibit B; (ii) a copy of such recipient’s Israeli ID, passport or certificate of incorporation, as applicable, (iii) a duly executed and properly completed U.S. tax form (for example, W-8, W-9, etc.) and (iv) with respect to holders of Company Options, a duly executed and completed Optionholder Acknowledgment Letter, in the form attached hereto as Exhibit C, in each case of (iv) and (v), subject to Buyer receipt of such executed copies and confirmation that those conditions have been fully satisfied by such person.

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Payment Agent Bank Account. All amounts to be deposited with or released to the Payment Agent shall be sent by wire transfer to the following account (or such other account as shall be notified in writing by the Payment Agent to Buyer), which account shall be used by the Payment Agent solely for the management of the deposits and distribution of the payments payable hereunder (the “Account”):

Investment of Funds. Until disbursement of the entire amount of the cash portion of the funds held by the Payment Agent hereunder in accordance with the terms hereof, such cash funds shall be invested in an U.S. Dollar non-interest-bearing daily deposit account.

Request for Information. The Payment Agent shall promptly respond to any telephone, email or mail requests for information relating to the surrender of the Required Details Forms and other documents and the release and the payment of any Cash Deposit or Equity Deposit hereunder.

Proper Form. The Payment Agent will examine the Required Details Forms mailed to the Payment Agent by the applicable Equityholders to ascertain that (i) the Required Details Forms are properly completed and duly executed in accordance with the instructions set forth therein, and (ii) any other documents contemplated by the Required Details Form are properly completed and duly executed in accordance with the Required Details Form. In the event of doubt as to the existence of a deficiency in any Required Details Form or other supporting document provided to the Payment Agent pursuant to the terms of this Agreement, the Payment Agent shall consult with Buyer and follow Buyer’s written instructions to take such actions as are reasonably necessary to cause such potential deficiency to be corrected. In such case, funds or shares of Buyer Common Stock determined to be due to any recipient hereunder shall be transferred to such recipient within three Business Days following the receipt of written instructions from Buyer or its representatives, subject to the Tax withholding requirements of Article III. Where an applicable holder has failed to duly execute and deliver the Required Details Form in accordance with the instructions thereto (it being agreed that not checking any box in Box C (Israeli Withholding) of the Required Details Forms shall be deemed failure to execute), within three Business Days, the Payment Agent shall return to such holder such deficient documents with reasonable explanation of the deficiency in order to enable such holder to correct such deficiency. Such actions shall be preceded by a phone call or via email to such holder, notifying such holder of any such deficiency.

Report of Activity. Upon Buyer’s or Seller Representative's written request, the Payment Agent shall forward to Buyer and to the Seller Representative a report of the distributions made from the Cash Deposits and Equity Deposits, the names of any Equityholders that have received portions of any such distributions, the names of any holders of Company 102 Securities for whom portions of any such distributions have been deposited with the 102 Trustee, and the amounts of the Cash Deposits and Equity Deposits remaining.

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Release Dates.

At any time after twenty-four months following the Closing Date, upon the written request of Buyer, the Payment Agent shall deliver to Buyer within three Business Days any funds or shares of Buyer Common Stock in the Account that remain undistributed (the date of such delivery, the “Release Date”), to be further disbursed by Buyer in accordance with Section 1.8(b) below. In the event any amount is to be released to Buyer pursuant to this Section 1.8(a), Buyer shall provide wire instructions to the Payment Agent pursuant to Section 8.8 hereof for the cash portion of any such distribution.

Any Equityholder who has not complied with the conditions to disbursement of any amount due to such Equityholder pursuant to Section 1.2(e) and Section 1.2(h)(ii) (the “Payment Conditions”) prior to any Release Date shall thereafter look only to Buyer for payment of such Person’s undisbursed portion of the Cash Deposits or Equity Deposits.

PAYMENT AGENT

Duties as Payment Agent. The Payment Agent shall be responsible for the receipt of the Required Details Forms and the transfer of payments in accordance with the terms and conditions set forth herein, subject to the withholding requirements in accordance with this Agreement. The Payment Agent shall deliver to Buyer the Required Details Forms (including all attachments and other documents received together therewith) and any other applicable tax forms and other documents received by it promptly upon receipt, but in no event less than two Business Days prior to making any distribution pursuant to Section 1.2(e) to the Person providing such Required Form or other tax form or document. ESOP shall act as Payment Agent until the Closing Consideration, the Escrow Fund, the Seller Representative Fund, and any other amounts payable hereunder have been paid in accordance with the terms of this Agreement, unless extended by mutual agreement of Buyer, Seller Representative and the Payment Agent.

Authorization to Payment Agent. The Payment Agent is hereby authorized and directed, following receipt from Buyer of the Closing Consideration or any adjustment amount thereto (pursuant to Section 1.4(h)(i)(i) of the Share Purchase Agreement) or from the Escrow Agent of any portion of the Escrow Fund and from the Seller Representative of any portion of the Seller Representative Fund, to distribute to each Seller, the 102 Trustee, holders of Company Options that are not Company 102 Securities (through applicable payroll processor(s)), and the Non-Israeli Optionholder (through applicable payroll processor(s)) and Warrantholders, if and as applicable, such amount to which each such Person is entitled under the Proceeds Allocation Schedule, after deduction of all applicable withholding Taxes in accordance with Article III below.

TAX WITHHOLDING AND COMPLIANCE

Israeli Tax Compliance and Reporting. The Payment Agent (including in its capacity as the 102 Trustee and 104H Trustee if a 104H Tax Ruling or the Interim 104H Tax Ruling is obtained) agrees to comply with all applicable requirements under the Tax Laws of the State of Israel and to file the appropriate Tax information with any relevant Israeli Governmental Entity. With respect to Israeli Tax withholding requirements on payment to Company Securityholders, holders of Company 102 Securities, holders of Company Options that are not Company 102 Securities (through applicable payroll processor(s)), and the Non-Israeli Optionholder (through applicable payroll processor(s)) and Warrantholders, the Payment Agent shall act in accordance with instructions received from the ITA, Buyer and the terms of any Valid Tax Certificate. The Payment Agent shall not withhold Israeli Tax from any payments to the 102 Trustee for further payment to the holders of Company 102 Securities, in accordance with the Interim Options Ruling and the Israeli 102 Tax Ruling.

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Non-Israeli Tax. With respect to any recipients hereunder that are subject to non-Israeli Tax or non-Israeli Tax withholding requirements, the Payment Agent shall act in accordance with written instructions from Buyer (which shall provide such instructions in accordance with the Share Purchase Agreement), and shall have no other responsibilities with respect to non-Israeli Tax or non-Israeli Tax withholding. The Payment Agent shall not be required to disburse funds to any non-Israeli Tax authority or meet reporting requirements imposed under non-Israeli Tax laws.

Israeli Withholding.

The Payment Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld therefrom or with respect thereto under the Code, or other applicable U.S. state or local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld, such amounts (i) shall be timely remitted to the applicable Taxing Authority and (ii) subject to the consummation of (i) above, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The aforesaid includes an entitlement to withhold Taxes from any consideration payable by the Payment Agent, except to the extent that an exception from withholding applies as evidenced by the Payment Agent’s undertaking in writing as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to Seller at Future Dates). the Payment Agent shall also have the right in connection with withholding Tax to collect IRS Forms W-8 or W-9, or such other forms relating to United States federal withholding obligations, or Valid Tax Certificate relating to Israeli withholding obligations, as may be applicable, from the applicable Equityholder.

Israeli Taxes. Notwithstanding the provisions of sub-section (a) above, with respect to Israeli Taxes, any amounts payable hereunder to a Seller shall be retained by the Payment Agent for the benefit of each such Seller for a period of one-hundred eighty (180) days from the Closing Date (or other date on which such amount is payable pursuant to the Share Purchase Agreement), or an earlier date requested in writing by a Seller (the “Withholding Drop Date”) (during which time, unless requested otherwise by the ITA, no payments shall be made by the Payment Agent to any Seller and no amounts for Israeli Taxes shall be withheld from the payments delivered to the Payment Agent , except as provided below and during which time each Seller may obtain a Valid Tax Certificate). If a Seller delivers, no later than three (3) Business Days prior to the Withholding Drop Date a Valid Tax Certificate to the Payment Agent, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the payment that is not withheld shall be paid to such Seller. If any Seller (i) does not provide the Payment Agent with a Valid Tax Certificate by no later than three (3) Business Days before the Withholding Drop Date, or (ii) submits a written request to the Payment Agent to release such Seller’s portion of such payment prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate no later than three (3) Business Days before such time, then the amount to be withheld from such Seller’s portion of such payment shall be calculated according to the applicable withholding rate as may be required to be deducted or withheld therefrom under any provision of Tax Law or under any applicable legal requirement, which amount shall be increased by the interest plus linkage differences as defined in Section 159A of the ITO for the time period between the fifteenth (15th) calendar day of the month following the month during which the payment is due pursuant to the Share Purchase Agreement and the time the relevant payment is made to Seller. Until such Seller, or anyone on its behalf, presents to the Payor a Valid Tax Certificate, the Buyer Common Stock portion of the Purchase Price shall be issued in the name of the Payment Agent, to be held in trust for the relevant Seller and delivered to such Seller in compliance with the withholding requirements under this Section (during which time the Payment Agent shall not withhold any Israeli Tax from such consideration). To the extent the Payment Agent withholds any amounts with respect to Israeli Taxes, it will issue to the relevant Seller, as soon as practicable, a certificate of withholding in customary form and remit the withheld amount to the ITA. For the avoidance of doubt, in the absence of a Valid Tax Certificate which also applies to a Person’s portion of the Seller Representative Fund, the applicable amount to be withheld from such Person’s portion of any amount paid to such Person directly by Buyer or deposited with the Payment Agent will be calculated also on such Person’s portion of the Seller Representative Fund, unless the ITA approves that the payment by Buyer to the Payment Agent and the Seller Representative will not be subject to Israeli tax withholding.

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Notwithstanding any provision to the contrary in this Agreement, any amount that is required to be deducted and withheld with respect to the Buyer Common Stock portion of the Purchase Price or any other payment under this Agreement may, at Buyer’s option, be deducted and withheld from the Buyer Common Stock portion of the Purchase Price, through withholding of the portion of the Buyer Common Stock portion of the Purchase Price otherwise deliverable to such Seller that is required to enable the Payment Agent to comply with applicable deduction or withholding requirements. To the extent that any Seller does not have sufficient cash consideration and is unable, for whatever reason, to sell the applicable portion of the Buyer Common Stock, then the Payment Agent shall be entitled to hold all of the Buyer Common Stock, otherwise deliverable to the applicable Seller until the earlier of: (i) the receipt of a Valid Tax Certificate; (ii) such time when the Payment Agent is practically able to sell the portion of such Buyer Common Stock otherwise deliverable to such Seller that is required to enable the Payment Agent to comply with such applicable deduction or withholding requirements; or (iii) such Seller provides to Payor the withholding Tax in cash. Each party hereby waives, releases and absolutely and forever discharges the Payment Agent from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the share otherwise deliverable to such recipient as a result of its forfeiture in compliance with the withholding requirements under this section.

Notwithstanding anything to the contrary, for the avoidance of doubt, payments to Non-Israeli Optionholders shall not be subject to any withholding or deduction of Israeli Tax, provided that such Person has provided the Payment Agent at least three (3) Business Days prior to Withholding Drop Date a duly executed declaration of its non-Israeli tax residency status, in the form attached as Exhibit F to the Share Purchase Agreement.

Subject to clause (b) above, any payments made to holders of Company Options or of Company Shares issued upon the exercise of Company Options will be subject to deduction or withholding of Israeli Tax under the Israeli Tax Ordinance, unless, with respect to Israeli tax resident holders of Company Options and/or Company 102 Securities, the Israeli 102 Tax Ruling (or the Interim Options Ruling) shall have been obtained before the fifteenth (15th) day of the calendar month following the month during which the Closing occurs.

Notwithstanding anything to the contrary, in the event a 104H Tax Ruling or the 104H Interim Tax Ruling is obtained and delivered to the Payment Agent prior to the applicable withholding date in form and substance reasonably acceptable to Buyer, the Payment Agent shall act in accordance with the provisions explicitly set out in the 104H Tax Ruling and the 104H Interim Tax Ruling and all applicable withholding procedures with respect to any Electing Holders shall be made in accordance with Section 104H of the Israel Tax Ordinance, the provisions of the 104H Tax Ruling or 104H Interim Ruling, as the case may be.

Withholding Files. All Israeli Tax amounts required to be withheld with respect to any recipients hereunder shall be timely transferred to the ITA through the Payment Agent’s withholding file within the periods required under the terms of applicable Law or any formal Tax approval provided to the Payment Agent by the parties hereto, including the 104H Tax Ruling and the 104H Interim Tax Ruling, if obtained. To the extent the Payment Agent withholds any amounts with respect to Israeli Taxes, it will promptly issue to the affected Company Securityholder a certificate of withholding in customary form.

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PAYMENTS; FEES OF PAYMENT AGENT

Cash Payments Made by Payment Agent. Payments of cash amounts pursuant to this Agreement shall be made by wire transfer to the respective bank accounts set forth in the applicable Equityholder’s Required Details Form or, with respect to payments of cash amounts due to holders of Company 102 Securities, to the 102 Trustee, and, with respect to payments of cash amounts due to non-Israeli Optionholders, to the then applicable payroll processor(s), as instructed by the Company or the Buyer.

Payment Agent Fees. The Buyer and the Seller Representative shall pay (in equal portions) the fees provided on the fee schedule attached hereto as Exhibit C-1 (other than any fees to be paid by the applicable beneficiary in accordance with such fee schedule), plus reasonable out-of-pocket expenses incurred by the Payment Agent in rendering services hereunder, provided that such out-of-pocket expenses shall not exceed US$1,000 in the aggregate unless Buyer shall otherwise agree in advance in writing. All such payments shall be made within 30 days of receipt by the Buyer and the Seller Representative of an itemized invoice therefor.

Trustee under 104H Tax Ruling Fees. In the event that the 104H Tax Ruling or the 104H Interim Ruling is obtained, the Electing Holders shall pay the fees provided on the fee schedule attached hereto as Exhibit C-2, plus reasonable out-of-pocket expenses incurred by Payment Agent in rendering services as 104H Trustee hereunder, provided that such out-of-pocket expenses shall not exceed US$1,000 in the aggregate unless Buyer shall otherwise agree in advance in writing. All such payments shall be made within 30 days of receipt by the Buyer of an itemized invoice therefor.

The Payment Agent shall not have any right to, and shall not be entitled to any set-offs, liens, or similar actions with respect to, any funds or shares of Buyer Common Stock held in trust hereunder.

DUTIES AND OBLIGATIONS OF PAYMENT AGENT; INDEMNITY

Duties and Obligations. As Payment Agent (including in its capacity as 104H Trustee) hereunder, ESOP:

shall have no duties or obligations other than those specifically set forth in this Agreement or those as to which Payment Agent and Buyer subsequently may agree;

shall not initiate any legal action against third parties hereunder without the prior written approval of Buyer;

may rely on and shall be protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter or other document or electronic mail message or security delivered to Payment Agent and reasonably believed by Payment Agent to be genuine and to have been signed or sent by the proper party or parties;

subject to Article III above, shall not be considered a party to, and is not bound by, any agreement (including the Share Purchase Agreement) other than this Agreement and the Escrow Agreement; provided, however, that the definitions of defined terms in the Share Purchase Agreement shall be applicable to this Agreement and binding upon the Payment Agent;

shall at all times act in good faith and agrees to use its best efforts within reasonable time limits to ensure the accuracy of all services performed under this Agreement;

shall, concurrently with the execution of this Agreement, sign the Payment Agent Undertaking attached hereto as Exhibit D; and

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shall comply with such written instructions that may be provided to it by Buyer from time to time with respect to the amounts to be paid hereunder.

Nothing set forth herein shall limit Payment Agent’s obligations as Escrow Agent under the Escrow Agreement.

Indemnification

Buyer hereby covenants and agrees to indemnify and to hold the Payment Agent and its directors, employees, officers, agents, successors and assigns harmless against any losses, damages, costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses), which the Payment Agent may incur or become subject to, arising from or out of any claim or liability resulting from the Payment Agent’s actions as payment agent hereunder, including but not limited to Payment Agent’s actions or use of discretion concerning the sale of shares of Buyer Common Stock described in Section 3.3(c) above; provided, however, that the Seller Representative (on behalf of the Equityholders) shall indemnify and hold the Payment Agent and its directors, employees, officers, agents, successors and assigns harmless against any losses, damages, costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses), which the Payment Agent may incur or become subject to, arising from or out of any claim or liability resulting from any action or omission by an Equityholder; and provided further, that the Payment Agent shall not be indemnified or held harmless with respect to such losses, damages, costs and expenses incurred or suffered by the Payment Agent as a result of, or arising out of, the Payment Agent’s gross negligence, fraud, willful misconduct, bad faith or material breach of this Agreement.

In no case shall the Buyer or Seller Representative be liable with respect to any claim against the Payment Agent, unless the Payment Agent shall have notified Buyer or the Seller Representative in writing of the assertion of a claim against the Payment Agent or of any action commenced against the Payment Agent, promptly after the Payment Agent shall have received notice of any such assertion of a claim or been served with the summons or other first legal process giving information as to the nature and basis of the claim.

The Buyer or the Seller Representative (as applicable) shall be entitled to participate at its own expense in the defense of any suit brought to enforce any claim described in Section 5.2(a), and, if Buyer or the Seller Representative (as applicable) so elects, Buyer shall assume the defense of any such suit. In the event that Buyer or the Seller Representative (as applicable) assumes such defense, Buyer or the Seller Representative (as applicable) shall not thereafter be liable for the fees and expenses of any additional counsel that the Payment Agent retains.

The Payment Agent shall not commence or settle any litigation, waive any defense, admit any liability, or take any similar action in connection with any claim or liability with respect to which the Payment Agent may seek indemnification from Buyer or the Seller Representative (as applicable) without the prior written consent of Buyer or the Seller Representative (as applicable).

This Section 5.2 shall survive any termination, expiration or assignment of this Agreement.

RESIGNATION AND REMOVAL OF THE PAYMENT AGENT

The Payment Agent may resign from the performance of its duties hereunder by providing 30 Business Days’ prior written notice to Buyer and the Seller Representative. Any such resignation shall not take effect until the appointment of a successor payment agent by Buyer (to be approved by the Seller Representative, which approval shall not be unreasonably withheld, delayed or conditioned) but no more than 90 calendar days from receipt of the written notice of the intent to terminate or cancel this Agreement.

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Buyer may remove and replace the Payment Agent with any other payment agent (to be approved by the Seller Representative, which approval shall not be unreasonably withheld, delayed or conditioned) at any time by providing 14 Business Days’ prior joint written notice to the Payment Agent.

Upon the acceptance in writing of any appointment as payment agent hereunder, a successor payment agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Payment Agent, and the retiring Payment Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Payment Agent prior to such succession.

After any payment agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Payment Agent under this Agreement.

REPORTS AND DELIVERY OF DOCUMENTS

The Payment Agent is hereby authorized and directed, and hereby agrees to:

Provide and cooperate in making available to Buyer and/or the Seller Representative any relevant information as the Buyer and/or the Seller Representative may reasonably request.

Receive and examine all Valid Tax Certificates submitted by the Company Securityholders and confirm that the name appearing on each Valid Tax Certificate corresponds to the name of record of such Company Securityholder as set forth in the Proceeds Allocation Schedule.

Deliver the original copy or a copy of any document and/or correspondence (of any kind or nature whatsoever) received by the Payment Agent in the performance of its obligations hereunder, upon demand, to Buyer and the Seller Representative and a copy thereof shall be physically posted to the records of the Payment Agent and maintained for a period of seven years as from the date hereof.

MISCELLANEOUS

Amendment. This Agreement may be amended only by an instrument in writing executed by the Payment Agent, the Seller Representative and Buyer or their successors and assigns.

Beneficiaries; Assignment. The obligations imposed and the rights conferred by this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior written consent of each party to this Agreement. The Equityholders are third party beneficiaries of the mutual undertakings and obligations of the parties hereto. Notwithstanding the above, Payment Agent shall not assign its rights and/or obligations hereunder without the prior written consent of Buyer (to be approved by the Seller Representative, which approval shall not be unreasonably withheld, delayed or conditioned).

Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

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Delays or Omissions; Waiver. The rights of a party hereto may be waived by such party only in writing and the conduct of any one of the parties shall not be deemed a waiver of any of its rights pursuant to this Agreement or a waiver or consent on such party’s part as to any breach or failure to meet any of the terms of this Agreement or as an amendment hereto. A waiver by a party hereto in respect of a breach by another party of its obligations hereunder shall not be construed as a justification or excuse for a further breach of such breaching party’s obligations. No delay or failure to exercise any right, power, or remedy accruing to any other party hereto upon any breach or default by another party hereto under this Agreement shall impair any such right or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

Further Instructions. Each of the following is authorized by Buyer to give the Payment Agent any further instructions:

Name	Title	Phone Number/E-Mail

Buyer may modify the foregoing list of authorized persons from time to time by delivering to the Payment Agent written notification of such modification.

Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Israel applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of Laws provisions thereof). By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the courts located in Tel Aviv-Jaffa, Israel for the purpose of resolving any and all disputes arising under this Agreement.

Limited Liability. OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE ARISEN OUT OF OR RESULTED FROM A PARTY’S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT OR A PARTY’S MATERIAL BREACH OF THIS AGREEMENT, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL OR INCIDENTAL DAMAGES UNDER ANY PROVISION OF THIS AGREEMENT OR FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL OR INCIDENTAL DAMAGES ARISING OUT OF ANY ACT OR FAILURE TO ACT HEREUNDER EVEN IF THAT PARTY HAS BEEN ADVISED OF OR HAS FORESEEN THE POSSIBILITY OF SUCH DAMAGES.

Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that any notice of change of address or contact detail shall only be valid upon actual receipt:

if to the Payment Agent, to:

ESOP Management and Trust Services Ltd.
25 Efal St.
Petah Tikva, 4951125, Israel
Attention: Sarit Foox

Facsimile No: +972-3-7602636
E-Mail: sarit@esop.co.il; main@esop.co.il

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if to Buyer, to:

and with a copy to (which shall not constitute notice):

if to the Seller Representative, to:

Shareholder Representative Services LLC
950 17th Street, Suite 1400

Denver, Colorado, USA 80202

Attention: Managing Director

E-Mail: deals@srsacquiom.com

No Joint Venture. This Agreement does not constitute an agreement for partnership or joint venture between any of the parties hereto. No party shall make any commitments with third parties that are binding on any other party without such other party’s prior written consent.

Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Conflict with Share Purchase Agreement. As between the Buyer and the Seller Representative, if any term of this Agreement conflicts in any way with any term of the Share Purchase Agreement, then the term of the Share Purchase Agreement shall prevail, in each case to the extent permitted under applicable Law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Payment Agent Agreement, as of the date first above written.

Buyer:

By:
Name:
Title:

Shareholder Representative Services LLC, solely in its capacity as Seller Representative

By:
Name:	Sam Riffe
Title:	Managing Director

[Signature Page to Payment Agent Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Payment Agent Agreement, as of the date first above written.

Payment Agent:

ESOP MANAGEMENT AND TRUST SERVICES LTD.

By:
Name:
Title:

[Signature Page to Payment Agent Agreement]

EXHIBIT E

LOCK-UP AGREEMENT

Rekor Systems Inc.

(the “Buyer”)

WayCare Technologies Ltd.

(the “Company”)

Ladies and Gentlemen:

Reference is made to that certain Share Purchase Agreement dated as of [__________], 2021 by and among the Company, the Buyer, the Sellers (as defined therein) and the Sellers Representative (as defined therein) (the “Share Purchase Agreement”), pursuant to which the Buyer is to acquire the entire issued and outstanding share capital of the Company from the Sellers (the “Acquisition”). Capitalized terms used and not defined herein shall have the definition ascribed thereto in the Share Purchase Agreement.

In order to induce each of the Company and the Buyer to close the Acquisition pursuant to and in accordance with the provisions of the Share Purchase Agreement, the undersigned, a holder of securities of the Company who will receive, as part of the consideration payable to him, her or it under the Share Purchase Agreement, shares of the Buyer’s common stock, par value $0.0001 (“Buyer Securities”), hereby agrees with the Company and the Buyer as follows:

1. Subject to the provisions of Section 2 below, the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) of Buyer Securities received by the undersigned as consideration in the Acquisition, directly or indirectly, including by establishing or increasing a put equivalent position or liquidating or decreasing a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Securities Act” and the “Commission” respectively) promulgated thereunder with respect to, any Buyer Securities, or publicly announce an intention to effect any such transaction (each of the above, a “Disposition”), during the six (6) months period commencing on the Closing Date (the “Lock-Up Period”); provided, however, that this Lock-Up Agreement will not prohibit the undersigned from making (a) bona fide gifts of Buyer Securities to family members or family trusts or (b) any transfer of Buyer Securities for estate planning purposes to persons immediately related to such transferor by blood, marriage or adoption, or any trust solely for the benefit of such transferor and/or the persons described in the preceding clause, provided further, however, that with respect to each of the transfers described in clauses (a) or (b) of this sentence, prior to such transfer, the transferee, or the trustee or legal guardian on behalf of any transferee, agrees in writing to be bound by the terms of this Lock-Up Agreement. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

2. The undersigned also agrees and consents to the entry of stop transfer instructions with Buyer’s registrar and transfer agent against the transfer of the undersigned’s Buyer Securities, except in compliance with this Lock-Up Agreement. In furtherance of the foregoing, the Buyer and its transfer agent are hereby authorized to decline to make any Disposition if such Disposition would constitute a violation or breach of this Lock-Up Agreement.

3. In order to ensure compliance by the undersigned with the terms hereof, immediately upon written request by the Company, the Buyer and the undersigned shall provide the requesting party a true and correct written report or certificate from the undersigned’s stock broker regarding any Disposition by the undersigned during the terms of this Lock-Up Agreement.

4. The undersigned understands that the Buyer will proceed with the Acquisition in reliance on this Lock-Up Agreement. Furthermore, the undersigned understands that independent of the Buyer’s reliance hereon, the underwriters of any proposed public offering which may be undertaken by the Buyer following the Closing (a “Public Offering”) will proceed with the Public Offering in reliance on this Lock-up Agreement. Moreover, the undersigned understands and agrees that the Buyer and the Company are relying upon the accuracy, completeness, and truth of the undersigned’s representations, warranties, agreements, and certifications contained in this Lock-Up Agreement.

5. This Lock-Up Agreement shall remain in full force and effect until the end of the Lock-Up Period, unless earlier terminated by the Buyer.

6. Nothing herein shall be construed to derogate or supersede any provisions of applicable law to which the undersigned is subject with respect to the subject matter hereof, including, without limitation, the provisions of the Securities Act, the Israeli Securities Law, and any regulations, instructions or rules promulgated under each of such statutes.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has completed this Lock-up Agreement in connection with the undersigned’s receipt of Buyer Securities in connection with the Acquisition, and authorizes the Company and the Buyer to rely on this Lock-up Agreement as hereinabove described.

Signature:

Print
Name:
Date:

If held jointly:

Signature:

Print
Name:
Date:

[Signature Page of Lock-Up Agreement]

EXHIBIT F

ISRAELI NON-RESIDENCY DECLARATION

Applicable only to non-Israeli residents which are holders of Company Options

Holders of Company Options who are not Israeli residents may be liable for Israeli income or capital gains tax on the cash consideration payable for the cancellation of their Company Options, and such payment may be subject to the withholding of Israeli income tax at source, unless appropriate declarations are made that will allow Buyer or the Company (all capitalized terms used herein but not otherwise defined having the meanings set forth in that certain Share Purchase Agreement, dated as of [__], by and among [___], [___] (the “Company”), the shareholders of the Company and the representative of the shareholders of the Company), to refrain from withholding income tax at source. You are therefore requested to read this Israeli Non-Residency Declaration carefully and complete it as applicable.

FAILURE TO COMPLETE THE FOLLOWING CONFIRMATION (INCLUDING CHECKING THE RELEVANT BOXES BELOW) MAY RESULT IN WITHHOLDING OF ISRAELI TAX AT SOURCE.

ANY UNAUTHORIZED MODIFICATION OF THE PROVISIONS OF THIS ISRAELI NON-RESIDENCY DECLARATION MAY CAUSE THE INVALIDATION OF THIS DOCUMENT AND MAY RESULT IN WITHHOLDING OF ISRAELI TAX AT SOURCE.

PART I	Identification and details of Optionholder
1. Name:		2. Type of Optionholder (more than one box may be applicable):
(please print full name)		☐ Individual ☐ Other: ____________
3. For individuals Optionholder only:
Date of birth: ______/_____/______ month / day / year
Countries of citizenship (name all citizenships):
Country of residence:
Taxpayer Identification or Social Security No. (if applicable):
5. Permanent Address (state, city, zip or postal code, street, house number, apartment number):
6. Mailing Address (if different from above):		7. Contact Details: Name:______________ Capacity:_______________ Telephone Number___________________ (country code, area code and number):

PART II	Declaration by Non-Israeli Residents
A. To be completed only by Individuals. I hereby declare, with respect to Company Options, that: (please check the box of each statement applicable to you)
A.1 ☐ have never been a “resident of Israel” for tax purposes as defined under Israeli law and provided in Appendix A attached hereto, which means, among other things, that:
	•	The State of Israel has never been my permanent place of residence,
	•	The State of Israel has never been my place of residence nor that of my family,
	•	My ordinary or permanent place of activity has never been in the State of Israel and I have never had a permanent establishment in the State of Israel,
	•	I did NOT engage in an occupation in the State of Israel,
	•	I did NOT own a business or part of a business in the State of Israel,
	•	I was NOT insured by the Israeli National Insurance Institution,
•

I was NOT present (nor am I planning to be present) in Israel for 30 days or more during any given tax year; or if I was present (or am planning to be present) in the State of Israel for 30 days or more during any given tax year, the total period of my presence in Israel during such tax year and the two previous tax years is less than 425 days in total;

A.2. ☐ I was not granted the Options for work or services that performed in the State of Israel.

PART III	Certification. By signing this form, I also declare that:
	•	I understood this form and completed it correctly.
	•	I provided accurate, full and complete details in this form.
	•	I am aware that providing false details constitutes criminal offense.
	•	I am aware that this form may be provided to the Israeli Tax Authority, in case the Israeli Tax Authority so requests, for purposes of audit or otherwise.

SIGN HERE ➢
	Signature of Optionholder	Date

Appendix A

Definition of Resident of Israel for Israeli Tax Purposes

Section 1 of the Israel Income Tax Ordinance [New Version], 1961 defines a “resident of Israel” or a “resident” as follows:

“(A)	with respect to an individual – a person whose center of vital interests is in Israel; for this purpose the following provision will apply:

	(1)	in order to determine the center of vital interests of an individual, account will be taken of the individual’s family, economic and social connections, including:
		(a)	place of permanent home;
		(b)	place of residential dwelling of the individual and the individual’s immediate family;
		(c)	place of the individual’s regular or permanent occupation or the place of his permanent employment;
		(d)	place of the individual’s active and substantial economic interests;
		(e)	place of the individual’s activities in organizations, associations and other institutions;

	(2)	the center of vital interests of an individual will be presumed to be in Israel if:
		(a)	the individual was present in Israel for 183 days or more in the tax year; or
		(b)	the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel that tax year and the two previous tax years is 425 days or more;
		(c)	for the purposes of this provision, “day” includes a part of a day.

	(3)	the presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer.

(B)	with respect to a body of persons – a body of persons which meets one of the following:

	(1)	it was incorporated in Israel;
	(2)	the control and management of its business are exercised in Israel.

EXHIBIT G

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is dated as of August ____, 2021, by and among Rekor Systems, Inc., a company organized under the laws of the State of Delaware, Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative for the Sellers (the “Seller Representative”), and ESOP Management and Trust Services Ltd. (“ESOP”, or the “Escrow Agent”). This Agreement shall become effective only at, and contingent upon, the Closing (as defined in the Share Purchase Agreement (as defined below)). Capitalized terms used herein, but not otherwise defined herein, shall have the meaning ascribed to them in the Share Purchase Agreement.

W I T N E S S E T H:

WHEREAS,

pursuant to that certain Share Purchase Agreement (the “Share Purchase Agreement”), dated as of [______], 2021, by and among Buyer, Waycare Technologies Ltd., a company organized under the laws of the state of Israel (the “Company”), the Sellers (as defined therein) and the Seller Representative, Buyer will acquire all of the issued and outstanding Company Shares from the Sellers on the terms and conditions set forth in the Share Purchase Agreement (the “Acquisition”);

WHEREAS,

the Share Purchase Agreement contemplates the appointment of the Escrow Agent for the purpose of holding the IIA Holdback Amount deposited therewith (the “Escrow Fund”), which shall be released on the terms and subject to the conditions set forth in the Share Purchase Agreement and on the terms and subject to the conditions set forth herein;

WHEREAS,	the Escrow Fund shall be used solely as set forth in, and in accordance with, Section 1.4(j) of the Share Purchase Agreement;
WHEREAS,

pursuant to Section 1.4(f)(vii) of the Share Purchase Agreement, at the Closing Date, Buyer shall deposit, or cause to be deposited, with the Escrow Agent an amount in U.S. Dollars equal to the IIA Holdback Amount plus the WSP Holdback Amount (collectively, the “Cash Escrow Amount”) and to hold in trust as an escrow fund;

WHEREAS,	the Seller Representative is the exclusive agent and attorney-in-fact of the Sellers to act on behalf of the Sellers on the terms and conditions set forth in the Share Purchase Agreement; and
WHEREAS,

pursuant to the Share Purchase Agreement, Buyer and the Seller Representative have appointed ESOP as payment agent under that certain Payment Agent Agreement, by and between ESOP (in its capacity as payment agent), Buyer and the Seller Representative, dated as of the date hereof (the “Payment Agent Agreement”), for purposes of acting as paying and withholding agent for the purpose of distributing cash and shares of Buyer Common Stock to the Equityholders, on the terms and subject to the conditions set forth in the Share Purchase Agreement and the Payment Agent Agreement.

WHEREAS,	Buyer and the Seller Representative desire to appoint the Escrow Agent as escrow agent to hold and release the Escrow Fund, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.

Appointment of Escrow Agent. Buyer and the Seller Representative hereby appoint the Escrow Agent as escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

2.	Deposit and Maintenance of Cash Escrow Amount.

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2.1.

At the Closing Date, Buyer shall, or shall cause, the Cash Escrow Amount to be deposited in the bank account of the Escrow Agent designated on Exhibit A hereto. The Escrow Agent shall hold the Cash Escrow Amount in a separate account, apart from any other funds or accounts of the Escrow Agent or any other Person, and shall invest and reinvest the Cash Escrow Amount in accordance with Section 6.

2.2.

The Escrow Agent shall safeguard and treat the Cash Escrow Amount as a trust fund in accordance with the provisions of this Agreement. The parties hereto agree that Buyer shall be the owner of the Cash Escrow Amount (or the applicable portion thereof) for tax purposes (to the extent such is released to the Buyer), and the Equityholders (to the extent the Cash Escrow Amount, or any remaining portion thereof, is finally released to the Equityholders) shall be the owners of the Cash Escrow Amount for tax purposes, and that all interest on or other taxable income, if any, earned from the investment of the Cash Escrow Amount shall be treated for tax purposes as earned by the Equityholders and/or Buyer, as described above.

3.	Release Dates.

3.1.

IIA Holdback. Not later than two Business Days after the date that the Seller Representative and Buyer provide the Escrow Agent with the IIA Approval, the Seller Representative and Buyer shall jointly instruct the Escrow Agent to (i) pay to Buyer the sum of (A) the IIA Transfer Amount multiplied by three (3) plus (B) the excess of $226,000 over the IIA Transfer Amount, if any (such sum, the “Total IIA Release Amount”) all as shall be indicated in the joint instruction and (ii) transfer to the Seller Representative (by depositing such funds directly to the Seller Representative Fund, on behalf of the Equityholders) the difference (if any) between the IIA Holdback Amount and the Total IIA Release Amount, which amount shall be deemed for tax purposes to have been received by the Equityholders at such time and thereafter be considered part of the Seller Representative Fund, governed by Section 11.18 of the Share Purchase Agreement, and will be held by Seller Representative in accordance therewith; provided, however, that notwithstanding the foregoing, if the Escrow Agent has not received the IIA Approval by the one hundred and eightieth (180th) day following the Closing Date, then within two Business Days after such date the Seller Representative and Buyer shall jointly instruct the Escrow Agent to pay to Buyer the IIA Holdback Amount from the Cash Escrow Amount. Any such payment as detailed above shall be made by the Escrow Agent by way of disbursement to the Payment Agent, for further distribution to the Seller Representative Fund and/or the Buyer, as applicable, in accordance with the Payment Agent Agreement.

3.2.

WSP Holdback. Not later than two Business Days after the date that the Seller Representative and Buyer provide the Escrow Agent with the WSP Amendment duly executed by WSP, the Seller Representative and Buyer shall jointly instruct the Escrow Agent to pay to the Payment Agent the WSP Holdback Amount; provided, however, that notwithstanding the foregoing, if the Escrow Agent has not received the WSP Amendment by the date that is twenty four (24) months following the Closing Date, then within two Business Days after such date the Seller Representative and Buyer shall jointly instruct the Escrow Agent to pay to Buyer the WSP Holdback Amount from the Cash Escrow Amount. Any such payment as detailed above shall be made by the Escrow Agent by way of disbursement to the Payment Agent, for further distribution to the to the Equityholders in accordance with the Proceeds Allocation Schedule.

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4.

Assignment of Cash Escrow. Except as expressly set forth in this Agreement, the interest of the parties in the Cash Escrow Amount shall not be assignable or transferable, other than by Buyer to any entity to which Buyer assigns the Share Purchase Agreement in accordance with its terms concurrently with such assignment. No party shall pledge, grant a lien or other security interest, grant an option or otherwise encumber any portion or interest in the Cash Escrow Amount shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise), and shall not be subject to sale under execution, attachment, levy or similar process, except with the prior written consent of Buyer and Seller Representative. Any assignment, transfer or encumbrance of an interest in the Cash Escrow in violation of this Section 4 shall be void.

5.

Investment of Cash Escrow Amount. The Escrow Agent shall invest and reinvest the Cash Escrow Amount in a U.S. Dollar linked escrow account with funds available for withdrawal on a weekly or monthly basis as may be instructed by a joint written instruction from Buyer and the Seller Representative from time to time (and if no instruction is given, funds shall be available for withdrawal on a weekly basis). All interest and other income earned on such funds shall be added to and shall become part of the Escrow Fund. The Escrow Agent shall not be responsible for any loss suffered in connection with any investment of funds made by it pursuant hereto or in connection with the liquidation of any such investment prior to its maturity other than in cases of bad faith, material breach of this Agreement, gross negligence, fraud or willful misconduct of the Escrow Agent.

6.	Termination. This Agreement shall terminate upon the release by the Escrow Agent, in accordance with the provisions hereof, of the entire Escrow Fund.
7.

No Creditor Rights. No creditor of Buyer, the Company, the Escrow Agent or the Seller Representative will have any rights in or to the Escrow Fund. The Escrow Agent further expressly waives any lien, encumbrance or right of set-off whatsoever that the Escrow Agent may be otherwise entitled to under applicable Law with respect to Escrow Fund deposited with the Escrow Agent hereunder by reason of any compensation or indemnification owed to the Escrow Agent.

8.	Matters Relating to the Escrow Agent.

8.1.

The Escrow Agent undertakes to perform such duties as are expressly set forth herein. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement (including the Share Purchase Agreement) to which Buyer, the Company or the Seller Representative is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from Buyer, the Company or the Seller Representative or any Person acting on their behalf. Unless otherwise determined in this Agreement, the Escrow Agent shall not be bound by any notice of a claim, or demand with respect thereto, or any waiver, modification, amendment, termination, cancellation, or revision of this Agreement and/or the Share Purchase Agreement, unless such notice is in writing, signed by Buyer and the Seller Representative, and delivered to the Escrow Agent pursuant to Section 9, and, if the Escrow Agent’s duties as an Escrow Agent hereunder are affected, unless the Escrow Agent shall have given its prior written consent thereto, which consent shall not be unreasonably withheld or delayed.

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8.2.

The Escrow Agent shall be entitled to conclusively rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder and reasonably believed by it to be genuine and to have been signed and presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity or accuracy of any such document. The Escrow Agent shall be under no duty to solicit the Cash Escrow Amount. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its reasonable opinion, conflict with any of the provisions of this Agreement and/or the Share Purchase Agreement, it shall be entitled to refrain in its sole discretion from taking any action other than to retain possession of the Cash Escrow Amount, unless Escrow Agent receives written instructions, signed by Buyer and the Seller Representative, which eliminates such uncertainty or conflict. The foregoing shall not derogate from Escrow Agent’s ability to consult with legal counsel pursuant to Section 8.3 below.

8.3.

To the extent reasonably necessary to perform its duties hereunder, the Escrow Agent may consult with outside legal counsel of its own choosing and the reasonable out-of-pocket expense of such counsel shall be borne equally by Buyer, on the one hand, and the Seller Representative (on behalf of the Sellers), on the other hand, as to any matter relating to this Agreement, and the Escrow Agent shall not incur any liability for any action taken or omitted by it in good faith and in accordance with any advice from such counsel.

8.4.

Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all the business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Agreement without further action upon 30 days’ prior written notice to the Seller Representative and Buyer, and so long as permitted, as applicable, under the Israeli 102 Tax Ruling, the Interim Options Ruling then in effect, the Interim 104H Ruling or the Israeli 104H Tax Ruling.

8.5.

Escrow Agent may resign and be discharged from its duties hereunder at any time by giving 30 days’ prior written notice of such resignation to Buyer and the Seller Representative; provided that such resignation shall not be effective unless and until a successor escrow agent shall have been appointed and shall have accepted such appointment in writing (and the ITA has approved such resignation and successor agent). Buyer and the Seller Representative may remove Escrow Agent at any time by giving 30 calendar days’ prior joint written notice to Escrow Agent. Upon such notice, a successor escrow agent shall be appointed jointly by Buyer and the Seller Representative, who shall provide written notice of such to the resigning Escrow Agent. Such successor escrow agent shall become the escrow agent hereunder upon the resignation or removal date specified in such notice. If Buyer and the Seller Representative are unable to agree upon a successor escrow agent within 30 days after such notice, the Escrow Agent may, in its sole discretion, petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief. The reasonable and out-of-pocket costs and expenses (including its reasonable outside attorneys’ fees) incurred by Escrow Agent in connection with such proceeding shall be borne equally by Buyer, on the one hand, and the Seller Representative (on behalf of the Sellers), on the other hand. Upon receipt of the written acceptance of its appointment from the successor escrow agent, Escrow Agent shall deliver the Cash Escrow Amount then held hereunder to the successor Escrow Agent. Upon its resignation and delivery of the Cash Escrow as set forth in this Section 8.5, Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the Cash Escrow Amount or this Agreement.

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8.6.

The Escrow Agent shall be entitled to payment for the service fees set forth in Exhibit B attached hereto, which fees and expenses shall be borne by Buyer. Buyer and the Seller Representative (on behalf of the Sellers), severally and not jointly, in equal portions, shall reimburse the Escrow Agent (i) upon request for all reasonable expenses, disbursements and advances, including overnight delivery service charges, paid or incurred by it in the administration of its duties hereunder and (ii) for all reasonable attorneys’ fees paid or incurred by it in connection with carrying out its duties hereunder.

8.7.

Buyer and the Seller Representative (solely in its capacity as the Seller Representative on behalf of the Sellers and not in its individual capacity) shall severally and not jointly, in equal portions, indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or reasonable expense directly incurred by the Escrow Agent arising out of its carrying out its duties hereunder, other than as incurred by reason of the Escrow Agent’s bad faith, material breach of this Agreement, gross negligence, fraud or willful misconduct. In no case shall Buyer or the Seller Representative be liable with respect to any claim brought by any third party against the Escrow Agent unless the Escrow Agent shall have notified Buyer and the Seller Representative in writing (in accordance with the notice provisions set forth herein) of the assertion of a claim against the Escrow Agent or of any action commenced against it, promptly after the Escrow Agent shall have received notice of any such assertion of a claim or been served with the summons or other first legal process giving information as to the nature and basis of the claim. Buyer shall have the right, at its election, to assume the defense of any such claim or proceeding at its discretion. In the event that Buyer assumes such defense, Buyer shall not thereafter be liable for the fees and expenses of any additional counsel that the Escrow Agent retains. The Escrow Agent agrees that it shall not settle any litigation in connection with any claim or liability with respect to which it may seek indemnification from Buyer or the Seller Representative without the prior written consent of Buyer and the Seller Representative.

8.8.

In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except to the extent that a court of competent jurisdiction finally determines that the Escrow Agent’s bad faith, material breach of this Agreement, gross negligence, fraud or willful misconduct was the cause of a loss to the Buyer or the Seller Representative. The Escrow Agent shall not incur any liability hereunder for delays or failures in performance resulting from acts of God, fire, floods, strikes or other disasters reasonably beyond its control.

8.9.

Notwithstanding anything in this Agreement to the contrary, in no event shall any party hereto be liable to any other party for any special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if such party has been advised of the likelihood of such loss or damage and regardless of the form of action.

	8.10.	The Escrow Agent shall act in its capacity as an escrow agent solely in accordance with the terms of this Agreement.
9.

Notices. All notices and other communications under this Agreement shall be in writing, shall be given or made by delivery in person (and shall be deemed to have been duly received upon such delivery), by overnight courier service (and shall be deemed to have been duly given two days after delivery to the courier service), by facsimile or email (and shall be deemed to have been duly received after receipt by the sender of facsimile, email or telephone confirmation of complete transmission), or by registered or certified mail (postage prepaid, return receipt requested) (and shall be deemed to have been duly received 5 days after delivery to the mail service) to the respective parties at the following addresses (or to such other address or contact details as a party may have specified by notice given to the other parties pursuant to this Section 10, provided, however, that any notice of change of address or contact details shall only be valid upon actual receipt):

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If to Seller Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, Colorado, USA 80202

Attention: Managing Director

E-Mail: deals@srsacquiom.com

If to Buyer, to:

Rekor Systems, Inc.

7172 Columbia Gateway Drive, Suite 400

Columbia, MD 21046

USA

Attn: Eyal Hen

Email: ehen@rekor.ai

with copies (which shall not constitute notice to Buyer) to:

Crowell & Moring LLP

1001 Pennsylvania Avenue, NW

Washington, DC 20004-2595

USA

Attention: Lex Eley

Email: leley@crowell.com

If to Escrow Agent, to:

ESOP Management and Trust Services Ltd.

Efal 25 St., Petha Tikva,

4951125, Israel

Telephone: +972-3-5757088

Facsimile: +972-3-7602636

Attention: Sarit Foox

Email: sarit@esop.co.il; main@esop.co.il

10.

Required Information. Upon execution of this Agreement, each of Buyer and the Seller Representative shall provide to the Escrow Agent (i) a duly completed and executed “Required Information” statement in the form attached hereto as Exhibit C, (ii) a copy of its certificate of incorporation or certificate of formation, as applicable, and (iii) a duly completed and executed U.S. tax form (for example, Form W-8 or Form W-9), as applicable.

11.

Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Israel applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of Laws provisions thereof). By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the courts located in Tel Aviv-Jaffa, Israel for the purpose of resolving any and all disputes arising under this Agreement.

12.

Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, relating thereto (with no concession being made as to the existence of any such agreements and understandings).

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13.

Assignment. This Agreement and the rights and obligations hereunder of parties hereto may not be assigned except with the prior written consent of the other parties hereto, other than by Buyer to any entity to which Buyer assigns the Share Purchase Agreement in accordance with its terms and concurrently with such assignment. This Agreement shall be binding upon and inure to the benefit of each party’s respective successors and permitted assigns. Except as expressly provided herein, no other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement is intended to be for the sole benefit of the parties hereto (and, solely through the Seller Representative pursuant to the terms and conditions hereof, to the Sellers), and subject to the provisions of this Section 13 their respective successors and permitted assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any other Person.

14.

Amendments. This Agreement may not be amended, supplemented or otherwise modified without the prior written consent of the parties hereto, in which case any such amendment, supplement or modification will be binding upon all parties hereto and on the Sellers.

15.

Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

16.

Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

17.

Specific Performance. The parties hereto acknowledge and agree that the breach of this Agreement would cause irreparable damage to the parties and that the parties may not have an adequate remedy at law. Therefore, the obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.

18.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same instrument, it being understood that all parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile transmission or by electronic delivery in .pdf format or the like shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

19.

Authorized Persons. For purposes of sending and receiving instructions or directions hereunder, all such instructions or directions shall be, and Escrow Agent may conclusively rely upon such instructions or directions, delivered, and executed by representatives of the Buyer or the Seller Representative, as applicable, designated on Exhibit D-1 or Exhibit D-2 attached hereto and made a part hereof (each such representative, an “Authorized Person”) which such designation shall include specimen signatures of such representatives, as such Exhibit D-1 or Exhibit D-2 may be updated from time to time.

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20.

Confidentiality. The Escrow Agent shall, both during the term of this Agreement and thereafter, hold any confidential information of other parties hereto in strict confidence and will not disclose or make such information available in any form to any third party or use such information for any purposes other than the implementation of this Agreement. This confidentiality obligation shall not include: (i) information, which is publicly known or becomes publicly known without the breach of the confidentiality obligation by the Escrow Agent hereunder, or (ii) information, which is required by applicable Law to be disclosed by the Escrow Agent.

21.

Conflict with Share Purchase Agreement. As between the Buyer and the Seller Representative, if any term of this Agreement conflicts in any way with any term of the Share Purchase Agreement, then the term of the Share Purchase Agreement shall prevail, in each case to the extent permitted under applicable Law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be duly executed as of the date first above written.

Rekor Systems, Inc.
By:
Name:
Title:

[Signature Page to Escrow Agreement]

ESOP MANAGEMENT AND TRUST SERVICES LTD

By:
Name:
Title:

[Signature Page to Escrow Agreement]

Shareholder Representative Services LLC, solely in its capacity as Seller Representative

By:
Name:
Title:

ANNEX I

PROCEEDS ALLOCATION SCHEDULE

[Omitted]